                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                                      Chapter 11

KCS                                                         Case No. 00-0028 (PJW) and
ENERGY, INC., PROLIQ, INC., KCS
ENERGY MARKETING, INC., KCS                                 Case Nos. 00-0310 (PJW) through
RESOURCES, INC. A/K/A KCS MOUNTAIN                          00-0318 (PJW)
RESOURCES, INC., KCS MEDALLION
RESOURCES, INC., MEDALLION CALIFORNIA                       JOINTLY ADMINISTERED
PROPERTIES, INC., MEDALLION GAS
SERVICES, INC., KCS ENERGY SERVICES,
INC., KCS MICHIGAN RESOURCES, INC. AND
NATIONAL ENERDRILL CORP.,

Debtors.
-----------------------------------------------------------




                       FOURTH AMENDED DISCLOSURE STATEMENT
             FOR DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP                                      THE BAYARD FIRM
767 Fifth Avenue                                                222 Delaware Avenue, Suite 900
New York, New York  10153                                       Wilmington, Delaware  19899
(212) 310-8000                                                  (302) 655-5000
Attorneys for Debtors and                                       Attorneys for Debtors and
Debtors in Possession                                           Debtors in Possession

                             INTRODUCTORY STATEMENT

              THIS JOINT DISCLOSURE STATEMENT UNDER SECTION 1125 OF THE BANKRUPTCY CODE WITH RESPECT TO THE DEBTORS' JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (THE "DISCLOSURE STATEMENT") CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (THE "PLAN"), AND OTHER DOCUMENTS RELATING TO THE PLAN. WHILE THE DEBTORS BELIEVE THESE SUMMARIES PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. IF ANY INCONSISTENCIES EXIST BETWEEN THE TERMS AND PROVISIONS OF THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR OTHER DOCUMENTS DESCRIBED THEREIN, THE TERMS AND PROVISIONS OF THE PLAN AND OTHER DOCUMENTS ARE CONTROLLING. EACH HOLDER OF AN IMPAIRED CLAIM OR AN IMPAIRED EQUITY INTEREST SHOULD REVIEW THE ENTIRE PLAN AND ALL RELATED DOCUMENTS AND SEEK THE ADVICE OF ITS OWN COUNSEL BEFORE VOTING WHETHER TO ACCEPT OR REJECT THE PLAN.

              THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON BY ANY PERSON OR ENTITY FOR ANY PURPOSE OTHER THAN BY HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. NOTHING CONTAINED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION OF THE DEBTORS OR ON HOLDERS OF CLAIMS OR EQUITY INTERESTS.

              NO PARTY IS AUTHORIZED BY THE DEBTORS TO PROVIDE ANY INFORMATION WITH RESPECT TO THE DEBTORS, THE PLAN, THE DEBTORS' ANTICIPATED FINANCIAL POSITION OR OPERATIONS AFTER CONFIRMATION OF THE PLAN, OR THE VALUE OF THE DEBTORS' BUSINESSES AND PROPERTIES OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO THE DEBTORS, THE DEBTORS HAVE PROVIDED THE INFORMATION IN THIS DISCLOSURE STATEMENT.

              CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING PROJECTIONS AND FORECASTS BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR

OBLIGATION OF THE DEBTORS OR WILL CONFER UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER.

              EXCEPT AS OTHERWISE NOTED HEREIN, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR THAT THE DEBTORS WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

                               TABLE OF CONTENTS

                                                                                                               PAGE


I.       INTRODUCTION............................................................................................1

II.      NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS........................................................1

         A.       General........................................................................................1

         B.       Voting.........................................................................................3

         C.       Voting Record Date.............................................................................3

         D.       Ballots........................................................................................3

         E.       Voting Deadline................................................................................3

         F.       Confirmation Hearing and Objection Deadline....................................................4

III.     OVERVIEW OF PLAN........................................................................................4

IV.      GENERAL INFORMATION.....................................................................................5

         A.       Overview of the Debtors' Business..............................................................5

         B.       Organizational Structure of the Debtors........................................................6

         C.       Oil and Gas Exploration and Production.........................................................7

                  1.       Development and Production Activities.................................................7

                  2.       Volumetric Production Payment Program.................................................7

         D.       Oil and Gas Properties.........................................................................8

         E.       Dramatic Increase in Oil and Gas Prices Since Commencement Date...............................10

         F.       Hedging Activities............................................................................11

         G.       Selected Financial Information................................................................12

         H.       The Debtors' Significant Debt Obligations.....................................................12

                  1.       The Resources Facility...............................................................12

                  2.       The Medallion Facility...............................................................12

                  3.       The Senior Notes.....................................................................13

                  4.       The Senior Subordinated Notes........................................................13

V.       THE DEBTORS' CHAPTER 11 CASES..........................................................................13

         A.       Events Preceding the Filing of the Chapter 11.................................................13

                  1.       Brief History of Debtors' Operations.................................................13

                  2.       Disappointing Results in Manderson Field and Drop in Oil and Gas Prices Led to
                           Defaults Under the Credit Facilities.................................................14

                  3.       Forbearance Agreements with Bank Lenders.............................................15

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                                      i


                               TABLE OF CONTENTS
                                  (CONTINUED)

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
                  4.       Efforts to Improve Financial Condition...............................................16

                  5.       Negotiation of the Restructuring.....................................................17

         B.       Events During the Chapter 11 Cases............................................................17

                  1.       Commencement of the Chapter 11 Cases and "First Day" Motions and Orders..............17

                           a.       Use of Cash Collateral......................................................17

                           b.       Payment of Prepetition Employee Compensation, Benefits, Expenses and
                                    Related Items...............................................................18

                           c.       Payment of Certain Prepetition Claims in the Ordinary Course................18

                           d.       Cash Management.............................................................18

                           e.       Retention of Professionals..................................................19

                           f.       Joint Administration of the Chapter 11 Cases................................19

                           g.       Extension of Time to File Statements of Financial Affairs and
                                    Schedules of Assets, Liabilities, Executory Contracts and Unexpired
                                    Leases......................................................................19

                           h.       Extension of Time to Assume or Reject Non-Residential Real Property
                                    Leases......................................................................20

                           i.       Interim Compensation and Reimbursement of Chapter 11 Professionals
                                    and Committee Members.......................................................20

                  2.       Other Material Matters...............................................................20

                  3.       Other Material Motions and Orders....................................................21

                           a.       Permission to Assume Gas Trading Agreements.................................21

                           b.       Payment of Employee Bonuses Related to Debtors' Incentive Award
                                    Program.....................................................................21

                           c.       The First Impairment Motion.................................................21

                           d.       The Second Impairment Motion................................................22

                           e.       The Third Impairment Motion.................................................23

                           f.       Exclusivity.................................................................23

                  4.       Exit Facility Commitment.............................................................24

                  5.       No Bar Date Fixed in These Chapter 11 Cases..........................................24

VI.      THE PLAN OF REORGANIZATION.............................................................................24

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                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                               PAGE
         A.       Classification and Treatment of Claims and Equity Interests Under the Plan....................25

                  1.       Classification.......................................................................25

                  2.       Administrative Expense Claims........................................................25

                  3.       Professional Compensation and Reimbursement Claims...................................26

                  4.       Priority Tax Claims..................................................................26

                  5.       Other Priority Claims (Class 1)......................................................26

                  6.       Secured Bank Claims (Class 2)........................................................27

                  7.       Other Secured Claims (Class 3).......................................................28

                  8.       Senior Notes Claims (Class 4)........................................................28

                  9.       Senior Subordinated Notes Claims (Class 5)...........................................29

                  10.      General Unsecured Claims (Class 6)...................................................30

                  11.      KCS Common Stock Equity Interests (Class 7)..........................................30

                  12.      Employee and Director Stock Option Plans Equity Interests (Class 8)..................31

         B.       Identification of Classes of Claims and Interests Impaired; Acceptance or Rejection of
                  Plan of Reorganization........................................................................31

         C.       Means of Implementing Plan....................................................................31

                  1.       Secured Bank Renewal Notes...........................................................31

                  2.       Issuance of New Securities...........................................................31

                  3.       Cancellation of Existing Securities and Agreements...................................32

                  4.       Corporate Action.....................................................................32

                           a.       Board of Directors of Reorganized Debtors...................................32

                           b.       Officers of the Reorganized Debtors.........................................32

                           c.       Liquidity Provisions........................................................32

                  5.       Rights Offering......................................................................33

                  6.       Confirmation Under Section 1129(b) of the Bankruptcy Code............................33

         D.       Summary of Certain Other Provisions of the Plan...............................................33

                  1.       Provisions Governing Distributions...................................................33

                           a.       Date of Distributions.......................................................33

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                               TABLE OF CONTENTS
                                  (CONTINUED)

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
                                                                                                               PAGE
                           b.       Distribution Record Date for Holders of Senior Notes and Senior
                                    Subordinated Notes Claims...................................................33

                           c.       Surrender of Instruments....................................................34

                           d.       Compensation of Professionals and the Indenture Trustees' Fees..............34

                           e.       Delivery of Distributions...................................................34

                           f.       Manner of Payment Under the Plan............................................35

                           g.       Fractional Shares...........................................................35

                           h.       Setoffs and Recoupment......................................................35

                           i.       Distributions After Effective Date..........................................35

                           j.       Exculpation.................................................................35

                           k.       Allocation Relating to Senior Subordinated Notes............................36

                           l.       Change of Control...........................................................36

                           m.       Retention of Causes of Action...............................................36

                  2.       Procedures for Treating Disputed Claims Under Plan of Reorganization.................36

                           a.       Disputed Claims.............................................................36

                                    (i)     Process.............................................................36

                                    (ii)    Tort Claims.........................................................37

                           b.       Objections to Claims........................................................37

                           c.       No Distributions Pending Allowance..........................................37

                           d.       Distributions After Allowance...............................................37

                  3.       Provisions Governing Executory Contracts and Unexpired Leases........................38

                  4.       Conditions Precedent to Effective Date...............................................38

                           a.       Conditions Precedent to Effective Date of Plan..............................38

                                    (i)     Confirmation Order..................................................38

                                    (ii)    Secured Bank Renewal Notes..........................................38

                                    (iii)   Regulatory Approvals................................................38

                           b.       Waiver of Conditions Precedent..............................................38

                  5.       Effect of Confirmation...............................................................38

                           a.       Vesting of Assets...........................................................38


                                      iv


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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                           b.       Binding Effect..............................................................39

                           c.       Discharge of Debtors........................................................39

                           d.       Term of Injunctions or Stays................................................39

                           e.       Indemnification Obligations.................................................39

                           f.       Limited Release.............................................................40

                  6.       Retention of Jurisdiction............................................................40

                  7.       Miscellaneous Provisions.............................................................40

                           a.       Payment of Statutory Fees...................................................40

                           b.       Retiree Benefits............................................................40

                           c.       Benefit Plans...............................................................40

                           d.       Administrative Expenses Incurred After the Confirmation Date................41

                           e.       Compliance with Tax Requirements............................................41

                           f.       Severability of Plan Provisions.............................................41

                           g.       Governing Law...............................................................41

                           h.       Notices.....................................................................41

VII.     DIRECTORS, OFFICERS AND OWNERSHIP OF REORGANIZED DEBTORS...............................................42

         A.       Boards of Directors of Reorganized Debtors....................................................42

                  1.       Identities and Compensation..........................................................42

                  2.       Biographies of Directors.............................................................43

         B.       Management....................................................................................44

                  1.       Identities and Compensation..........................................................44

                  2.       Biographies of Senior Management.....................................................44

         C.       Security Ownership............................................................................45

         D.       New Employee and Director Stock Options.......................................................46

VIII.    SECURITIES TO BE ISSUED PURSUANT TO PLAN...............................................................46

         A.       Reorganized KCS Convertible Preferred Stock...................................................46

         B.       New Employee and Director Stock Options.......................................................46

IX.      SECURITIES LAW MATTERS.................................................................................46

X.       CERTAIN FACTORS TO BE CONSIDERED.......................................................................49

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
         A.       Variances from Projections....................................................................50

         B.       Volatile Nature of Oil and Gas Markets; Fluctuations in Prices................................50

         C.       Risks of Hedging Transactions.................................................................51

         D.       Dependence on Acquiring and Finding Additional Reserves.......................................51

         E.       Exploration and Development Risks.............................................................51

         F.       Substantial Capital Requirements..............................................................51

         G.       Acquisition Risks.............................................................................52

         H.       Marketing Risks...............................................................................52

         I.       Operating Risks...............................................................................52

         J.       Uncertainty of Estimates of Oil and Gas Reserves and Future Net Cash Flows....................53

         K.       Financing Requirements and Restrictions.......................................................54

         L.       Change of Control.............................................................................54

         M.       Absence of Public Market......................................................................55

         N.       Effective Subordination of the Senior Notes and Reorganized KCS Convertible Preferred
                  Stock.........................................................................................56

         O.       Competitive Industry..........................................................................56

         P.       Governmental Regulations......................................................................56

         Q.       Pending Litigation and Other Legal Proceedings................................................57

         R.       Certain Tax Matters...........................................................................57

XI.      VOTING PROCEDURES AND REQUIREMENTS.....................................................................57

         A.       Classes Entitled to Vote Under the Plan.......................................................57

         B.       Voting Requirements...........................................................................57

         C.       Acceptance by Classes of Claims or Equity Interests...........................................58

XII.     CONFIRMATION OF THE PLAN...............................................................................58

         A.       Confirmation Hearing..........................................................................58

         B.       Requirements for Confirmation of the Plan.....................................................59

                  1.       Fair and Equitable Test..............................................................59

                           a.       Secured Claims..............................................................59

                           b.       Unsecured Claims............................................................60


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                               TABLE OF CONTENTS
                                  (CONTINUED)

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
                           c.       Equity Interests............................................................60

                  2.       Feasibility..........................................................................60

                  3.       "Best Interests" Test................................................................61

XIII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..............................................62

         A.       Liquidation Under Chapter 7...................................................................62

         B.       Alternative Plan of Reorganization............................................................63

XIV.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN....................................................63

         A.       Introduction..................................................................................63

         B.       Consequences to Holders of Claims.............................................................64

                  1.       Realization and Recognition of Gain or Loss in General...............................64

                  2.       Holders of Allowed Administrative Expense Claims (Unclassified) and
                           Professional Compensation and Reimbursement Claims (Unclassified)....................65

                  3.       Holders of Other Priority Claims (Class 1) and Other Secured Claims (Class 3)........65

                  4.       Holders of Secured Bank Claims (Class 2).............................................65

                  5.       Holders of Reinstated Senior Notes (Class 4).........................................66

                  6.       Holders of Senior Subordinated Notes Claims (Class 5)................................66

                  7.       Holders of Allowed General Unsecured Claims (Class 6)................................67

                  8.       Holders of KCS Common Stock Equity Interests (Class 7)...............................67

                  9.       Holders of Employee and Director Stock Option Plans Equity Interests (Class 8).......67

                  10.      Withholding..........................................................................67

         C.       Consequences to Debtors or Reorganized Debtors................................................67

                  1.       Discharge-of-Indebtedness Income Generally...........................................67

                  2.       Utilization of Net Operating Loss Carryovers.........................................68

                  3.       Consolidated Return Items............................................................69

                  4.       Alternative Minimum Tax..............................................................69

XV.      CONCLUSION AND RECOMMENDATION..........................................................................69




                                       I.

                                  INTRODUCTION

              On January 5, 2000, certain entities filed an involuntary petition for relief against KCS Energy, Inc. ("KCS") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On January 18, 2000 (the "Commencement Date"), the Bankruptcy Court entered an order for relief under chapter 11 of the Bankruptcy Code against KCS. Also on the Commencement Date, Proliq, Inc.; KCS Energy Marketing, Inc.; KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc.; KCS Medallion Resources, Inc.; Medallion California Properties, Inc.; Medallion Gas Services, Inc.; KCS Energy Services, Inc.; KCS Michigan Resources, Inc., and National Enerdrill Corporation (collectively, together with KCS, the "Debtors") filed separate voluntary petitions under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered under Case No. 00-0028 (PJW) and Case Nos. 00-0310 (PJW) through 00-0318 (PJW). Since the Commencement Date, the Debtors have continued to operate their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

              Also on the Commencement Date, the Debtors filed their initial Disclosure Statement with the Bankruptcy Court for approval in connection with the solicitation of acceptances and rejections with respect to the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as currently amended, the "Plan"). Amended versions of the Disclosure Statement were filed on January 28, 2000, March 7, 2000, March 24, 2000 and October 20, 2000. By order dated October 25, 2000, the Bankruptcy Court approved this Disclosure Statement as containing adequate information to enable holders of Claims against or Equity Interests in the Debtors whose votes are being solicited to make an informed judgment whether to accept or reject the Plan. A copy of the Plan is annexed hereto as Exhibit A. Unless otherwise defined herein, capitalized terms used herein will have the same meanings ascribed to them in the Plan.

                                      II.

                NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

A.     GENERAL

              The purpose of this Disclosure Statement is to enable the holders of Claims against or Equity Interests in the Debtors authorized to vote on the Plan to make informed decisions in voting whether to accept or reject the Plan. All holders of Claims and Equity Interests should read this Disclosure Statement in its entirety. No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In considering how to vote, no holder of a Claim or Equity Interest or any other party should rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan, and the Plan Supplement, except as otherwise approved by the Bankruptcy Court.

              All persons receiving this Disclosure Statement and the Plan attached hereto are urged to review fully the provisions of the Plan and all other exhibits attached hereto, in addition to reviewing the text of this Disclosure Statement. This Disclosure Statement is not intended to replace careful review and analysis of the Plan. Rather, it is submitted as an aid in your review of the Plan and in an effort to explain the terms and implications of the Plan. Every effort has been made to explain fully the various aspects of the Plan as it affects all holders of Claims and Equity Interests. However, to the extent any questions arise, the Debtors urge you to seek independent legal advice.

              In reviewing this Disclosure Statement, please keep in mind the following:

       1. The approval by the Bankruptcy Court of this Disclosure Statement does not constitute an endorsement by the Bankruptcy Court of the Plan or a guarantee of the accuracy and completeness of the information contained herein.

       2. There has been no independent audit of the financial information contained in this Disclosure Statement and no fairness opinion has been obtained regarding the value of the assets and the amount of the liabilities. The factual information regarding the Debtors and their assets and liabilities has been derived from the Debtors' internal documents and available public records. While every effort has been made by the Debtors to provide accurate information herein, the Debtors, and their respective legal and financial advisors, cannot and do not warrant or represent that the information contained in this Disclosure Statement is without any inaccuracy.

       3. Certain of the statements contained in this Disclosure Statement or in exhibits attached hereto are forward looking projections and forecasts based on certain estimates and assumptions. There can be no assurance that such statements will reflect actual outcomes. You should carefully review and consider Section X below, entitled "Certain Factors to Be Considered" before voting to accept or reject the Plan.

       4. This Disclosure Statement has not been approved or disapproved by the Securities and Exchange Commission or any securities regulatory authority of any state, nor has the Securities and Exchange Commission or any securities regulatory authority of any state passed upon the accuracy or adequacy of the statements contained herein.

       5. The description herein of the Plan is a summary only. Holders of Claims and Equity Interests authorized to vote on the Plan are urged to review the entire Plan, the exhibits thereto and the Plan Supplement before casting their votes. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control.

       6. Except as set forth in this Disclosure Statement, the Plan, the Exhibits and Plan Supplement, no representations concerning the Debtors, their assets, past or future business operations, or the Plan are authorized, nor are any such representations to be relied upon in arriving at a decision with respect to the Plan. Any representations made to secure acceptance or rejection of the Plan other than as contained in this Disclosure Statement should be reported to counsel for the Debtors.

B.     VOTING

              Only holders of Claims or Equity Interests in Classes 2, 5, 6 and 7 are authorized to vote on the Plan. Pursuant to the provisions of the Bankruptcy Code, generally only those classes of claims or equity interests that are (i) "impaired" by a chapter 11 plan and (ii) entitled to receive a distribution under such a plan are entitled to vote on a chapter 11 plan. In the Chapter 11 Cases, only the Claims and Equity Interests in Classes 2, 5, 6 and 7 are impaired by and entitled to receive a distribution under the Plan and, therefore, are entitled to vote to accept or reject the Plan. Classes 1, 3 and 4 and the holders of Claims in such Classes, are unimpaired, are conclusively presumed to have accepted the Plan and thus are not entitled to vote on the Plan. The holders of Equity Interests in Class 8 will not receive a distribution under the Plan and, therefore, are deemed to have rejected the Plan and thus are not entitled to vote to accept or reject the Plan.

C.     VOTING RECORD DATE

              The record date for determining the holders of Claims and Equity Interests that may vote on the Plan is October 20, 2000 (the "Voting Record Date").

D.     BALLOTS

              In certain instances, accompanying this Disclosure Statement is a ballot ("Ballot") for casting your vote(s) on the Plan. A pre-addressed envelope for the return of the Ballot may also be enclosed. As noted above, Ballots for acceptance or rejection of the Plan are being provided only to holders of Claims or Equity Interests in Classes 2, 5, 6 and 7 because they are the only holders of Claims or Equity Interests that may vote to accept or reject the Plan. If you are the holder of a Claim or Equity Interest in Class 2, 5, 6 or 7 and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you have any questions regarding the voting procedures in respect of the Plan, please contact the Voting Agent at The Altman Group, Inc., 60 East 42nd Street, Suite 1241, New York, New York 10165; phone: (212) 681-9600; fax: (212)
681-1383.

              After carefully reviewing this Disclosure Statement and the exhibits attached hereto, please indicate your vote with respect to the Plan on the enclosed Ballot and return it pursuant to the instructions provided on the Ballot.

E.     VOTING DEADLINE

              In order to be counted, Ballots must be received by The Altman Group, 60 East 42nd Street, Suite 1241, New York, New York 10165, by 10:00 p.m. (Eastern Time) on January 5, 2001 (the "Voting Deadline"). Beneficial owners of securities that receive a return envelope addressed to their bank or broker (or its agent) must return their Ballot in sufficient time for the bank, broker or agent to process it and submit the vote to The Altman Group before the Voting Deadline. Any executed Ballots that are received timely but do not indicate either an acceptance or rejection of the Plan will be deemed to constitute an acceptance of the Plan. Further information regarding voting procedures is contained in Section XI of this Disclosure Statement.

F.     CONFIRMATION HEARING AND OBJECTION DEADLINE

              By order dated October 25, 2000, the Bankruptcy Court fixed January 30, 2001 commencing at 9:30 a.m. (Eastern Time) and continuing on January 31, 2001, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Sixth Floor, Wilmington, Delaware 19801, as the date, time and place of the hearing to consider confirmation of the Plan, and January 5, 2001 at 4:00 p.m. (Eastern Time), as the deadline for filing objections to confirmation of the Plan. The hearing on confirmation of the Plan may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof.

                                      III.

                                OVERVIEW OF PLAN

              The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, please refer to Section VI below. The Plan is a joint plan of reorganization for each of the Debtors.

              The Plan provides that the Reorganized Debtors will remain in business with a reorganized capital structure. Funding for the Reorganized Debtors will be provided pursuant to a renewal, extension and amendment to the existing secured Resources Facility and Medallion Facility. Allowed Other Secured Claims will be paid in full on the Effective Date or reinstated. Allowed General Unsecured Claims will be paid in full in Cash without interest 90 days after the Effective Date. Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims, Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in full.

              The holders of Senior Notes will receive Cash in the amount of all accrued and unpaid interest (at the non-default rate) on such notes as of the last scheduled interest payment date prior to the Effective Date. In addition, the Senior Notes and Senior Indenture will be reinstated.

              Each holder of a Senior Subordinated Note will receive one share of Reorganized KCS Convertible Preferred Stock with a liquidation preference and stated value of $1000 plus accrued interest in respect of such note as of the Effective Date for every $1000 in principal amount of such note. The Reorganized KCS Convertible Preferred Stock will bear a fixed, preferred dividend of 7.50% per annum and will be convertible into shares of Reorganized KCS Common Stock representing approximately 32.37% of such common stock. The ownership interest of holders of Reorganized KCS Convertible Preferred Stock upon conversion of such stock into Reorganized KCS Common stock may be diluted by the exercise of options granted under the New Employee and Director Stock Option Plan. In addition, the liquidation preference will be effective in the event of a sale of all or substantially all of the assets of Reorganized KCS.

              The terms of the Reorganized KCS Convertible Preferred Stock have been designed to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, equal to the Allowed amount of such Claims. The value of the distribution to holders of Allowed Senior Subordinated Notes Claims is based, in part, on the valuation of the Reorganized Debtors annexed hereto as Exhibit G. The valuation of the Reorganized Debtors may be adjusted prior to the Confirmation Date by result of, among other things, discovery of additional reserves through the Debtors' ongoing exploration program. If the Bankruptcy Court determines a different valuation of the proposed distribution to holders of Allowed Senior Subordinated Notes Claims, the dividend rate on the Reorganized KCS Convertible Preferred Stock will be adjusted in order to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, equal to the Allowed amount of such Claims.

              Additional details of the terms of the Reorganized KCS Convertible Preferred Stock, including conversion rights, ranking, redemption and voting rights, will be substantially the same as the terms set forth in the Summary of Reorganized KCS Convertible Preferred Stock Terms, annexed hereto as Exhibit B.

              The holders of KCS Common Stock Equity Interests will retain their Pro Rata Share of 29,265,810 shares of Common Stock which will constitute 100% of the authorized, issued and outstanding common shares of Reorganized KCS on the Effective Date. The KCS Common Stock Equity Interests' Pro Rata Share of the authorized, issued and outstanding shares of Reorganized KCS Common Stock will be diluted if the Reorganized KCS Convertible Preferred Stock is converted. Assuming full conversion of Reorganized KCS Convertible Preferred Stock into Reorganized KCS Common Stock, the dilution will result in holders of KCS Common Stock Equity Interests retaining approximately 67.63% of the authorized, issued and outstanding shares of Reorganized KCS. The ownership interest of holders of KCS Common Stock Equity Interests also may be diluted by the exercise of options granted under the New Employee and Director Stock Option Plan.

              All outstanding options to acquire shares of KCS Common Stock will be cancelled and the holders thereof will receive no consideration with respect to such options.

                                      IV.

                               GENERAL INFORMATION

A.     OVERVIEW OF THE DEBTORS' BUSINESS

              The Debtors are an independent oil and gas enterprise engaged in the acquisition, exploration, exploitation and production of domestic oil and natural gas properties. The Debtors' operations are focused primarily in the Mid-Continent, Onshore Gulf Coast, Rocky Mountain and Gulf of Mexico regions. The Debtors augment their working interest ownership of properties through their Volumetric Production Payment Program ("VPP Program"), which is currently concentrated in properties located in the Gulf of Mexico.

              Certain information about the Debtors is set forth below. Additional information concerning the Debtors, including their business, financial condition and results of operations, is set forth in the KCS Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 10-K"), annexed hereto as Exhibit C, and Quarterly Report on Form 10-Q for the three-month period ended June 30, 2000 (the "June 30, 2000 10-Q"), annexed hereto as Exhibit D.

B.     ORGANIZATIONAL STRUCTURE OF THE DEBTORS

              KCS is a publicly owned parent company. KCS has nine direct and indirect wholly owned subsidiaries, each of which is a Debtor in the jointly administered Chapter 11 Cases.

              The following chart illustrates the corporate structure of the
Debtors:

                                     [CHART]

                                                 -----------------------
                                                    KCS Energy, Inc.
                                                          (DE)
                                                 -----------------------
-----------------  --------------  ---------------  -----------------------  --------------  ---------------  --------------
  Proliq, Inc.          KCS        KCS Medallion        Medallion Gas         KCS Energy      KCS Michigan       National
      (NJ)          Resources,       Resources,         Services, Inc.         Services,       Resources,        Enerdrill
                       Inc.             Inc.                 (OK)                Inc.             Inc.          Corporation
                       (DE)             (DE)                                     (DE)             (DE)              (NJ)
                     a/k/a KCS
                     Mountain
                    Resources,
                        Inc
-----------------  --------------  ---------------  -----------------------  --------------  ---------------  --------------
-----------------                  ---------------
   KCS Energy                        Medallion
 Marketing, Inc.                     California
      (NJ)                          Properties,
                                        Inc.
                                        (TX)
-----------------                  ---------------

              Holding Companies. In addition to KCS, Proliq, Inc. and KCS Medallion Resources, Inc. are holding companies.

              Exploration and Production Companies. KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc.; KCS Medallion Resources, Inc.; Medallion California Properties, Inc.; and KCS Michigan Resources, Inc. are engaged in the acquisition, exploration, exploitation and production of domestic oil and natural gas properties.

              Volumetric Production Payment Companies. KCS Energy Services, Inc. and KCS Energy Marketing, Inc. are engaged in the acquisition of proved oil and gas properties through the VPP Program. On December 31, 1999, two of the four VPPs owned by KCS Energy Marketing, Inc. expired and it is not anticipated that KCS Energy Marketing, Inc. will participate in future purchases of volumetric production payments.

              Marketing Companies. Medallion Gas Services, Inc. markets the oil and gas production of KCS Medallion Resources, Inc., Medallion California Properties, Inc., KCS

Michigan Resources, Inc. and certain third parties. KCS Energy Services, Inc. and KCS Energy Marketing, Inc. market oil and gas production for KCS Resources, Inc., the VPP Program and other Debtors. KCS Energy Marketing, Inc. also has obligations under certain long-term natural gas storage and transportation contracts that will expire in 2006.

C.     OIL AND GAS EXPLORATION AND PRODUCTION

1.            Development and Production Activities

              All of the Debtors' exploration and production activities are located within the United States. During the three-year period ended December 31, 1999, the Debtors participated in drilling 275 gross wells, of which 74% were successful. During the twelve months ended December 31, 1999, the Debtors participated in 62 gross (31.1 net) development wells and 13 gross (7.2 net) exploratory wells, with completion success rates of 87% and 77%, respectively. In the first six months of 2000, the Debtors participated in 21 gross (10.2 net) development wells and 8 gross (2.2 net) exploration wells with completion successes of 85% and 62%, respectively. As of June 30, 2000, the Debtors' proved reserves were approximately 267.8 Bcfe (billion cubic feet equivalent). Approximately 81% of the Debtors' proved reserves are natural gas.

2.            Volumetric Production Payment Program

              The Debtors augment their working interest ownership of properties with a VPP Program, a method of acquiring oil and gas reserves scheduled to be delivered in the future at a discount to the current market price in exchange for an up-front cash payment. A VPP entitles the Debtors to a priority right to a specified volume of oil and gas reserves scheduled to be produced and delivered over a stated time period. Although specific terms of the Debtors' VPP contracts vary, the Debtors are generally entitled to receive delivery of their scheduled oil and gas volumes at agreed delivery points, free of drilling and lease operating costs and, in all but one case, free of state severance taxes. After delivery of the oil and gas volumes, the Debtors arrange for further downstream transportation and sell such volumes to available markets.

              The Debtors believe that their VPP Program diversifies their reserve base and achieves attractive rates of return while minimizing the Debtors' exposure to certain development, operating and reserve volume risks. Typically, the estimated proved reserves of the properties underlying a VPP are substantially greater than the specified reserve volumes required to be delivered pursuant to the VPP contracts.

              Since the inception of the VPP Program in August 1994 through June 30, 2000, the Debtors have invested $212.2 million under the VPP Program in 29 separate transactions. Through these transactions, the Debtors acquired proved reserves of 119.9 Bcfe, consisting of 110.3 billion cubic feet (Bcf) of natural gas and 1.6 million barrels (MMbbls) of oil. As of June 30, 2000, the Debtors have recovered approximately $223 million in revenue from the sale of oil and gas acquired under the program, with 24.9 Bcfe of natural gas and oil scheduled for future deliveries. The properties involved in the VPP Program are principally located in the Gulf of Mexico.

D.     OIL AND GAS PROPERTIES

              The following tables set forth the Debtors' oil and gas reserve data as of June 30, 2000.

                                                                            Estimated Proved Reserves
                                                                       ------------------------------------
                                                           Gross                     Natural
                                                         Producing        Oil          Gas          Total
Location                                                   Wells        (Mbbls)       (MMcf)       (MMcfe)
                                                         ---------     ---------    ---------     ---------
Mid-Continent/West Texas Region:
     Sawyer Canyon/Sonora Field, Texas                        364            23       35,341        35,477
     Hartland Area, Michigan                                    -           701       12,960        17,168
     Elm Grove Field, Louisiana                                35            22       16,683        16,814
     Newhall-Potrero Field, California                         44         1,695        1,086        11,257
     Mayfield/Hayes Properties, Michigan                        7           397        6,425         8,805
     Wilburton Field, Oklahoma                                  9             -        3,889         3,889
     Shugart, W. Field, New Mexico                             10           546          526         3,802
     Mills Ranch Field, Texas                                  24            47        3,478         3,761
     Pittsburg Field, Texas                                    31           541          124         3,373
     Others                                                   333         1,484       36,032        44,933
                                                         ---------     ---------    ---------     ---------
         Total                                                857         5,456      116,544       149,279

Gulf Coast Region:
     Langham Creek Area, Texas                                 20           194       18,538        19,701
     Provident City Field, Texas                               48           104        6,340         6,963
     Clara, N. Field, Mississippi                               1           202        1,058         2,268
     Others                                                   250           469       26,277        29,093
                                                         ---------     ---------    ---------     ---------
         Total                                                319           969       52,213        58,025

Rocky Mountain Region:
     Manderson Field, Wyoming                                  60           574       16,099        19,544
     Battle Creek Field, Montana                               76             -        4,143         4,143
     Others                                                   514         1,396        9,354        17,728
                                                         ---------     ---------    ---------     ---------
         Total                                                650         1,970       29,596        41,415

Gulf of Mexico:
     Working Interest Offshore                                 41           212        5,730         7,003
     Conventional VPP's                                       n/a            15       12,003        12,097
                                                         ---------     ---------    ---------     ---------
         Total                                                 41           227       17,733        19,100

              Total Company                                 1,867         8,622      216,086       267,819
                                                         =========     =========    =========     =========

              The present value of future net revenues discounted at 10% (PV-10) of the Debtors' reserves calculated in accordance with SEC guidelines was approximately $526 million at June 30, 2000 after giving effect to oil and gas hedges compared to $293 million at December 31, 1999. The oil price used to calculate the PV-10 is based on the June 30, 2000 West Texas/New Mexico Intermediate ("WTI") posted price of $29.75 ($22.75 at December 31, 1999) per barrel, adjusted by lease for gravity, transportation fees and regional posted price differentials. Gas prices are based on either a contract price or a June 30, 2000 New York Mercantile Exchange ("NYMEX") price of $4.48 (2.329 at December 31, 1999) per MMbtu, adjusted by lease for BTU content, transportation fees and regional price differentials.

       Mid-Continent Region.

              The Mid-Continent Region is primarily comprised of producing properties in the Anadarko, Arklatex, Arkoma, Michigan and Permian Basins. As of December 31, 1999, the Debtors owned leasehold interests within the Mid-Continent Region covering approximately 220,000 gross (139,000 net) acres. The new wells drilled in this region are generally stepout and extension-type wells with moderate reserve exposure. In 1999, the Debtors participated in 54 gross (28.4 net) development wells and 3 gross (1.6 net) exploratory wells with completion success rates of 87% and 67%, respectively, in the Mid-Continent Region. During the first six months of 2000, the Debtors drilled 4 gross (1.5 net) exploration and 15 gross (8.5 net) development wells with completion success rates of 75% and 93%, respectively. Estimated proved reserves in the Mid-Continent Region were 149.3 Bcfe as of June 30, 2000, which represented approximately 56% of the Debtors' total proved reserves.

       Onshore Gulf Coast Region.

              The Onshore Gulf Coast Region is primarily comprised of producing properties in south Texas, coastal Louisiana and the Mississippi Salt Basin. As of December 31, 1999, the Debtors owned or controlled approximately 135,000 gross (42,000 net) acres in the Onshore Gulf Coast Region. The Debtors conduct development programs and pursue moderate risk, higher exposure exploration drilling programs. During 1999, the Debtors participated in 8 gross (2.7 net) development wells and 10 gross (5.6 net) exploratory wells with completion success rates of 87% and 80%, respectively, in the Onshore Gulf Coast Region. During the first six months of 2000, the Debtors drilled 4 gross (0.7 net) exploration wells and 6 gross (1.7 net) development wells with completion success rates of 50% and 67%, respectively. Estimated proved reserves in the region were 58.0 Bcfe as of June 30, 2000, which represented approximately 22% of the Debtors' total proved reserves.

       Rocky Mountain Region

              In the Rocky Mountain Region, the Debtors' operations are focused primarily in the Big Horn Basin in Wyoming. As of December 31, 1999, the Debtors owned working interests covering approximately 260,000 gross (208,000 net) acres in the area, primarily in the Big Horn Basin. No wells were drilled in this region in 1999 or the first six months of 2000. Estimated proved reserves in the Rocky Mountain Region were 41.4 Bcfe as of June 30, 2000, representing approximately 15% of the Debtors' total proved reserves.

       Gulf of Mexico Region

              The Gulf of Mexico Region includes assets that can be characterized in two categories: 1) minor working interest properties obtained primarily through the Medallion Acquisition (discussed in Section V.A. below); and 2) proved reserves acquired through VPP transactions. Proved reserves for these properties were estimated as of June 30, 2000, to be 19.1 Bcfe, which represented approximately 7% of the Debtors' total proved reserves. Additional information regarding the Debtors' oil and gas properties is contained in the 1999 10-K and June 30, 2000 10-Q annexed hereto as Exhibits C and D, respectively.

E.     DRAMATIC INCREASE IN OIL AND GAS PRICES SINCE COMMENCEMENT DATE

              Since the Commencement Date, the price of gas and oil has risen decisively and materially, affording the Debtor substantially more free cash flow. As of September 20, the spot price of natural gas has increased 130% since the Commencement Date to $5.22 from $2.27 per MMbtu for deliveries in the Gulf Coast. More importantly, the forward price curve of gas (the futures market for natural gas) has significantly strengthened, indicating the Debtors may continue to enjoy these significantly higher gas prices and additional cash flow. On the Commencement Date, a one-year forward average price for gas was $2.51 per MMbtu. On September 20, it was $4.90, a 95% increase.

              At least three factors have led to the increase in natural gas prices: 1) storage inventories, 2) supply and 3) demand.

              On the Commencement Date, the U.S. had 2,017 Bcf of gas in storage to meet winter peak demand, about 100 Bcf less than the same time last year. On September 15, there was only 2,325 Bcf in storage, 421 Bcf less than last year, and this after coming out of the warmest winter in 105 years of recorded weather history. For the storage operators to reach a historic comfort level of 3,000 Bcf by October 31, the beginning of the winter heating season, they need to inject an additional 9.1 Bcf per day more than last year. Should the U.S. suffer significant interruptions in supply, or if there is a return to a normal winter pattern, working gas in storage may not be sufficient to meet demand. Concern about storage levels has been a driving factor in the increase in gas prices.

              Supplies and daily deliverability of natural gas in North America are down. In 1998 there were an average of 562 rigs drilling each day for gas. Reports indicate that in 1999 there were only 496 rigs. The lack of new drilling has impacted supply availability. In the first quarter of 2000, gas production was down .9 Bcf per day (Bcfd) or about 1.3% from the previous year. Initial reports indicate that gas production fell an additional .4 Bcfd from the first quarter to the second quarter of 2000. Even with increased drilling activity as a result of higher prices (there were 776 rigs drilling for natural gas during the week of September 15, 2000), increases in deliverability are not expected to have any meaningful impact until 2001.

              Demand for natural gas is forecast to increase as much as 1.5% in North America in 2000, or about 1.25 Bcfd. In the first quarter, reports indicate the increase was actually 1.8 Bcfd or 2% over the demand for a similar period of 1999. Much of this growth is due to the growing U.S. economy, but a new segment of growth is just now being seen: the demand for unregulated natural gas fired electric power generators which have no alternate fuel to utilize in meeting peak electric demand.

              The combination of incremental storage demand (9.1 Bcfd), growth in total gas demand (1.75 Bcfd) and less supply (0.9 Bcfd), have in concert moved prices for natural gas to record levels and are supportive of gas prices for the future.

              Oil prices have also risen decisively. On the Commencement Date, the NYMEX price for the nearby oil contract was $28.85 per barrel and the field postings for WTI was $26.00 per barrel. One year prior, the same WTI posting was $9.50 per barrel. On September 20, 2000, the NYMEX price for the October Crude Contract settled at $37.20 per barrel, and the posted price for WTI oil was $ 34.25 per barrel.

              The price of oil is determined by the world markets and not just by activities in North America. A worldwide demand rebound of 2 million barrels per day in the first quarter of 2000, accompanied by the cut in production by OPEC in the second half of 1999, has reduced inventories of hydrocarbon stocks to 24 year lows. With OPEC vowing to keep the price of Brent Crude between $22 and $28 per barrel (equivalent to approximately $24 to $30 per barrel NYMEX oil) per barrel during the near term, 2 years, the outlook for crude prices are positive. The 12 month forward average price on September 20 for crude on the NYMEX was $32.20 per barrel, as compared to the 12 month forward average price on the Commencement Date of $24.77 per barrel, an increase of 30%.

              The increases in natural gas prices and oil prices have significantly increased the value of the Debtors since the filing of bankruptcy. The Debtors believe the value of the ongoing enterprise is far in excess of the value of the Debtors' proved reserves. However, the basic value of the Debtors' known, proved reserves is significantly higher because of the increase in gas and oil prices. At June 30, 2000, using SEC guidelines for determining proved reserve value discounted at 10% (PV-10), the Debtors had a proved reserve value of $526 million compared to $293 million at December 31, 1999. The gas price used at June 30, 2000 was $4.48 per MMbtu ($2.239 per MMbtu at December 31,
1999). The Debtors believe additional value exists in other categories of reserves that do not meet the SEC definition of proved reserves. Probable and possible reserves are estimated to be 110 Bcfe at June 30, 2000. In addition, the Debtors believe additional value exists in their significant prospect inventory, undrilled leased land, seismic data, other tangible equipment and the ongoing value of the organization to generate future reserves.

F.     HEDGING ACTIVITIES

              The Debtors seek to manage the price risk related to future production of natural gas and oil by entering into various commodity price swaps, futures contracts and options on futures contracts. For the period July 2000 through August 2005, a total of approximately 12,100,000 MMbtu of natural gas acquired as part of the Medallion Acquisition is hedged at an average price of $2.055 per MMbtu. This hedge would represent approximately 9% of natural gas production during that period based on current production rates. In addition, the Debtors have entered into a series of "cost free collars" relating to a portion of their natural gas production, wherein the Debtors have been guaranteed a floor price for that portion of their gas in return for capping the price they will receive during the period of the collars. During the period of July 2000 through March 2001, the Debtors are guaranteed to receive minimum prices ranging from $2.70 to $3.53 per MMbtu, and will receive market price for that portion of their production up to maximum prices ranging from $4.00 to $5.50 per MMbtu. A total of 9.0 Bcf of natural gas production has been placed under such collars, which would represent approximately 30% of natural gas production during that period based upon current production rates. On August 31, 2000, the Debtor entered into a hedge arrangement for 30,000 MMbtu per month, October 2000 through March 2001, locking in a natural gas price of $5.04per MMbtu. Pursuant to this hedge, the Counter Party has the right to extend this hedge for another six months beginning at April 1, 2001 at a $5.04 per MMbtu price. Additional information regarding the

Debtors' hedging activities is contained in the 1999 10-K and June 30, 2000 10-Q annexed hereto as Exhibits C and D, respectively.

G.     SELECTED FINANCIAL INFORMATION

              For the twelve-month period ended December 31, 1999, on a consolidated basis, the Debtors' operations generated revenues of $136,491,000. As of December 31, 1999, the Debtors' consolidated books and records reflected historical assets totaling approximately $284,932,000 and liabilities totaling approximately $434,775,000. For the year ended December 31, 1999, the Debtors' consolidated net income was $4,340,000.

              For the twelve-month period ended June 30, 2000, on a consolidated basis, the Debtors' operations generated revenues of $150,762,000. For the three months ended June 30, 2000, the Debtors' operations generated revenues of $44,624,000, EBITDAR (earnings before interest, taxes, DD&A and reorganization items) of $35,403,000 and net income of $14,837,000. For the six months ended June 30, 2000, the Debtors' operations generated revenues of $80,631,000, EBITDAR of $62,261,000 and income before reorganization items of $23,551,000. Reorganization items of $9,361,000 ($6,132,000 of which was non-cash) reduced this to net income of $14,190,000. As of June 30, 2000, the Debtors' consolidated books and records reflected historical assets totaling approximately $299,551,000 and liabilities totaling approximately $435,204,000.

              Additional financial information regarding the Debtors is contained in the 1999 10-K and June 30, 2000 10-Q annexed hereto as Exhibits C and D, respectively.

H.     THE DEBTORS' SIGNIFICANT DEBT OBLIGATIONS

              The significant debt of the Debtors generally consists of obligations under (i) the Resources Facility, (ii) the Medallion Facility, (iii) the Senior Notes and (iv) the Senior Subordinated Notes.

       1.     The Resources Facility

              In September 1996, the Debtors consolidated two separate credit agreements creating one revolving credit facility (the "Resources Facility"), which is due to mature on September 30, 2000. As of the Commencement Date, KCS, KCS Resources, Inc., KCS Energy Marketing, Inc., KCS Michigan Resources, Inc. (including KCS as guarantor) were indebted under the Resources Facility in the aggregate principal amount of $57,594,200 plus interest, costs and expenses. As of July 31, 2000, the aggregate outstanding principal amount was $48,776,460. The indebtedness under the Resources Facility is secured by substantially all of the Debtors' oil and gas assets other than those securing the Medallion Facility (see below). Interest has been paid currently and principal payments have been made during the Chapter 11 Cases.

       2.     The Medallion Facility

              In January 1997, KCS entered into a revolving credit agreement (the "Medallion Facility") with a group of banks that is due to mature on September 30, 2000. As of the Commencement Date, KCS, Medallion Gas Services, Inc., KCS Energy Services, Inc. and KCS

Medallion Resources, Inc. were indebted under the Medallion Facility in the aggregate principal amount of $49,500,688, plus interest, costs and expenses. As of July 31, 2000, the aggregate outstanding principal amount was $40,668,683. The indebtedness under the Medallion Facility is secured by substantially all of the oil and gas assets acquired in the Medallion Acquisition, KCS Energy Services' oil and gas reserves and a pledge of certain related common stock. Interest has been paid currently and principal payments have been made during the Chapter 11 Cases.

       3.     The Senior Notes

              On or about January 15, 1996, KCS issued the Senior Notes in the aggregate principal amount of $150 million, due January 15, 2003. The Senior Notes bear interest at an annual rate of 11%, payable semi-annually. KCS's obligations under the Senior Notes are guaranteed on a senior basis by each of the other Debtors. As of the Commencement Date, the outstanding amount owed on the Senior Notes, including principal and all accrued and unpaid interest aggregated approximately $166,500,000. As of the July 15, 2000 interest payment date, the outstanding amount owed including principal and accrued and unpaid interest was approximately $174,750,000.

       4.     The Senior Subordinated Notes

              On or about January 15, 1998, KCS issued the Senior Subordinated Notes in the aggregate principal amount of $125 million, due January 15, 2008. The Senior Subordinated Notes bear interest at an annual rate of 8.875%, payable semi-annually. KCS's obligations under the Senior Subordinated Notes are guaranteed on a subordinated basis by each of the other Debtors. As of the Commencement Date, the outstanding amount owed on the Senior Subordinated Notes, including principal and all accrued and unpaid interest aggregated approximately $136,094,000. As of the July 15, 2000 interest payment date, the outstanding amount owed including principal and accrued and unpaid interest was approximately $141,640,625.

                                       V.

                          THE DEBTORS' CHAPTER 11 CASES

A.     EVENTS PRECEDING THE FILING OF THE CHAPTER 11

       1.     Brief History of Debtors' Operations

              KCS was formed in 1988 in connection with the spin-off of the non-utility operations of NUI Corporation, a New Jersey-based natural gas distribution company that had been engaged in the oil and gas exploration and production business since the 1960s. From 1992 through 1996, a substantial portion of the Debtors' natural gas was sold from the Bob West Field in south Texas pursuant to the Tennessee Gas Contract, which was an above-market, take-or-pay contract that had been the subject of several lawsuits. On December 23, 1996, KCS and Tennessee Gas entered into a comprehensive settlement covering all claims and litigation between them related to the Tennessee Gas Contract. As part of the settlement, the Tennessee

Gas Contract was terminated effective January 1, 1997, approximately two years prior to its expiration date.

              During the first quarter of 1997, the Debtors decided to discontinue their natural gas transportation and marketing operations in order to focus on the core oil and gas exploration and production operations. Later that year, the Debtors sold their Texas intrastate natural gas pipeline system and their third-party natural gas marketing operations, realizing proceeds of $28.5 million.

              The Debtors have grown primarily through acquisitions of oil and gas properties. As of December 31, 1996, the Debtors completed the arrangements for the acquisition of all the outstanding stock of InterCoast Oil and Gas Company (formerly Medallion Production Company), GED Energy Services, Inc. and InterCoast Gas Services Company (collectively referred to as "Medallion"), indirect wholly owned subsidiaries of MidAmerican Energy Holdings Company ("MidAmerican"), for a purchase price of approximately $199.1 million (adjusted for an effective date of June 30, 1996), consisting of a cash payment of $194.1 million and warrants to purchase 870,000 shares of KCS common stock at an exercise price of $22.50 per share with a four-year term (the "Medallion Acquisition"). The warrants were subsequently cancelled.

              Medallion's principal assets as of December 31, 1996, were proved oil and gas reserves of 187.5 Bcfe consisting of 140.3 Bcf of natural gas and
7.9 Mmbbls of oil and liquids. The Debtors also acquired a natural gas gathering system as well as oil and gas equipment and supplies. The Medallion Acquisition essentially doubled the Debtors' reserve and production base at December 31, 1996.

              These developments transformed the Debtors from an enterprise heavily dependent on the Bob West Field and the Tennessee Gas Contract, with gas transportation and marketing operations, to an enterprise focused on exploration and production, with a portfolio of properties in four distinct areas. Production from the Bob West Field, which in 1995 accounted for 36% of total production and 72% of the Debtors oil and gas revenues, accounted for less than 3% of total oil and gas revenue in 1998 and 1999.

              Additional historical information regarding the Debtors and their operations are contained in the 1999 10-K and June 30, 2000 10-Q annexed hereto as Exhibits C and D, respectively.

       2. Disappointing Results in Manderson Field and Drop in Oil and Gas Prices Led to Defaults Under the Credit Facilities

              In 1996, KCS made what appeared to be a very significant oil discovery in the Phosphoria formation in the Manderson Field in Wyoming, with additional behind pipe potential from several zones. Based on initial results and analyses by the Debtors' geologists and engineers, as well as third party independent consultants, the Debtors invested significant capital for leases, wells, pipeline, storage facilities and a processing plant. While initial results were good, these results did not hold up after the processing plant was completed and the wells were brought on-line. Meanwhile, in late 1997, oil and gas prices began dropping precipitously.

              By 1998, the combination of disappointing results in the Manderson Field and the impact of substantially lower oil and gas prices resulted in significant losses and reduced cash flow to the Debtors. These events caused the Debtors to be in default of certain covenants in the Medallion Facility and the Resources Facility (collectively, the "Credit Facilities"). While the defaults continue, the Debtors cannot borrow under either of the Credit Facilities.

              In late 1998, the Debtors began efforts to raise additional private equity to help offset the impact of their reduced cash flow, strengthen their balance sheets and better position themselves to grow. In the face of declining energy prices, however, the private equity market essentially disappeared for most companies. In fact, two previously announced transactions were cancelled.

       3.     Forbearance Agreements with Bank Lenders

              On May 18, 1999, KCS and the Bank Lenders entered into forbearance agreements (the "Initial Forbearance Agreements") with respect to the Credit Facilities. Under the Initial Forbearance Agreements, the Debtors committed 50% of monthly cash flow to payments of principal with a minimum of $2 million monthly. In addition, a portion of the proceeds from the sale of any of the Debtors' oil and gas properties were dedicated to payment of principal under the Credit Facilities. On July 7, 1999 the Bank Lenders reset KCS's borrowing base (which had been $165 million at December 31, 1998) to $91 million. At that time, the principal amount outstanding under the Credit Facilities was approximately $126.7 million, or $35.7 million greater than the new borrowing base. Because KCS did not make this $35.7 million additional lump-sum payment, a payment default occurred. The Bank Lenders then declared due and payable all amounts outstanding under the Credit Facilities, demanded payment of these amounts and declared in effect the default rate of interest. The Bank Lenders also delivered a payment blockage notice to the indenture trustee of the Senior Subordinated Notes. Following the payment blockage notice, KCS did not make the scheduled July 15, 1999 interest payments on either the Senior Subordinated Notes or the Senior Notes. As a result of these payment defaults, the holders of the requisite percentage of the Senior Notes and Senior Subordinated Notes (and the indenture trustees of those notes) had the right to declare the principal amount of the notes immediately due and payable. As a result of the above factors, there was substantial doubt about the Debtors' abilities to continue as going concerns unless the Debtors' debt obligations were restructured.

              On July 26, 1999, KCS and the Bank Lenders entered into new forbearance agreements (the "New Forbearance Agreements") which provided that the Bank Lenders would refrain from exercising their rights and remedies not previously exercised until October 5, 1999 (subsequently extended through March 2, 2000). The Bank Lenders did not waive the payment default under the Credit Facilities but rescinded their declaration that all amounts outstanding under the Credit Facilities were immediately due and payable and effectively waived the default rate of interest.

              Under the terms of the New Forbearance Agreements, KCS committed to make monthly principal payments of $2.5 million under the Credit Facilities to the Bank Lenders. In addition, KCS agreed to continue dedicating a portion of the proceeds from the sale of any of the Debtors' oil and gas properties to payment of principal under the Credit Facilities. The New

Forbearance Agreements also precluded KCS from making principal or interest payments on the Senior Notes and the Senior Subordinated Notes. From the time that the Initial Forbearance Agreements were entered into, KCS has made principal repayments to the Bank Lenders of approximately $60.6 million, reducing the total outstanding amount under the Credit Facilities to $89.4 million as of July 31, 2000. The New Forbearance Agreements expired on March 2, 2000.

       4.     Efforts to Improve Financial Condition

              Since early 1998, the Debtors have taken several steps to improve their financial situation. Among other things, the Debtors reduced their workforce by approximately 31%, closed their New Jersey corporate office and froze senior management salaries for 1999. Expense reduction initiatives reduced lease operating expenses and G & A costs by 24% in the second quarter of 2000 compared to the same period in 1998 and by 11% compared to the same period in 1999. Planned capital investments in 1999 were reduced and refocused on maintaining reserves and production levels. Moreover, the Debtors proceeded with their property divestiture program designed to dispose of and monetize higher-cost, non-core properties, reduce debt and allow the Debtors' technical personnel to focus on core assets. In 1999, the Debtors completed sales transactions with gross sales proceeds of $27.7 million, including the monetization of one VPP for $19.1 million.

              In the second quarter of 1999, oil and gas prices began recovering from the precipitous decline that began in late 1997. This recovery in prices together with the Debtors' increased natural gas production and lower operating and administrative expenses more than offset higher interest costs and the impact of low natural gas prices during the first quarter of the year. Net income for the year ended December 31, 1999 was approximately $4.34 million, or $0.15 per share, compared to a net loss of $296.5 million, or $10.08 per share, for the same period in 1998. Prices continued to strengthen in the first half of 2000. EBITDAR was $62.3 million and income before reorganization items was $23.6 million or $0.80 per share, but was partially offset by reorganization costs of approximately $9.4 million ($6.1 million of which was a non-Cash write-off of deferred debt issuance costs associated with its senior notes and senior subordinated notes), yielding net income for the six months ended June 30, 2000 of $14.2 million or $0.48 per share compared to a net loss of $1.7 million or $0.06 per share during the first half of 1999. For the three months ended June 30, 2000, alone, EBITDAR was $35.4 million and net income was $14.8 million, or $0.51 per share. Prices have continued to strengthen in the third quarter of 2000, pointing to continued strong earnings and cash flow.

              As of January 14, 2000, the Debtors had approximately $3.6 million cash on hand. The Debtors remained unable to repay the Bank Lenders the amount outstanding under the Credit Facilities in excess of the new borrowing base or pay the current interest obligations due on the Senior Notes and the Senior Subordinated Notes. Notwithstanding their defaults under the Credit Facilities, the Senior Notes and the Senior Subordinated Notes, the Debtors have remained current on their post-petition trade and other ordinary course obligations, reduced indebtedness under the Credit Facilities by $17.65 million from January 18 to July 31, 2000 and, with approval of the Bankruptcy Court, paid the substantial majority of its pre-petition trade obligations. As of August 1, 2000, the Debtors had approximately $24.9 million in Cash on hand.

       5.     Negotiation of the Restructuring

              In 1999, the Debtors began working with their financial advisors to pursue a restructuring of their debt obligations that would result in deleveraging of the Debtors' balance sheets. With the assistance of their financial advisors, the Debtors engaged in discussions with certain institutional entities holding Senior Notes and Senior Subordinated Notes in an effort to pursue a consensual restructuring transaction.

              Pursuant to these discussions, certain institutional creditors and the Debtors entered into an Agreement in Respect of Restructuring of KCS Energy, Inc. and Affiliates' Public Notes, dated December 27, 1999 (the "Noteholder Agreement") which provided for, among other things, the support by such institutional creditors for a restructuring of the Debtors' obligations pursuant to the terms of a plan of reorganization incorporating the terms of the Proposed Restructuring Term Sheet attached as Exhibit "A" to the Noteholder Agreement. The Noteholder Agreement was entered into by six (6) holders of Senior Notes holding such notes in an aggregate principal amount of $80.75 million (out of an aggregate principal amount outstanding of $150 million) and five (5) holders of Senior Subordinated Notes holding such notes in an aggregate principal amount of $84.28 million (out of an aggregate principal amount outstanding of $125 million). Pursuant to the Noteholder Agreement, the Debtors were obligated to commence chapter 11 cases and file a joint plan of reorganization and disclosure statement with the Bankruptcy Court on or before January 18, 2000, and confirm a joint plan of reorganization on or before April 30, 2000.

              The Noteholder Agreement was terminated by Credit Suisse First Boston Corporation because the Debtors failed to confirm a joint plan of reorganization by April 30, 2000.

B.     EVENTS DURING THE CHAPTER 11 CASES

       1.     Commencement of the Chapter 11 Cases and "First Day" Motions and
Orders

              Notwithstanding the Debtors' pre-existing obligations to commence chapter 11 cases in accordance with the Noteholder Agreement, on January 5, 2000, three institutional creditors holding Senior Notes of the Debtors filed in the Bankruptcy Court an involuntary petition for an order for relief against KCS under chapter 11 of the Bankruptcy Code. Although KCS did not object to the entry of an order for relief from and after January 18, 2000, the Debtors reserved their rights against the involuntary petitioners and their attorneys under section 303(i) of the Bankruptcy Code. On January 18, 2000, the Bankruptcy Court entered an order for relief under chapter 11 against KCS. On the same date, each of the other Debtors filed with the Bankruptcy Court petitions for relief under chapter 11 of the Bankruptcy Code. Also on the same date, and from time to time thereafter, the Debtors requested the Bankruptcy Court to enter certain orders designed to minimize any disruption of the Debtors' business operations and to facilitate their reorganization. Certain of these orders (and the bases for the relief requested) are described below.

              a. Use of Cash Collateral. As of the Commencement Date, the Debtors were indebted to the Bank Lenders in the aggregate principal amount of approximately $107.1 million, plus interest and other costs and expenses provided for under the applicable loan documents relating to the Resources Facility and the Medallion Facility. The Bank Lenders have liens on substantially all of the Debtors' real and personal property. Pursuant to section 363 of the Bankruptcy Code, the proceeds of any disposition of the pre-petition collateral constitutes cash collateral of the Bank Lenders that the Debtors may not use without the consent of the Bank Lenders or an order of the Bankruptcy Court. The Debtors require access to the cash collateral to continue to operate their business and maximize its value. Accordingly, the Debtors entered into an agreed order with the Bank Lenders authorizing the Debtors to use cash collateral under certain terms and conditions, including the following: (i) the Debtors will operate their businesses in accordance with monthly budgets approved by the Bank Lenders, (ii) as adequate protection for the Debtors' use of cash collateral, the Bank Lenders are granted liens to secure (a) any diminution in the value of their collateral resulting from the Debtors' use of that collateral and (b) the existing indebtedness owed to the Bank Lenders; (iii) adequate protection claims of the Bank Lenders will have a higher priority than any other administrative or priority claim, except for allowed professional fees and expenses of the Debtors and Creditors' Committee; and (iv) the Debtors will pay to the Bank Lenders all excess cash collateral (as defined in the order) on a monthly basis and all proceeds from the sale of pre-petition collateral outside the ordinary course of business.

              b. Payment of Prepetition Employee Compensation, Benefits, Expenses and Related Items. As is customary with most large chapter 11 cases, the Debtors sought, and the Bankruptcy Court entered, an order authorizing the Debtors to pay certain obligations to employees that arose prior to the Commencement Date. The Debtors believe the payment of such employee obligations is necessary in order to maintain employee morale. Moreover, the overwhelming majority of such obligations would be entitled to priority treatment under a plan of reorganization.

              c. Payment of Certain Prepetition Claims in the Ordinary Course. Due to the nature of their businesses, the Debtors believe that it was necessary for them to pay in the ordinary course of business certain obligations unique to the oil and gas industry that arose prior to the Commencement Date. On the Commencement Date, the Bankruptcy Court entered an order authorizing the Debtors to pay the following types of prepetition obligations: (i) royalty, revenue, and similar obligations under oil and gas leases, (ii) obligations relating to Volumetric Production Payment contracts, (iii) obligations owing to working interest owners under joint operating agreements, and (iv) obligations in respect of severance taxes owing to state and other government taxing authorities. On February 4, 2000, the Bankruptcy Court entered an order authorizing the Debtors to pay certain additional prepetition claims, including
(i) certain claims arising from work in progress, (ii) plugging and abandonment obligations, (iii) certain specifically identified lease operating expenses, and
(iv) certain specifically identified miscellaneous claims. The Debtors estimate that the prepetition claims they are authorized to pay under these orders total less than $18 million. The Debtors believe the payment of such claims in the ordinary course of business is necessary to maximize the value of the Debtors' estates for the benefit of all creditors.

              d. Cash Management. In order to assist the Debtors' orderly entry into bankruptcy and to avoid many of the disruptions and distractions that could divert the Debtors' attention from more pressing matters during the initial days of the Chapter 11 Cases, the

Bankruptcy Court entered an order (a) authorizing the Debtors to continue the use of their pre-petition centralized cash management system, (b) waiving certain operating guidelines relating to bank accounts, checks and business forms set forth in certain guidelines issued by the Office of the United States Trustee for the District of Delaware and (c) permitting the continuation of their pre-petition and current practice of depositing excess funds into a Salomon Smith Barney investment account. Such relief also allows the Debtors to continue funding more easily certain of their day to day obligations such as payroll, vendor obligations, taxes, employee benefits and insurance and to allocate such costs to the various Debtors.

              e. Retention of Professionals. In order to assist the Debtors with the myriad complex legal and financial issues involved in connection with the Chapter 11 Cases, it was necessary for the Debtors to retain various professionals. To this end, the Bankruptcy Court entered orders authorizing the Debtors to retain the following professionals.

                      PROFESSIONAL FIRM                                           ROLE
         Weil, Gotshal & Manges LLP                                 Chapter 11 Co-Counsel

         The Bayard Firm                                            Chapter 11 Co-Counsel

         Mayor, Day Caldwell & Keeton, L.L.P.                       Special Counsel (Oil and Gas,
                                                                    Litigation and Related Matters)

         Orloff, Lowenbach, Stifelman & Siegel, P.A.                Special Corporate Counsel
                                                                    (Securities and Consulting Matters)

         Arthur Andersen LLP                                        Accountants

         Houlihan Lokey Howard & Zukin                              Financial Advisors

         The Altman Group, Inc.                                     Voting Agent

              In addition to the foregoing, the Bankruptcy Court entered an order authorizing the Debtors to continue to employ and compensate a number of professionals in the ordinary course of business up to specified limits set forth in the order governing such retention.

              f. Joint Administration of the Chapter 11 Cases. As is customary with chapter 11 cases involving several affiliated debtors, the Debtors sought, and the Bankruptcy Court entered, an order procedurally consolidating the Chapter 11 Cases for joint administration.

              g. Extension of Time to File Statements of Financial Affairs and Schedules of Assets, Liabilities, Executory Contracts and Unexpired Leases. Due to the extensive work that would be required to prepare and file Chapter 11 statements and schedules within the fifteen day period provided in the Bankruptcy Rules, the Debtors requested, and the Court entered two orders extending the period for filing such statements and schedules. The initial order granted an additional forty days to a period fifty-five days after the Commencement Date. The second order, granted March 16, 2000, extended the period for filing such statements and schedules through April 28, 2000. The chapter 11 statements and schedules were filed with the Bankruptcy Court on April 28, 2000.

              h. Extension of Time to Assume or Reject Non-Residential Real Property Leases. Absent an extension, the Debtors must elect to assume or reject each non-residential real property lease within a 60 day period as set forth in the Bankruptcy Code. As is customary for large reorganizations with many non-residential real property leases, on March 16, 2000, the Bankruptcy Court granted the Debtors an extension of time to assume or reject their non-residential real property leases through the earlier of the Confirmation Date or July 18, 2000. On July 10, 2000, the Bankruptcy Court granted the Debtors' motion to further extend this deadline to the earlier of the Confirmation Date or January 18, 2001.

              i. Interim Compensation and Reimbursement of Chapter 11 Professionals and Committee Members. As is customary with major chapter 11 cases, the Debtors requested, and the Bankruptcy Court entered, an order establishing procedures for interim compensation and expense reimbursement of professionals retained and Creditors' Committee members appointed in these Chapter 11 Cases. These procedures generally provide a mechanism by which chapter 11 professionals may file interim compensation and reimbursement applications on a monthly basis. A notice and objection procedure is established, and all professionals must file final applications for compensation and reimbursement in accordance with the Bankruptcy Court, the Bankruptcy Rules and local rules and orders. In addition, Creditors' Committee members may submit requests for reimbursement of expenses on a monthly basis.

       2.     Other Material Matters.

              Pursuant to section 1102 of the Bankruptcy Code, the United States Trustee is required to appoint a committee of creditors holding unsecured claims. On February 2, 2000, the United States Trustee for the District of Delaware appointed the following entities to serve on the Creditors' Committee:

              a.     U.S. Bank Trust National Association;

              b.     Turnberry Capital Management, LP;

              c.     Lord Abbett & Co.;

              d.     Van Kampen High Income Corporate Bond Fund;

              e.     Offitbank;

              f.     DDJ Capital Management LLC; and

              g.     Halliburton Energy Services, Inc.

              Halliburton Energy Services, Inc. resigned from the Creditors' Committee, effective February 29, 2000. On March 15, 2000, the United States Trustee appointed Wiser Oil Company to replace Halliburton. On or about April 1, 2000, Wiser Oil Company resigned from the Creditors' Committee. On or about May 11, 2000, Turnberry Capital Management, LP resigned from the Creditors Committee.

              The Creditors' Committee retained Gibson, Dunn & Crutcher, L.L.P. and Saul, Ewing, Remick & Saul LLP as its attorneys with the approval of the Bankruptcy Court. The Creditors' Committee also retained Petrie Parkman & Co., Inc., as its financial advisor.

       3.     Other Material Motions and Orders.

              a. Permission to Assume Gas Trading Agreements. The Debtors, following standard practice in their industry, typically hedge a portion of their natural gas. These transactions are performed under forward trading or hedging agreements. The purpose of such agreements is to reduce the risk, faced by both buyers and sellers of natural gas and oil, of fluctuating gas and oil prices by establishing a certain fixed minimum price for the future sale of a certain volume of gas or oil. The Debtors' prepetition gas trading agreements were, arguably, terminated under the Bankruptcy Code upon commencement of the Chapter 11 Cases.

              On May 4, 2000, the Bankruptcy Court entered an order permitting the Debtors to assume certain gas trading agreements, enter into new gas trading agreements, and perform transactions under their terms.

              b. Payment of Employee Bonuses Related to Debtors' Incentive Award Program. The Debtors provide annual performance-improving incentives to their workforce through bonuses tied to performance targets. On April 11, 2000, the Bankruptcy Court entered an order authorizing the Debtors to pay the 1999 incentive bonuses earned and approved by the Board of Directors to all employees except the President and Chief Executive Officer, James W. Christmas. Payment of the 1999 incentive bonus to Mr. Christmas was denied by the Bankruptcy Court without prejudice to a later application for payment.

              c. The First Impairment Motion. The signatories to the Noteholder Agreement, comprising holders of Senior Notes in an aggregate principal amount in excess of fifty percent of the total $150 million aggregate principal amount of Senior Notes, consented to and approved the Senior Indenture Third Supplement, and claimed with the Debtors the Senior Indenture Third Supplement thereby became binding and effective to amend the Senior Indenture as of December 28, 1999. Accordingly, on or about February 4, 2000, the Debtors filed their Motion for Order Confirming Class 4 is Unimpaired Under KCS' Proposed Chapter 11 Plan (the "Impairment Motion") with the Court. The Impairment Motion argued the treatment of Class 4 (Senior Notes Claims) in an earlier version of the Plan did not impair the Class because (i) such treatment was fully in accordance with the respective rights, powers, and obligations of the Debtors and the Senior Notes noteholders under the Senior Indenture, as amended by the Senior Indenture Third Supplement, (ii) the Plan did not alter the rights of the holders of Senior Notes, and (iii) the holders of Senior Notes were, therefore, unimpaired under the Plan.

              A group of holders of Senior Notes who were not signatories of the Noteholder Agreement (the "Minority Noteholders") filed an objection (the "Impairment Objection") to the Impairment Motion on or about February 21, 2000. The Impairment Objection argued the Senior Indenture Third Supplement was ineffective to change the terms of the Senior Notes and Senior Indenture. Therefore, according to the Minority Noteholders, the earlier version of the Plan modified their "legal, equitable, and contractual rights," with the result that they were impaired under such Plan. In particular, the Minority Noteholders argued the earlier version of the Plan could not be confirmed because it violated the subordination provisions of the Senior Subordinated Notes by providing for distributions to be made to the holders of Senior Subordinated Notes Claims without the payment in full in cash of the Senior Notes Claims.

              On February 25, 2000, the Bankruptcy Court held a hearing and ruled that the Senior Notes Claims were impaired under that plan. After denial of the Impairment Motion, the Debtors amended the earlier version of the Plan to, among other things, provide for reinstatement of the Senior Notes without amendment of the Senior Indenture by the Senior Indenture Third Supplement (the "First Amended Plan"). The First Amended Plan, in accordance with Section 10.20 of the Senior Indenture, contemplated the signatories of the Noteholder Agreement would grant a waiver of Section 10.15 of the Senior Indenture to allow the Reorganized Debtors to enter into a new secured credit facility. With this waiver and the Debtors' ability to satisfy the conditions under Sections 10.10 and 10.12 of the Senior Indenture for making payments on the Senior Subordinated Notes, the Debtors believed the treatment of the Senior Notes under the First Amended Plan did not impair the Class because they considered such treatment to be fully in accordance with the respective rights, powers and obligations of the Debtors and the holders of Senior Notes under the Senior Indenture and not based on any power (or any limitation on any such power) granted to a plan proponent by Bankruptcy Code sections 1124 through 1129.

              d. The Second Impairment Motion. On March 8, 2000, the Minority Noteholders filed a motion for an order determining that Class 4 was impaired by the First Amended Plan (the "Second Impairment Motion"). The Second Impairment Motion asserted the First Amended Plan modified the "legal, equitable, and contractual rights" of the holders of Senior Notes with the result that Class 4 was impaired by the First Amended Plan. Among other things, the Second Impairment Motion argued the First Amended Plan could not be confirmed because it violated the subordination provisions of the Senior Subordinated Notes by providing for distributions to be made in respect of the Senior Subordinated Notes Claims without the prior payment in full in cash of the Senior Notes Claims. The Second Impairment Motion also asserted the proposed waiver by holders of Senior Notes of certain provisions of the Senior Indenture in order to authorize a lien securing the New Credit Facility was improper. Further, the Second Impairment Motion asserted holders of Senior Notes Claims would be impaired under the First Amended Plan unless they received interest payments on unpaid and past due interest under the Senior Notes.

              On March 14, 2000, the Debtors filed a response to the Second Impairment Motion. In their response, the Debtors argued the First Amended Plan did not impair Class 4 because, among other things, the First Amended Plan did not deprive holders of Senior Notes of their contractual subordination rights and a new credit facility would be secured with a lien authorized by a waiver of the relevant provisions of the Senior Indenture. In addition, the Debtors revised the First Amended Plan to provide that the Debtors would pay interest on unpaid and past due interest owed on the Senior Notes through the Effective Date if the Bankruptcy Court determined that such additional interest is required in order to leave the holders of Senior Notes unimpaired under the First Amended Plan.

              On March 16, 2000, the Bankruptcy Court held a hearing and granted the Second Impairment Motion, i.e., ruled in favor of the Minority Noteholders and held the Class of Senior Notes Claims was impaired under the First Amended Plan.

              e. The Third Impairment Motion. After the Bankruptcy Court granted the Second Impairment Motion, the Debtors amended the First Amended Plan and filed their Third Amended Disclosure Statement and Second Amended Plan. One of the perceived defects of the First Amended Plan was it required, by its terms, the Debtors to redeem for Cash the preferred stock issued to holders of Senior Subordinated Notes. To remedy this defect, the Second Amended Plan, among other things, removed all language requiring the Debtors to redeem preferred stock issued pursuant to the Second Amended Plan -- that plan provided preferred stock may, but need not, be redeemed.

              On April 5, 2000, the Minority Noteholders filed a motion for an order deeming Class 4 impaired by the Second Amended Plan ("the Third Impairment Motion"). The Third Impairment Motion argued that, even though the Second Amended Plan did not require redemption of preferred stock by its terms, the Debtors admittedly intended to redeem the preferred stock and, therefore, the Second Amended Plan provided effectively the same treatment as the First Amended Plan and should yield the same ruling from the Bankruptcy Court.

              On April 10, 2000, the Debtors replied to the Third Impairment Motion. Their reply argued, among other things, the test for impairment under the Bankruptcy Code requires an alteration or infringement of legal, equitable or contractual rights by a plan; because the Second Amended Plan did not require any action in violation of any rights of the holders of Senior Notes, the Second Amended Plan could not impair the Class of Senior Notes Claims.

              On April 28, 2000, the Bankruptcy Court issued a memorandum opinion granting the Third Impairment Motion, finding Class 4 to be impaired under the Second Amended Plan. The Debtors filed an appeal from the order granting the Third Impairment Motion. The appeal is pending before the United States District Court for the District of Delaware.

              f. Exclusivity. Under section 1121(b) and (c) of the Bankruptcy Code, a chapter 11 debtor receives a 120 day exclusive period during which no party other than the debtor may file a chapter 11 plan and a 180 day exclusive period during which only the debtor may seek to obtain acceptance of a plan filed within the 120 day period (the "Exclusive Periods"). The Exclusive Periods are measured from the Commencement Date. The Exclusive Periods may be reduced or extended by the presiding court for cause.

              On April 3, 2000, the Creditors' Committee filed a motion to terminate the Debtors' Exclusive Periods. The central argument in support of the motion was the Debtors' failure to propose a plan other than one based on the Noteholder Agreement, and that the Noteholder Agreement proposed a nonconfirmable plan. This motion was joined by the Minority Noteholders on April 6, 2000 and on May 2, 2000, by the noteholders who had originally signed the Noteholder Agreement.

              On April 7, 2000, the Debtors filed a response to the Creditors' Committee's motion to terminate the Exclusive Periods and a cross-motion to extend the Exclusive Periods.

              On April 10, 2000, the United States Trustee responded to the Debtors' cross-motion for an extension of the Exclusive Periods and argued for no extension or, at most, a short extension to allow the Debtors to propose one more plan.

              On April 18, 2000, the Creditors' Committee and the Debtors each filed one more pleading responding to the other's reply to their motion and cross-motion, respectively.

              On May 4, 2000, the Bankruptcy Court held a hearing and entered an Order terminating the Exclusive Periods, effective immediately.

       4.     Exit Facility Commitment.

              On January 14, 2000, KCS entered into a commitment letter agreement for an exit financing facility in the aggregate principal amount of up to $190 million provided by CIBC World Markets Corp. ("Markets"), as agent for lenders to be party thereto (the "Exit Facility Commitment"). On March 7, 2000, KCS entered into an amendment to the Exit Facility Commitment with Markets, as agent, and an affiliate of Farallon Capital Management, LLC ("Farallon"), as co-term agent, whereby Markets and Farallon, would provide KCS with a new credit facility in the aggregate principal amount of up to $190 million. The new credit facility required loan disbursements be fully secured by perfected first priority liens, deeds of trust, security interests, and financing statements on substantially all of the Reorganized Debtors' assets.

              The Exit Facility Commitment expired by its terms on May 31, 2000. The Debtors are currently negotiating with Markets and Farallon to extend and modify the Exit Facility Commitment in the form of a Renewal Notes Commitment as described in Section VI.6.

       5.     No Bar Date Fixed in These Chapter 11 Cases

              As all creditors of the Debtors other than holders of Secured Bank Claims, General Unsecured Claims, and Senior Subordinated Notes Claims are unimpaired under the Plan, no bar date has been established as the last date by which proofs of claim against the Debtors must be filed. The Debtors will rely upon the respective Indenture Trustees to identify the holders of Senior Notes and Senior Subordinated Notes as of the Distribution Record Date for purposes of distribution.

                                      VI.

                           THE PLAN OF REORGANIZATION

       THE PLAN IS ANNEXED HERETO AS EXHIBIT A AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT. THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN WILL GOVERN.

A.     CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE
PLAN

       1.     Classification

              The Plan divides the Claims against, and Equity Interests in, the Debtors into the following Classes:

              Unclassified              -        Administrative Expense Claims

              Unclassified              -        Professional Compensation and Reimbursement Claims

              Unclassified              -        Priority Tax Claims

              Class 1                   -        Other Priority Claims

              Class 2                   -        Secured Bank Claims

              Class 3                   -        Other Secured Claims

              Class 4                   -        Senior Notes Claims

              Class 5                   -        Senior Subordinated Notes Claims

              Class 6                   -        General Unsecured Claims

              Class 7                   -        KCS Common Stock Equity Interests

              Class 8                   -        Employee and Director Stock Option Plans Equity Interests

       2.     Administrative Expense Claims

              Administrative Expense Claims are costs or expenses of administration of the Debtors' Chapter 11 Cases incurred prior to the Effective Date and Allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation (i) any actual and necessary costs and expenses of preserving the Debtors' estates or operating the Debtors' businesses, (ii) indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases in connection with the conduct of their businesses, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by Final Orders under section 330 or 503(b) of the Bankruptcy Code, and (iii) fees or charges assessed against the Debtors' estates under section 1930, chapter 123, title 28, United States Code.

              Except to the extent any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim will receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable;

provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession will be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

       3.     Professional Compensation and Reimbursement Claims

              Professional Compensation and Reimbursement Claims are allowances of compensation for professionals and reimbursement of expenses to the extent Allowed by Final Orders under section 330 or 503(b) of the Bankruptcy Code. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, will be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim by final order, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon between such holder of a Professional Compensation and Reimbursement Claim and the Reorganized Debtors.

       4.     Priority Tax Claims

              Priority Tax Claims are Claims of a governmental unit against the Debtors that are entitled to a certain priority in payment pursuant to section 507(a)(7) of the Bankruptcy Code. Except to the extent a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

       5.     Other Priority Claims (Class 1)

              Other Priority Claims are Unsecured Claims, other than Administrative Expense Claims and Priority Tax Claims, entitled to a priority in payment pursuant to section 507 of the Bankruptcy Code. On the Effective Date, except to the extent a holder of an Allowed Other Priority Claim agrees to a different treatment of such Allowed Other Priority Claim, each Allowed Other Priority Claim will be unimpaired in accordance with section 1124 of the

Bankruptcy Code. All Allowed Other Priority Claims which are not due and payable on or before the Effective Date will be paid in the ordinary course of business in accordance with the terms thereof.

              Class 1 will not be impaired under the Plan.

       6.     Secured Bank Claims (Class 2)

              The Secured Bank Claims are Secured Claims held by the Bank Lenders pursuant to the Resources Facility and the Medallion Facility. The Secured Bank Claims will be deemed Allowed Claims solely for the purposes of the Plan in the aggregate principal amount of $107,094,888.90, plus interest accrued, and fees and other charges incurred since the Commencement Date, minus payments made to the Bank Lenders pursuant to interim and final orders authorizing and restricting the Debtors' use of cash collateral and granting the Bank Lenders adequate protection.

              The Allowed Secured Bank Claims shall be restructured as follows, or as otherwise agreed with the Bank Lenders and provided to the Court and parties in interest:

              a. Issuance of Secured Bank Renewal Notes. On the Effective Date, the Reorganized KCS shall execute and deliver to the agents of the holders of the Secured Bank Claims two renewal promissory notes, the Resources Facility Renewal Note being in the principal amount of $75 million and the Medallion Facility Renewal Note being in the principal amount of $40 million (together, the "Secured Bank Renewal Notes", and, individually, the "Resources Facility Renewal Note" and "Medallion Facility Renewal Note"). The Secured Bank Renewal Notes and the liens securing such notes will have the following additional terms:

                     (i) Interest payable on the Resources Facility Renewal Note shall be calculated and paid on the same basis as set forth in the Resources Facility First Amended and Restated Credit Agreement and interest payable on the Medallion Facility Renewal Note shall be calculated and paid on the same basis as set forth in the Medallion Facility First Amended and Restated Credit Agreement, or such other interest rate as may be agreed upon by the Debtors and the Bank Lenders.

                     (ii) Principal payable on the Resources Facility Renewal Note shall be paid on the same basis and on the same dates as set forth in the Resources Facility First Amended and Restated Credit Agreement and principal payable on the Medallion Facility Renewal Note shall be paid on the same basis and on the same dates as set forth in the Medallion Facility First Amended and Restated Credit Agreement, provided, however, that such principal payments shall continue through the Extended Maturity Date (defined below).

                     (iii) The maturity date shall be extended to the earlier of 90 days prior to the maturity of the Senior Notes or three years from the Effective Date (the "Extended Maturity Date").

              b. Liens.

                     (i) The Resources Facility Renewal Note shall be secured by all validly attached properly perfected liens securing the Resources Facility as of the Effective Date, and the Medallion Facility Renewal Note shall be secured by all validly attached properly perfected liens securing the Medallion Facility as of the Effective Date. Such liens shall continue to be evidenced by the existing documents evidencing such liens, including such documents currently on file in the relevant recording offices, except as such documents shall be amended or modified on the Effective Date to reflect the terms of the Plan.

                     (ii) In addition, the Resources Facility Renewal Note shall be secured by a second, junior and inferior lien to the Medallion Facility liens on all property securing the Medallion Facility.

              c. Credit Agreement. On the Effective Date, the Reorganized Debtors shall execute an amended and restated credit agreement which shall replace the existing First Amended and Restated Credit Agreement relating to the Medallion Facility and an amended and restated credit agreement which shall replace the existing First Amended and Restated Credit Agreement relating to the Resources Facility (together, the "Second Amended and Restated Credit Agreements"), and which shall be in the forms of the First Amended and Restated Credit Agreements, as amended and revised by the Plan. The Second Amended and Restated Credit Agreements will be substantially in the form contained in the Plan Supplement.

              d. On the Effective Date the Debtors will distribute to the agents for the holders of the Secured Bank Claims Cash sufficient to pay all accrued and unpaid interest (at the non-default rate) on the Secured Bank Claims through the Effective Date.

              Class 2 will be impaired under the Plan.

       7.     Other Secured Claims (Class 3)

              On the Effective Date, any Allowed Other Secured Claims will be either (i) paid in full by the Reorganized Debtors without consideration to any penalty or accelerated amount, or (ii) reinstated.

              Class 3 will not be impaired under the Plan.

       8.     Senior Notes Claims (Class 4)

              Senior Notes Claims are Claims arising from the Debtors' obligations under the Senior Notes. The Senior Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $174,750,000. On the Effective Date, the holders of Senior Notes will receive Cash in the amount of all accrued and unpaid interest (at the non-default rate) on such notes as of the last scheduled interest payment date under the Senior Indenture prior to the Effective Date. In addition, the Senior Notes and Senior Indenture will be reinstated.

              The unconditional guarantees of the Senior Notes by all Debtors other than KCS, as provided by Article XIII of the Senior Indenture, will be reinstated and will become the unconditional guarantees of all reinstated Senior Notes by all Reorganized Debtors other than Reorganized KCS. Without limitation to the foregoing, the maturity date of the reinstated Senior Notes will not be altered. All actions required to consummate the Plan and the actions KCS contemplates taking on the Effective Date that impact the Senior Indenture will be valid under the reinstated Senior Indenture.

              Holders of Senior Notes and the Senior Indenture Trustee will have no right, pursuant to a subordination agreement or otherwise, to attach or otherwise acquire distributions made to holders of Senior Subordinated Notes under the Plan, because the Senior Indenture and Senior Subordinated Indenture do not provide for attachment of securities distributed to Senior Subordinated Noteholders that are subordinated to at least the same extent as the Senior Subordinated Notes.

              Class 4 will not be impaired under the Plan. If the Bankruptcy Court determines the payment of interest on accrued and unpaid interest is required to leave Class 4 unimpaired under the Plan, the Debtors will pay such additional Interest.

       9.     Senior Subordinated Notes Claims (Class 5)

              Senior Subordinated Notes Claims are Claims arising from the Debtors' obligations under the Senior Subordinated Notes. The Senior Subordinated Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $141,640,625 plus accrued interest from July 15, 2000 to the Effective Date.

              Each holder of a Senior Subordinated Note will receive one share of Reorganized KCS Convertible Preferred Stock with a liquidation preference and stated value of $1000 plus accrued interest in respect of such note as of the Effective Date for every $1000 in principal amount of such note. The Reorganized KCS Convertible Preferred Stock will bear a fixed, preferred dividend of 7.50% per annum and will be convertible into shares of Reorganized KCS Common Stock representing approximately 32.37% of such common stock. The ownership interest of holders of Reorganized KCS Convertible Preferred Stock upon conversion of such stock into Reorganized KCS Common stock may be diluted by the exercise of options granted under the New Employee and Director Stock Option Plan. In addition, the liquidation preference will be effective in the event of a sale of all or substantially all of the assets of Reorganized KCS.

              The terms of the Reorganized KCS Convertible Preferred Stock have been designed to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, equal to the Allowed amount of such Claims. The value of the distribution to holders of Allowed Senior Subordinated Notes Claims is based, in part, on the valuation of the Reorganized Debtors annexed hereto as Exhibit G. The valuation of the Reorganized Debtors may be adjusted prior to the Confirmation Date by result of, among other things, discovery of additional reserves through the Debtors' ongoing exploration program. If the Bankruptcy Court determines a different valuation of the distribution to Class 5, the dividend rate on the Reorganized KCS Convertible Preferred Stock will be adjusted in order to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, equal to the Allowed Amount of such Claims.

              Additional details of the terms of the Reorganized KCS Convertible Preferred Stock, including conversion rights, ranking, redemption and voting rights, will be substantially the same as the terms set forth in the Summary of Reorganized KCS Convertible Preferred Stock Terms, annexed hereto as Exhibit B.

              If the Bankruptcy Court determines the payment of interest on accrued and unpaid interest is required to deem holders of Class 5 Claims paid in full, the Debtors will increase the liquidation preference and stated value of the shares of Reorganized KCS Convertible Preferred Stock by the amount of such additional interest.

              The Reorganized KCS Convertible Preferred Stock will be substantially in the form contained in the Plan Supplement and shall be subordinated to the Senior Notes at least to the same extent as the Senior Subordinated Notes.

              Class 5 will be impaired under the Plan.

       10.    General Unsecured Claims (Class 6)

              General Unsecured Claims are Unsecured Claims other than a Senior Note Claim or a Senior Subordinated Note Claim. Allowed General Unsecured Claims will be paid in full in Cash without interest 90 days after the Effective Date by the Reorganized Debtor or Reorganized Debtors obligated on such Claim. As of the Commencement Date, the General Unsecured Claims are estimated to be approximately $700,000.

              Class 6 will be impaired by the Plan.

       11.    KCS Common Stock Equity Interests (Class 7)

              KCS Common Stock Equity Interests are interests in KCS represented by any one of the approximately 29,265,810 authorized, issued and outstanding shares of common stock of KCS. Each share of KCS Common Stock constitutes an Allowed KCS Common Stock Equity Interest. The holders of KCS Common Stock Equity Interests will retain their Pro Rata Share of 29,265,810 shares of Common Stock which will constitute 100% of the authorized, issued and outstanding shares of Reorganized KCS on the Effective Date.

              The KCS Common Stock Equity Interests' Pro Rata Share of the authorized, issued and outstanding shares of Reorganized KCS Common Stock will be diluted if the Reorganized KCS Convertible Preferred Stock is converted. Assuming Reorganized KCS Convertible Preferred Stock is fully converted into Reorganized KCS Common Stock, the dilution will result in holders of KCS Common Stock Equity Interests retaining approximately 67.63% of the authorized, issued and outstanding shares of Reorganized KCS. The ownership interest of holders of KCS Common Stock Equity Interests also may be diluted by the exercise of options granted under the New Employee and Director Stock Option Plan.

              Class 7 will be impaired under the Plan.

       12.    Employee and Director Stock Option Plans Equity Interests
(Class 8)

              Employee and Director Stock Option Plans Equity Interests are Equity Interests arising from options to acquire shares of KCS Common Stock. On the Effective Date, the Employee and Director Stock Option Plans Equity Interests and each issued and unexercised option issued under the Employee and Director Stock Option Plans shall be cancelled, and each holder of Employee and Director Stock Option Plans Equity Interests shall not receive or retain any property, interest in property or interest in KCS Common Stock or Reorganized KCS Common Stock on account of such Employee and Director Stock Option Plans options.

              Class 8 will be impaired under the Plan.

B. IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF PLAN OF REORGANIZATION

              Each of Class 1 (Other Priority Claims), Class 3 (Other Secured Claims) and Class 4 (Senior Notes Claims) is not impaired by the Plan. Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

              Each of Class 2 (Secured Bank Claims), Class 5 (Senior Subordinated Notes Claims), Class 6 (General Unsecured Claims), and Class 7 (KCS Common Stock Equity Interests) is impaired by the Plan and the holders of Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.

              Class 8 (Employee and Director Stock Option Plans Equity Interests) is impaired by the Plan and the holders of Equity Interests in such Class will not receive any distribution or retain any property on account of such Equity Interests. Accordingly, holders of Equity Interests in Class 8 are deemed to reject the Plan and are not entitled to vote on the Plan.

C.     MEANS OF IMPLEMENTING PLAN

       1.     Secured Bank Renewal Notes

              On the Effective Date, the Secured Bank Renewal Notes and documents referred to therein will be executed and delivered and the undrawn funds under such notes will be available for use by the Debtors in accordance with the terms thereof.

       2.     Issuance of New Securities

              The issuance of Reorganized KCS Convertible Preferred Stock by Reorganized KCS shall be authorized, upon confirmation of the Plan, without the need for any further corporate action. The Reorganized KCS Common Stock to be issued upon a conversion of Reorganized KCS Convertible Preferred Stock and pursuant to the New Employee and Director Stock Option Plan shall be authorized upon confirmation of the Plan under the Reorganized KCS Certificate of Incorporation and the Reorganized KCS By-laws.

       3.     Cancellation of Existing Securities and Agreements

              On the Effective Date, without the need for further corporate action, the Employee and Director Stock Option Plans, and the options issued and unexercised under the Employee and Director Stock Option Plans will be cancelled and will have no further force or effect. In addition, the Senior Subordinated Notes and the Senior Subordinated Indenture, except for purposes of effectuating the distributions under the Plan, will be cancelled on the Effective Date and will have no further force or effect; provided, however, that the rights of the Senior Subordinated Indenture Trustee set forth in Section 6.6 of the Senior Subordinated Indenture will not be terminated until such time as such trustee will have no further obligations under either such indenture or the Plan and will have been paid in full for all of its fees and expenses, including those of its counsel. On and after the Effective Date, the Senior Subordinated Indenture Trustee will have no further obligations to the Debtors or the holders of any of the Senior Subordinated Notes except those expressly set forth in the Plan.

       4.     Corporate Action

              a.     Board of Directors of Reorganized Debtors

                            On the Effective Date, the operation of the Reorganized Debtors will become the general responsibility of their Boards of Directors, subject to, and in accordance with, the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws. The initial Boards of Directors of the Reorganized Debtors will consist of the current members. The members of the Boards of Directors and their annual compensation is set forth in Section VII.B below.

              b.     Officers of the Reorganized Debtors

                            The initial officers of the Reorganized Debtors will consist of the current officers. Such officers and their initial annual base salaries as of the Effective Date are set forth in Section VII.A. below. The selection of officers of the Reorganized Debtors after the Effective Date will be as provided in the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws.

              c.     Liquidity Provisions

                            The Reorganized Debtors will make all reasonable efforts necessary to ensure an active and fully-valued public market for the trading of Reorganized KCS Common Stock, including, but not limited to, issuing appropriate releases of information and otherwise complying with the requirements of paragraph (c) of Rule 144 under the Securities Act of 1933, as amended, conducting informational meetings with potential investors and research analysts, and registering any newly issued shares of the Reorganized KCS Common Stock under the Securities Exchange Act of 1934, as amended, so that Reorganized KCS will remain a public reporting Company on the New York Stock Exchange (or other nationally recognized exchange), in all events subject to applicable laws, rules and regulations. The Reorganized KCS expects to file with the Securities and Exchange Commission, promptly following the Effective Date, a registration statement on form S-8, or other appropriate form under the Securities Act, to register Reorganized KCS Common Stock issuable upon exercise of options granted under the New Employee and Director Stock Option Plan and to use its reasonable efforts in such registration statement to remain effective until the exercise or expiration of such options.

       5.     Rights Offering

              The Reorganized KCS, in its discretion, may raise additional capital through, without limitation, an offering to holders of securities of Reorganized KCS of rights to subscribe for newly issued Reorganized KCS securities contemporaneously with or after consummation of the Plan, subject to applicable laws, rules and regulations.

       6.     Confirmation Under Section 1129(b) of the Bankruptcy Code

              If any impaired Class rejects the Plan, the Debtors may request confirmation of the Plan pursuant to Bankruptcy Code section 1129(b).

D.     SUMMARY OF CERTAIN OTHER PROVISIONS OF THE PLAN

       1.     Provisions Governing Distributions

              a.     Date of Distributions

                            Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the first Business Day after the Effective Date or as soon as practicable thereafter and deemed made on the first Business Day after the Effective Date. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

              b. Distribution Record Date for Holders of Senior Notes and Senior Subordinated Notes Claims

                            The Distribution Record Date will be the date for determining the holders of Senior Notes and Senior Subordinated Notes entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the Reorganized Debtors and the Indenture Trustees or transfer agents will have no obligations to recognize any transfer of Senior Notes or Senior Subordinated Notes occurring after the Distribution Record Date for purposes of distributions under the Plan. The Reorganized Debtors and the Indenture Trustees or transfer agents will be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the Indenture Trustees or transfer agents for the Senior Notes and Senior Subordinated Notes as of the close of business on the Distribution Record Date.

              c.     Surrender of Instruments

                            As a condition to receiving any distribution under the Plan, each holder of a Senior Subordinated Note must surrender such note to the Reorganized Debtors or their designee. Any holder of a Senior Subordinated Note who fails to (a) surrender such note or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtors before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.

              d.     Compensation of Professionals and the Indenture Trustees'
                     Fees

                            Each person retained or requesting compensation in the Chapter 11 Cases pursuant to section 330 or 503(b) of the Bankruptcy Code must file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under this section must be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order. To the extent allowed by law, the fees of the Indenture Trustees and their professionals will conclusively be deemed fair and reasonable and will be paid by the Debtors pursuant to the Confirmation Order. Upon payment of the fees and expenses of the Indenture Trustees, the Indenture Trustees and their professionals will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date.

              e.     Delivery of Distributions

                            Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim will be made at the address of such holder as set forth on the schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such schedules for such holder. If any distribution to any holder is returned as undeliverable, the Debtors shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtors have determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

                            At the option of the Debtors, distributions to holders of Senior Notes and Senior Subordinated Notes will be made by a distribution agent or the Debtors. The Debtors shall make such distribution directly to the Senior Indenture Trustee or the Senior Subordinated Indenture Trustee for the benefit of the holders of Senior Notes and Senior Subordinated Notes, respectively. Shares of Reorganized KCS Convertible Preferred Stock delivered to the Senior Subordinated Indenture Trustee will be registered and issued in the names of the respective holders of the Senior Subordinated Notes, or as otherwise directed by such holders.

              f.     Manner of Payment Under the Plan

                            At the option of the Debtors, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

              g.     Fractional Shares

                            No fractional shares of securities or Cash in lieu thereof will be distributed. For purposes of distribution, fractional shares will be rounded down to the next whole number.

              h.     Setoffs and Recoupment

                            The Debtors may, but will not be required to, set off against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim (other than Senior Notes Claims, Senior Subordinated Notes Claims or Secured Bank Claims), any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

              i.     Distributions After Effective Date

                            Distributions made after the Effective Date to holders of a Disputed Claim that is not an Allowed Claim as of the Effective Date but which later becomes an Allowed Claim will be deemed to have been made on the date distributions are made to holders of Allowed Claims in the same Class as the Disputed Claim.

              j.     Exculpation

                            The Debtors, the Reorganized Debtors, the Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) shall have no liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

              k.     Allocation Relating to Senior Subordinated Notes

                            All distributions to holders of Senior Subordinated Notes Claims shall be allocated first to the portion of each of such Claims representing the principal amount of the Senior Subordinated Notes and then to the remainder of such Claim.

              l.     Change of Control

                            Under the terms of the Plan, no change of control will occur under the Debtors' current contracts because holders of KCS Common Stock Equity Interests will continue to own more than half of the outstanding common stock of the Reorganized KCS at the Effective Date.

              m.     Retention of Causes of Action

                            The Reorganized Debtors do not release or abandon any of their causes of action except as expressly set forth in the Plan.

       2.     Procedures for Treating Disputed Claims Under Plan of
              Reorganization

              a.     Disputed Claims

                     (i)    Process

                            If any Debtor disputes any Claim, such Disputed
              Claim shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced and, upon the determination, resolution, or adjudication thereof as provided herein, shall be deemed to be an Allowed Claim as of the date of, and in the amount established by, such determination, resolution, or adjudication; provided, however, that (a) any Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim, and (b) any Claim arising out of the exercise by any Debtor, as Debtor in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to it under applicable provisions of the Bankruptcy Code shall be determined in accordance with applicable bankruptcy law as well as any applicable nonbankruptcy law. As used in this section, the phrase "date of ... determination, resolution, or adjudication" means the date on which the liability, if any, of a Debtor on a Disputed Claim is established by a final, nonappealable order of a court or other tribunal of competent jurisdiction or date of the execution of an agreement between the Debtor and the claimant with respect to such Claim such that such Debtor, under applicable nonbankruptcy law, would be required to pay such Claim on that date. To effectuate the foregoing, the entry of an order confirming this Plan shall, effective as of the Effective Date, constitute a modification of any stay or injunction under the Bankruptcy Code that would otherwise preclude the determination, resolution, or adjudication of a Disputed Claim, except for any Disputed Claim arising out of the exercise by a Debtor, as Debtor in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to it under applicable provisions of the Bankruptcy Code.

                     (ii)   Tort Claims

                            All tort Claims are Disputed Claims. Any
              unliquidated tort Claim that is not otherwise settled or resolved pursuant to subsection 8.1(a) of the Plan will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any tort Claim determined and liquidated pursuant to a judgment obtained in accordance with subsection 8.1(a) of the Plan and applicable non-bankruptcy law no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class 6 in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in subsection 8.1(b) of the Plan will constitute or be deemed a waiver of any claim, right or cause of action that any Debtor or Reorganized Debtor may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28, United States Code.

              b.     Objections to Claims

                     Except insofar as a proof of claim filed in respect of a Claim is allowed under the Plan, the Reorganized Debtors will be entitled to object to such proof of claim. Any objections to a proof of claim shall be served and filed on or before the latest of (a) one hundred and twenty (120) days after the Effective Date, (b) forty-five (45) days after the proof of claim is filed with the Bankruptcy Court, and (c) such date as may be fixed by the Bankruptcy Court.

              c.     No Distributions Pending Allowance

                     Notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan will be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

              d.     Distributions After Allowance

                     If a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor or Reorganized Debtors obligated on such Claim will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan.

       3.     Provisions Governing Executory Contracts and Unexpired Leases

              On the Effective Date, all executory contracts and unexpired leases of the Debtors will be assumed other than those executory contracts and unexpired leases that the Debtors will have previously rejected or will list on a schedule filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing. Entry of the Confirmation Order will constitute approval, pursuant to subsection 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan.

       4.     Conditions Precedent to Effective Date

              a.     Conditions Precedent to Effective Date of Plan

                     The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

                     (i)    Confirmation Order

                            The Clerk of the Bankruptcy Court will have entered
              the Confirmation Order, in form and substance acceptable to the Debtors, and there will not be a stay or injunction in effect with respect thereto.

                     (ii)   Secured Bank Renewal Notes

                            Closing and funding pursuant to the Secured Bank
              Renewal Notes will have begun.

                     (iii)  Regulatory Approvals

                            All authorizations, consents and regulatory
              approvals required (if any) in connection with the effectiveness of the Plan will have been obtained.

              b.     Waiver of Conditions Precedent

                     Each of the conditions precedent in section 10.1 of the Plan may be waived, in whole or in part, by the Debtors in their absolute discretion.

       5.     Effect of Confirmation

              a.     Vesting of Assets

                     On the Confirmation Date, the Debtors, their respective properties, respective interests in properties and their respective operations will be released from the custody and jurisdiction of the Bankruptcy Court, and the estates of each of the Debtors will vest in the applicable Reorganized Debtors. From and after the Confirmation Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of properties free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

              b.     Binding Effect

                     Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

              c.     Discharge of Debtors

                     Except as otherwise provided in the Plan, pursuant to Bankruptcy Code section 1141(d)(1), upon the Confirmation Date, all Claims against and Equity Interests in any of the Debtors will be discharged and released. Except as otherwise provided in the Plan, on the Confirmation Date, as to every discharged debt, Claim, or Equity Interest, all persons, entities, and governmental units (including, without limitation, any creditor or holder of a Claim or Equity Interest) shall be precluded from asserting against the Debtors or the Reorganized Debtors, or against the Debtors' or Reorganized Debtors' assets or properties, all such debts, Claims, or Equity Interests and any other or further Claim based upon any document, instrument, or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

              d.     Term of Injunctions or Stays

                     Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

              e.     Indemnification Obligations

                     Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors, officers, or employees who were directors, officers, or employees of the Debtors, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, by-laws, or applicable state or federal law, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date. The Debtors' indemnification obligations are limited to those authorized or permitted under state or federal law as the same is now or may become applicable at the time any claim for indemnification is made. Among other things, applicable state and federal law may limit the ability of officers, directors, and employees to enforce indemnification provisions in connection with violations of federal or state securities laws. There are no indemnification claims currently pending against any of the Debtors and the Debtors are not aware of any claims against their officers, directors, or employees that could result in the assertion of claims for indemnification against any of the Debtors.

              f.     Limited Release

                     On the Effective Date, the Debtors will release the officers and directors of the Debtors holding office at any time prior to the Effective Date, the Debtors' attorneys, accountants and investment advisors, the lenders under the DIP Cash Collateral Agreement, each holder of KCS Common Stock Equity Interests, the Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

       6.     Retention of Jurisdiction

              The Bankruptcy Court has exclusive jurisdiction of all matters arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the purposes set forth in
       Article XII of the Plan and retains exclusive jurisdiction where it exists.

       7.     Miscellaneous Provisions

              a.     Payment of Statutory Fees

                     All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with section
       2.1 of the Plan.

              b.     Retiree Benefits

                     On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits.

              c.     Benefit Plans

                     Subject to the occurrence of the Effective Date, all Benefit Plans will survive confirmation of the Plan.

              d.     Administrative Expenses Incurred After the Confirmation
                     Date

                     Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) claims for professionals' fees and expenses, will not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no claims for professional fees and expenses incurred after the Confirmation Date will be paid until after the occurrence of the Effective Date.

              e.     Compliance with Tax Requirements

                     In connection with the consummation of the Plan, the Debtors will comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions under the Plan will be subject to such withholding and reporting requirements.

              f.     Severability of Plan Provisions

                     If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

              g.     Governing Law

                     Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

              h.     Notices

                     The Plan provides that all notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided therein, will be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                                   KCS Energy, Inc.
                                   5555 San Felipe
                                   Suite 1200
                                   Houston, Texas  77056
                                   Attn:  Frederick Dwyer, Secretary
                                   Telephone:       (713) 877-8006
                                   Telecopier:      (713) 877-1372

                                                    and

                                   Weil, Gotshal & Manges LLP
                                   767 Fifth Avenue
                                   New York, New York  10153
                                   Attn:  Martin J. Bienenstock
                                   Telephone:       (212) 310-8000
                                   Telecopier:      (212) 310-8007

                                                    and

                                   The Bayard Firm
                                   222 Delaware Avenue, Suite 900
                                   Wilmington, Delaware  19899
                                   Attn:  Neil B. Glassman
                                   Telephone:       (302) 655-5000
                                   Telecopier:      (302) 658-6395

                                      VII.

            DIRECTORS, OFFICERS AND OWNERSHIP OF REORGANIZED DEBTORS

A.     BOARDS OF DIRECTORS OF REORGANIZED DEBTORS

       1.     Identities and Compensation

              As of the Effective Date, the boards of directors of the respective Reorganized Debtors will remain those individuals serving on the boards of directors immediately prior to the Effective Date. Thereafter, the terms and manner of selection of the directors of the Reorganized Debtors will be as provided in the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws, as the same may be amended.

              The initial members of the Board of Directors of Reorganized KCS and their annual compensation are set forth below:

--------------------------------------------------------------------------------------------------------------------
                 NAME                                      POSITION                    ANNUAL RETAINER(1)

--------------------------------------------------------------------------------------------------------------------
James W. Christmas(2)                    Director                                      (3)
--------------------------------------------------------------------------------------------------------------------
G. Stanton Geary                         Director                                      $20,000
--------------------------------------------------------------------------------------------------------------------
Stewart B. Kean                          Director and Chairman of the Board            $20,000
--------------------------------------------------------------------------------------------------------------------
James E. Murphy, Jr.                     Director                                      $20,000
--------------------------------------------------------------------------------------------------------------------
Robert G. Raynolds                       Director                                      $20,000
--------------------------------------------------------------------------------------------------------------------
Joel D. Siegel                           Director                                      $20,000
--------------------------------------------------------------------------------------------------------------------
Christopher A. Viggiano                  Director                                      $20,000
--------------------------------------------------------------------------------------------------------------------

       2.     Biographies of Directors

              James W. Christmas has served as President and Chief Executive Officer and as a director of KCS since KCS's inception in 1988. Prior to joining the Debtors, Mr. Christmas spent ten years with NUI Corporation, serving in a variety of officer capacities and as President of several of its subsidiaries. While Mr. Christmas was Vice President of Planning of NUI Corporation, he was in charge of the spin-off of its non-regulated businesses that resulted in the formation of KCS. Mr. Christmas began his career with Arthur Andersen & Co.

              G. Stanton Geary has served as a director of KCS since 1988. He is proprietor of Gemini Associates, Pomfret, Connecticut, a venture capital consulting firm, and was business manager of the Rectory School, Pomfret, Connecticut from 1988 through 1997.

              Stewart B. Kean has served as Chairman of the Board of Directors of KCS since 1988. He was President of Utility Propane Company, a former subsidiary of KCS, from 1965 to 1989. He is past President of the National LP Gas Association and past President of the World LP Gas Forum. He currently serves as President of the Liberty Hall Foundation. Mr. Kean is Robert G. Raynolds' uncle.

              James E. Murphy, Jr. has served as a director of KCS since 1988. Mr. Murphy leads his own political and governmental relations consulting firm offering strategic planning and management consulting services to Republican candidates nationwide, with extensive experience at the presidential, state and congressional levels. Based in Potomac, Maryland, he

------------------------------

(1) The Annual Retainer is paid 50% in cash and 50% in common stock of KCS. In addition, the Directors receive $1,500 for attending each meeting of the Board of Directors in person ($500 for participating by telephone) and $1,000 for attending each meeting of a committee on which the member serves.

(2) James W. Christmas is also President and Chief Executive Officer of KCS.

(3) James W. Christmas' annual compensation is set forth in Section VII.B.1. below. He receives no additional compensation as a director.

also advises corporations and industry groups on strategic planning, governmental relations and grassroots lobbying projects.

              Robert G. Raynolds has served as a director of KCS since August 1995. He has been an independent consulting geologist for several major and independent oil and gas companies from 1992 until the present and was a geologist with Amoco Production Company from 1983 until 1992. Mr. Raynolds is Stewart B. Kean's nephew.

              Joel D. Siegel has served as a director of KCS since 1988. He is an attorney-at-law and has been President of the law firm, Orloff, Lowenbach, Stifelman & Siegel, P.A. of Roseland, New Jersey, since 1975. Orloff, Lowenbach, Stifelman & Siegel, P.A. serves as outside legal counsel to the Company.

              Christopher A. Viggiano has served as a director of KCS since 1988. Mr. Viggiano has been President, Chairman of the Board and majority owner of O'Bryan Glass Corp., Queens, New York, since December 1991, and served as Vice President and a member of the board of directors of O'Bryan Glass Corp. from 1985 to December 1, 1991. He is a Certified Public Accountant.

B.     MANAGEMENT

       1.     Identities and Compensation

              The identity of the senior managers of the Reorganized KCS and the initial base salaries to be paid to such senior managers is set forth below:

------------------------------------------------------------------------------------------------------------------
NAME                             POSITION WITH                                        INITIAL BASE
                                 THE COMPANY                                          ANNUAL SALARY
------------------------------------------------------------------------------------------------------------------
James W. Christmas               President, Chief Executive Officer and Director      $            338,000
------------------------------------------------------------------------------------------------------------------
William N. Hahne                 Senior Vice President and Chief Operating Officer    $            250,000
------------------------------------------------------------------------------------------------------------------
J. Chris Jacobsen                Vice President Engineering and Portfolio             $            165,000
                                 Development
------------------------------------------------------------------------------------------------------------------
Frederick Dwyer                  Vice President, Controller and Secretary             $            120,000
------------------------------------------------------------------------------------------------------------------

       2.     Biographies of Senior Management

              James W. Christmas (see Section VII.A.2 above.)

              William N. Hahne has served as Senior Vice President and Chief Operating Officer since April 1998. He is a Registered Petroleum Engineer and has 27 years experience with various major independent E&P companies including Unocal Corporation, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company ("LL&E") and Burlington Resources Inc. Prior to joining KCS, Mr. Hahne was employed by LL&E from October 1993 to October 1997 where he held a number of positions including Worldwide

Operations Vice President. From October 1997 to April 1998, Mr. Hahne served as Vice President of International and Onshore for Burlington Resources, Inc.

              J. Chris Jacobsen has served as Vice President, Engineering and Portfolio Development since May 1998 and Senior Vice President, Exploration, Development and Reserves of KCS Medallion Resources, Inc. since 1994. From 1982 to 1994 he was employed by Netherland, Sewell & Associates, Inc., where he served in various positions including Senior Vice President. From 1977 to 1982 he was employed by Exxon Company U.S.A. holding various engineering and supervisory positions.

              Frederick Dwyer was appointed Vice President and Controller of the Company in March 1997 and was appointed Secretary in May 1998. He served as Assistant Vice President and Controller from May 1996 to March 1997. He joined the Debtors upon KCS' formation in 1988, holding various management and supervisory positions. He is a certified public accountant and began his career with Peat, Marwick, Mitchell & Co.

C.     SECURITY OWNERSHIP

              KCS' officers and directors beneficially own approximately 15.3% of KCS' outstanding common stock (calculated in accordance with SEC guidelines). The table below sets forth the approximate percentage ownership of KCS' outstanding stock by officers and directors:

                                                                                    % OF
                                                                                OUTSTANDING
                             OFFICERS & DIRECTORS                                  SHARES
                                                                                   ------
              Stewart B. Kean                                                    9.5%
              James W. Christmas                                                 3.9%
              Joel D. Siegel                                                     0.7%
              Harry Lee Stout                                                    0.5%
              Christopher A. Viggiano                                            0.2%
              William N. Hahne                                                   0.2%
              James E. Murphy, Jr.                                               0.1%
              J. Christian Jacobsen                                              0.1%
              Robert G. Raynolds                                                 0.1%
              G. Stanton Geary                                         Less than 0.1%
              Frederick Dwyer                                          Less than 0.1%
              Gene C. Daley                                            Less than 0.1%
              Charles W. Latch                                         Less than 0.1%
                                                                                -----
              TOTAL OFFICERS & DIRECTORS                                        15.3%
                                                                                =====

              In addition, as of June 30, 2000, the following entities were believed to directly or indirectly own, control or hold, with power to vote, 5% or more of the outstanding common stock of KCS:

                                                                        % OF
                              ENTITY                             OUTSTANDING SHARES
                              ------                             ------------------
           State Street Research & Management Company                   10.31%

           Dimensional Fund Advisors, Inc.                               5.11%

D.     NEW EMPLOYEE AND DIRECTOR STOCK OPTIONS

              As of the Effective Date, the Board of Directors of KCS will have adopted the New Employee and Director Stock Option Plan, pursuant to which options to purchase up to an aggregate of ten percent (10%) of the shares of common stock of Reorganized KCS on a fully diluted basis may be granted. A copy of the New Employee and Director Stock Option Plan is included in the Plan Supplement. The New Employee and Director Stock Option Plan is intended to provide incentives that will retain and motivate employees and non-employee directors of the Reorganized Debtors. The New Employee and Director Stock Option Plan will become effective on the Effective Date, and no options under the Plan will be granted prior to the Effective Date.

                                     VIII.

                    SECURITIES TO BE ISSUED PURSUANT TO PLAN

A.     REORGANIZED KCS CONVERTIBLE PREFERRED STOCK

              The Debtors will issue Reorganized KCS Convertible Preferred Stock to holders of Senior Subordinated Notes, the terms of which will be substantially the same as set forth in section VI A.9 above and the Summary of Reorganized KCS Convertible Preferred Stock Terms annexed hereto as Exhibit B.

B.     NEW EMPLOYEE AND DIRECTOR STOCK OPTIONS

              Reorganized KCS will be authorized to issue and distribute stock options, stock and other stock rights in an amount of up to ten percent (10%) of the authorized, issued and outstanding shares of the common stock of Reorganized KCS on a fully diluted basis pursuant to the terms of the New Employee and Director Stock Option Plan. The New Employee and Director Stock Option Plan will be substantially in the form contained in the Plan Supplement.

                                      IX.

                             SECURITIES LAW MATTERS

              In reliance upon an exemption from the registration requirements of the Securities Act and equivalent state securities laws afforded by section 1145 of the Bankruptcy Code, Reorganized KCS Convertible Preferred Stock to be issued on the Effective Date as provided in the Plan and Reorganized KCS Common Stock to be issued upon conversion of such preferred stock will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. Section 1145 of the Bankruptcy Code generally exempts from such registration the offer or sale of a debtor's securities or of an affiliate of, or a successor to, a debtor under a chapter 11 plan if such securities are offered or sold in exchange for a Claim against, or interest in, or an administrative expense claim against, such debtor.

              KCS believes the exchange of Reorganized KCS Convertible Preferred Stock for Senior Subordinated Notes Claims under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code. Thus, any Reorganized KCS Convertible Preferred Stock issued pursuant to the Plan on the Effective Date would be deemed to have been issued in a public offering in compliance with the requirements of the Securities Act and, therefore, could be resold by any holder thereof without registration under the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally could be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

              Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transaction" of an entity that is not an "issuer," (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer (in this case, Reorganized
KCS) of the securities within the meaning of Section 2(l1) of the Securities
Act.

              The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to Section 2(l1) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 promulgated under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor, under a plan of reorganization (e.g., Reorganized KCS) may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten (10%) of the voting securities of a reorganized debtor is a presumptive "control person" of such debtor.

              If a person is deemed to be a control person and thus an "underwriter" who receives Reorganized KCS Convertible Preferred Stock pursuant to the Plan, resales by such person would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may be able to sell securities without registration pursuant to the resale provisions of Rule 144 promulgated under the Securities Act.

              Rule 144 permits the resale of securities received pursuant to the Plan by statutory underwriters subject to applicable holding period requirements, volume limitations, notice and manner of sale requirements, availability of current information about the issuer and certain other conditions. Generally, Rule 144 provides that if such conditions are met, specified persons who resell "restricted securities" or who resell securities that are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in
Section 2(l1) of the Securities Act. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the 90 days preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two years, is entitled to sell such securities without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

              Whether or not any particular person would be deemed to be an "underwriter" of Reorganized KCS Convertible Preferred Stock to be issued pursuant to the Plan, or an "affiliate" of Reorganized KCS, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be such an "underwriter" or an "affiliate".

              IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED KCS, THE DEBTORS MAKE NO REPRESENTATIONS OR AGREEMENTS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN REORGANIZED KCS CONVERTIBLE PREFERRED STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

              Pursuant to the Plan, certificates evidencing shares of Reorganized KCS Convertible Preferred Stock received by holders of five percent (5%) or more of the outstanding Reorganized KCS Common Stock calculated on a fully diluted basis or by holders that do not certify that they are not underwriters within the meaning of section 1145 of the Bankruptcy Code, will bear a legend substantially in the form below:

              THE SHARES OF CONVERTIBLE PREFERRED STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE

              SECURITIES LAWS OR UNLESS KCS ENERGY, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

              Any entity that would receive legended securities as provided above may instead receive certificates evidencing Reorganized KCS Convertible Preferred Stock without such legend if, prior to the Effective Date, such entity delivers to Reorganized KCS (i) an opinion of counsel reasonably satisfactory to Reorganized KCS to the effect that shares of Reorganized KCS Convertible Preferred Stock to be received by such entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act, (ii) a certification that it is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code and (iii) a waiver of registration rights.

              Any holder of a certificate evidencing shares of Reorganized KCS Convertible Preferred Stock bearing such legend may present such certificate to the transfer agent for such shares for exchange for one or more certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such shares are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Reorganized KCS an opinion of counsel reasonably satisfactory to Reorganized KCS to the effect that such shares are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee will not bear such legend, unless otherwise specified in such opinion.

              Forms of the Reorganized Debtors' By-laws, Reorganized Debtors' Certificates of Incorporation, Renewal Notes Commitment, Reorganized KCS Convertible Preferred Stock and the definitive documentation with respect to the New Employee and Director Stock Option Plan will be contained in the Plan Supplement and will be filed with the Bankruptcy Court at least fifteen (15) days prior to the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during hours established therefor. In addition, holders of Claims and Equity Interests may obtain a copy of the Plan Supplement from the Debtors by contacting Steve Vacek at Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002, Telephone: (713) 546-5189, Fax:
(713) 224-9511.

                                       X.

                        CERTAIN FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR

INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.     VARIANCES FROM PROJECTIONS

              A fundamental premise of the Plan is the implementation and realization of Reorganized Debtors' proposed business plan, as reflected in the Projections annexed hereto as Exhibit F and the assumptions underlying such Projections. The Projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Debtors and, with respect to prevailing market and economic conditions, that are beyond the control of Reorganized Debtors and that may not materialize. The Projections include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, future oil and gas prices, the ability to replace oil and gas reserves lost to production and to expand the Reorganized Debtors' reserve base, drilling success rates and the ability to control future capital and operating expenses. The Debtors believe the assumptions underlying the Projections are reasonable. Unanticipated events and circumstances occurring subsequent to the preparation of the Projections likely will affect the actual financial results of the Reorganized Debtors, possibly materially and adversely. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, which variations may be material and adverse.

B.     VOLATILE NATURE OF OIL AND GAS MARKETS; FLUCTUATIONS IN PRICES

              The Debtors' future financial condition and results of operations are dependent on the demand and prices received for the Debtors' oil and gas production and on the costs of acquiring, developing and producing reserves. Oil and gas prices historically have been volatile and are expected by the Debtors to continue to be volatile in the future. Prices for oil and gas are subject to fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the Debtors' control. These factors include political conditions in the Middle East and elsewhere, domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign government regulations and taxes, the price and availability of alternative fuels and overall economic conditions. From time to time, oil and gas prices have been depressed by excess domestic and imported supplies. Current price levels may not be sustained, and predictions of future oil and gas price movements cannot be made with certainty. A decline in oil and gas prices likely would adversely affect the Debtors' cash flow, liquidity and profitability. Lower oil and gas prices also may reduce the volume of the Debtors' oil and gas that can be produced economically. Additionally, a significant amount of the Debtors' oil and gas sales are made in the spot market and not pursuant to long-term fixed price contracts. With the objective of reducing price risk, the Debtors have, and may continue to enter into hedging transactions with respect to a portion of its expected future production. The degree of risk reduction and mitigation of the effect of a substantial and extended decline in oil and gas prices by hedging transactions is difficult to predict and is contingent upon the terms of the transactions. Any substantial or extended decline in the prices of oil or gas almost certainly would have a material adverse effect on the Debtors' financial condition and results of operations.

C.     RISKS OF HEDGING TRANSACTIONS

              In order to manage its exposure to price risks in the marketing of its oil and gas, the Debtors in the past have entered into, and expect to continue to enter into, oil and gas price hedging arrangements with respect to a portion of their expected production. These arrangements may include futures contracts and options sold on NYMEX and privately-negotiated forwards, swaps and options. While intended to reduce the effects of volatility of oil and gas prices, such transactions may limit potential gains by the Debtors if oil and gas prices were to rise over the prices established by hedging. In addition, such transactions may expose the Debtors to the risk of financial loss in certain circumstances, including instances in which (i) production is less than hedged, (ii) there is a widening of price differentials between delivery points for the Debtors' production and the differential assumed in hedging arrangements, (iii) the counterparties to the Debtors' futures contracts fail to perform, (iv) the Debtors fail to make timely deliveries or (v) a sudden, unexpected event materially impacts oil or gas prices.

D.     DEPENDENCE ON ACQUIRING AND FINDING ADDITIONAL RESERVES

              The Debtors' prospects for future growth and profitability will depend predominately on their ability to replace existing reserves through acquisitions and development and exploratory drilling. The decision to acquire a business or to purchase, explore or develop an interest in a property will depend in part on the evaluation of data obtained through geophysical and geological analyses and engineering studies, the results of which may be inconclusive or subject to varying interpretations. Acquisitions may not be available at attractive prices, the Debtors' acquisition and exploration activities or planned development projects may not result in significant additional reserves, and the Debtors may not have anticipated or sustained success at drilling economically productive wells. Without successfully acquiring or developing additional reserves, the Debtors' proved reserves and revenues will decline.

E.     EXPLORATION AND DEVELOPMENT RISKS

              Exploratory drilling and development drilling are subject to many risks, including the risk no commercially productive reservoirs will be encountered. New wells drilled by the Debtors may not be productive and the Debtors may not recover all or any portion of their investment. Drilling for oil and gas may involve unprofitable efforts, not only from non-productive wells, but from wells that are productive but do not produce sufficient net revenues to return a profit. The cost of drilling, completing and operating wells is often uncertain. The Debtors' drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Debtors' control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

F.     SUBSTANTIAL CAPITAL REQUIREMENTS

              The Debtors have made, and likely will continue to make, substantial capital expenditures in connection with the acquisition, development and exploration of oil and gas properties. Historically, the Debtors financed the capital expenditures with cash flow from operations, asset divestitures, and funds from long-term debt financing, including bank financing secured by its oil and gas assets. The Debtors anticipate that its cash flow from operations and proceeds from asset divestitures will be sufficient to fund the capital expenditures currently budgeted for drilling and acquisition activities in 2000 and as necessary in the years beyond 2000. Future cash flows and the availability of financing are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and the Debtors' success in locating and producing new reserves. If revenues were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and the Debtors had no credit available under the Secured Bank Renewal Notes, the Debtors could be limited in their ability to replace their reserves or to maintain production at current levels, resulting in a decrease in production and revenue over time. If the Debtors' cash flow from operations and proceeds from asset divestitures is not sufficient to satisfy their capital expenditure requirements, additional debt or equity financing may not be available to meet these requirements.

G.     ACQUISITION RISKS

              Acquisitions of oil and gas businesses, working interests in properties and volumetric production payments have been an important element of the Debtors' business, and the Debtors will continue to seek acquisitions in the future. Even though the Debtors perform a review of the major properties they seek to acquire that they believe is consistent with industry practices (including a limited review of title and other records), such reviews are inherently incomplete and it is generally not feasible for the Debtors to review in-depth every property and all records. Even an in-depth review may not reveal existing or potential problems or permit the Debtors to become familiar enough with the properties to assess fully their deficiencies and capabilities, and the Debtors may assume environmental and other liabilities in connection with acquired businesses and properties.

H.     MARKETING RISKS

              The Debtors' ability to market oil and gas at commercially acceptable prices is dependent upon the availability, and capacity, of gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity thereof could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect the Debtors' ability to produce and market their oil and gas. If market factors were to change dramatically, the financial impact on the Debtors could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Debtors and represent a significant risk.

I.     OPERATING RISKS

              The Debtors' operations are subject to numerous risks inherent in the oil and gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Debtors due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The Debtors' operations may be materially curtailed, delayed or canceled as a result of numerous factors, including the presence of unanticipated pressure or irregularities in formations, hydrogen sulfide gas ("sour gas"), title problems, weather conditions, accidents, compliance with governmental requirements and shortages or delays in the delivery of equipment. In accordance with customary industry practice, the Debtors maintain insurance against some, but not all, of the risks described above. There can be no assurance the levels of insurance maintained by the Debtors will be adequate to cover any losses or liabilities. The Debtors cannot predict the continued availability of insurance, or availability at commercially acceptable premium levels. In addition, in the future, the Debtors may shut in wells due to the production of excess quantities of sour gas, a risk against which it does not maintain insurance.

J.     UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES AND FUTURE NET CASH
       FLOWS

              There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the Debtors' control. This Disclosure Statement includes estimates of oil and gas reserves prepared by Netherland, Sewell & Associates, Inc. Reserve engineering is a partially subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flow necessarily depend upon a number of variable factors and assumptions, such as historical production from the area, reservoir pressure, geological mapping, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices, operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary significantly. Actual production, revenues and expenditures with respect to the Debtors' reserves likely will vary from estimates, and such variances may be material. The Debtors' properties may also be susceptible to hydrocarbon drainage from production by other operators of adjacent properties. In addition, the Debtors' reserves and future cash flows may be subject to revisions, based upon production history, results of future development, oil and gas prices, performance of counterparties under agreements to which the Debtors are a party, operating and development costs and other factors.

              A portion of the Debtors' total proved reserves are undeveloped, which are by their nature less certain. Recovery of such reserves will require substantial capital expenditures by the Debtors and the successful completion of drilling operations or other operations. The Debtors' reserve data contain assumptions that substantial capital expenditures by the Debtors will be required to develop such reserves. Although cost and reserve estimates attributable to the Debtors' reserves have been prepared in accordance with industry standards, no assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated.

              PV-10 values referred to in this Disclosure Statement and the attached exhibits should not be construed as the current market value of the estimated oil and gas reserves attributable to the Debtors' properties. The net present value discounted at a 10% discount factor ("PV-10") is the asset value attributable to the reserve estimates at the specified prices. This calculation is not intended to be in accordance with applicable requirements of the Securities and Exchange Commission which utilizes flat pricing assumptions. Although the prices used are believed to be representative of current market conditions, actual future prices and costs may be materially higher or lower. Actual discounted future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of costs in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is used to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Debtors and their properties or the oil and gas industry in general.

K.     FINANCING REQUIREMENTS AND RESTRICTIONS

              If the Plan is consummated, the Debtors will have substantial indebtedness and other obligations as of the Effective Date. The Debtors' level of indebtedness will have several important effects on its future operations. A significant portion of the Debtors' cash flow from operations must be dedicated to the payment of interest on its indebtedness and dividends on preferred stock issued pursuant to the Plan and will not be available for other purposes. The covenants contained in the Resources Facility and the Medallion Facility, as amended by the Plan, and the Senior Indenture require the Debtors to meet certain financial tests. Other restrictions may also limit the Debtors' ability to borrow additional funds and may affect their flexibility in planning for and reacting to changes in its business, including possible acquisition activities. The Debtors' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may also be restricted. There can be no assurance that the Debtors will be able to remain in compliance with the financial ratios prescribed under the Resources Facility and the Medallion Facility, as amended by the Plan, or the Senior Indenture. Failure to do so may result in a default and could lead to the acceleration of the Debtors' indebtedness under the Resources Facility and the Medallion Facility, as amended by the Plan, and the Senior Indenture, as applicable. Moreover, if the Debtors' reserve value were to decrease as a result of lower oil and gas prices, decreased reserves or otherwise, the borrowing base under the Resources Facility and the Medallion Facility, as amended by the Plan, could be reduced and could restrict the Debtors' future growth and could result in requirements for repayment of outstanding debt thereunder.

L.     CHANGE OF CONTROL

              Section 10.16 of the Senior Indenture (Purchase of Securities Upon Change of Control) provides that:

              [u]pon the occurrence of a Change of Control [KCS] shall be obligated to make an offer to purchase all of the then Outstanding Securities, in whole or in part, from the [holders of Senior Notes] in integral multiples of $1000, at a purchase price ... equal to 101% of the aggregate principal amount of such [s]ecurities, plus accrued and unpaid interest, if any, ... in accordance with [certain procedures].

              As defined by the Senior Indenture, a 'Change of Control' occurs if:

              any event or series of events [results in] (a) any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the [Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act")]), is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total [equity interests pursuant to which holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the subject company ("Voting Stock")][.]

              Section 13(d)(3) and 14(d)(2) of the Exchange Act both define a syndicate or group to exist "when two or more people [act] as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of an issuer[.]" In determining the existence of a 'group' a court, under the applicable statutory provisions, will look for evidence of a common objective and a subsequent act in furtherance of that objective by a member of the proposed group. See, e.g., Bath Indus. Inc. v. Blot, 427 F.2d 97 (7th Cir. 1970).

              Under the Plan, the full conversion of Reorganized KCS Convertible Preferred Stock into Reorganized KCS Common stock would result in the holders of Reorganized KCS Convertible Preferred Stock representing approximately 32.37% of the Voting Stock of Reorganized KCS, subject to dilution by the exercise of options issued under the New Employee and Director Stock Option Plan. If, after such conversion, any single holder or group of holders of the Voting Stock of Reorganized KCS is deemed a "person" or "group", and is the "beneficial owner", directly or indirectly, of more than 50% of the total Voting Stock of the Reorganized KCS, the change of control provision of section 10.16 of the Senior Indenture will be triggered.

              The Debtors are not aware of any single holder of Senior Subordinated Notes Claims who will receive under the Plan sufficient shares of Reorganized KCS Convertible Preferred Stock (assuming full conversion) to become the beneficial owner of more than 50% of the Voting Stock of Reorganized KCS and as a result trigger the change of control provision of the Senior Indenture.

M.     ABSENCE OF PUBLIC MARKET

              The Reorganized KCS Convertible Preferred Stock will constitute a new issue of securities for which there is no established trading market. Reorganized KCS does not intend to list the Reorganized KCS Convertible Preferred Stock on any national securities exchange or to seek the admission of the Reorganized KCS Convertible Preferred Stock for quotation through the National Association of Securities Dealers Automated Quotation System. Reorganized KCS can provide no assurance as to the development or liquidity of any market for the Reorganized KCS Convertible Preferred Stock, the ability of the holders of Reorganized KCS Convertible Preferred Stock to sell their Reorganized KCS Convertible Preferred Stock or the price at which the holders would be able to sell their Reorganized KCS Convertible Preferred Stock. Future trading prices of the Reorganized KCS Convertible Preferred Stock will depend on many factors, including, among other things, prevailing interest rates, operating results and prospects of Reorganized KCS and the market for similar securities and securities of similar issuers.

N. EFFECTIVE SUBORDINATION OF THE SENIOR NOTES AND REORGANIZED KCS CONVERTIBLE PREFERRED STOCK

              Reorganized KCS' obligations under the Resources Facility and the Medallion Facility, as amended by the Plan, will be secured by first priority liens and mortgages and junior liens and mortgages on substantially all of its assets. Therefore, in the event of a bankruptcy, liquidation or reorganization of Reorganized KCS, the assets of Reorganized KCS would be available to pay obligations on the Senior Notes only after all indebtedness outstanding under the Resources Facility and the Medallion Facility, as amended by the Plan, has been paid in full, and in such event there may not be sufficient assets remaining to pay amounts due on any or all of the Senior Notes or Reorganized KCS Convertible Preferred Stock, then outstanding. The indebtedness under the Resources Facility and the Medallion Facility, as amended by the Plan, will become due prior to the time the principal obligations under the Senior Notes become due. Furthermore, the assets of Reorganized KCS would be available to pay the liquidation preference on the Reorganized KCS Convertible Preferred Stock only after all indebtedness outstanding on the Senior Notes has been paid in full, and in such event there may not be sufficient assets remaining to pay any or all of such liquidation preference.

O.     COMPETITIVE INDUSTRY

              The oil and gas industry is highly competitive. The Debtors compete for oil and gas business and property acquisitions and for the exploration, development, production, transportation and marketing of oil and gas, as well as for equipment and personnel, with major oil and gas companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have financial and other resources which substantially exceed those available to the Debtors.

P.     GOVERNMENTAL REGULATIONS

              The Debtors' business is affected by numerous governmental laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. Legislative proposals are frequently introduced in Congress and state legislatures which, if enacted, might significantly affect the oil and gas industry. Changes in applicable laws and regulations could have a material adverse effect on the Debtors' business. The Debtors believe their operations comply in all material respects with all current applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more a restrictive effect on the Debtors' method of operations than on other similar companies in the energy industry. Nevertheless, in view of the many uncertainties with respect to current and future laws and regulations the Debtors cannot predict the overall effect of such laws and regulations on its future operations.

              A more thorough discussion of certain laws and regulations that may impact the Debtors' operations is contained in the 1999 10-K annexed hereto as Exhibit C.

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

Q.     PENDING LITIGATION AND OTHER LEGAL PROCEEDINGS

              Please refer to the 1999 10-K and the June 30, 2000 10-Q annexed hereto as Exhibits B and C, respectively, for a discussion of pending litigation and legal proceedings involving the Debtors.

R.     CERTAIN TAX MATTERS

              For a summary of the federal income tax consequences of the Plan to holders of Certain Claims and holders of Equity Interests, and to the Debtors, see Section XIV below.

                                      XI.

                       VOTING PROCEDURES AND REQUIREMENTS

A.     CLASSES ENTITLED TO VOTE UNDER THE PLAN

              Only holders of Claims in Class 2 (Secured Bank Claims), Class 5 (Senior Subordinated Notes Claims) and Class 6 (General Unsecured Claims), and Equity Interests in Class 7 (KCS Common Stock Equity Interests) as of the Record Date are authorized to vote on the Plan.

B.     VOTING REQUIREMENTS

              IT IS IMPORTANT THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Claims and Equity Interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot (or Ballots) that accompanies this Disclosure Statement.

              The Debtors have retained The Altman Group, Inc. as their Voting Agent to assist in the transmission of voting materials and the tabulation of votes with respect to the plan. FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE RECEIVED BY THE ALTMAN GROUP, INC., 60 EAST 42ND STREET, SUITE 1241, NEW YORK, NEW YORK 10165, NO LATER THAN 10:00 P.M., EASTERN TIME, ON JANUARY 5, 2001. If you return your Ballot to your bank or broker, or the agent of either, you must return your Ballot to them with sufficient time for them to process it and return it to The Altman Group, Inc. by the voting deadline.

              Any Ballot executed and received timely but which does not indicate an acceptance or rejection of the Plan will be deemed an acceptance of the Plan. If you have any questions concerning voting procedures, if your Ballot is damaged or lost, or if you need an additional copy of the Disclosure Statement, you may contact The Altman Group, Inc. at the address specified above or by telephoning (212) 681-9600.

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

C.     ACCEPTANCE BY CLASSES OF CLAIMS OR EQUITY INTERESTS

              Under the Bankruptcy Code, acceptance of a chapter 11 plan by an impaired class of Claims occurs when holders of at least two-thirds in dollar amount and more than one half in number of the Allowed Claims of that class that cast ballots for acceptance or rejection of the chapter 11 plan vote to accept the plan. Thus, acceptance of the Plan by Classes 2 (Secured Bank Claims), 5 (Senior Subordinated Notes Claims) and 6 (General Unsecured Claims) will occur only if at least two-thirds in dollar amount and a majority in number of the holders of Claims in these Classes that timely return their Ballots vote in favor of acceptance.

              Under the Bankruptcy Code, acceptance of a chapter 11 plan by an impaired class of equity interests occurs when holders of at least two-thirds in amount of interests of the Allowed equity interests of that class that cast ballots for acceptance or rejection of the chapter 11 plan vote to accept the plan. Thus, acceptance of the Plan by Class 7 (KCS Common Stock Equity Interests) will occur only if at least two-thirds in amount of the holders of KCS Common Stock Equity Interests that timely return their Ballots vote in favor of acceptance.

              A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

              The Debtors may seek to confirm the Plan even if one or more Classes of Claims or Equity Interests do not accept the Plan.

                                      XII.

                            CONFIRMATION OF THE PLAN

              Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

A.     CONFIRMATION HEARING

              Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for January 30, 2001, at 9:30 a.m., Eastern Time, and continuing on January 31, 2001 in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.

              Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, set forth the name of the objectant, the nature and amount of Claim or Equity Interest held or asserted by the objectant against the Debtors' estates or property, the basis for the objection and the specific grounds therefor, and be filed with the Bankruptcy Court, with a copy to chambers, together with proof of service thereof, and served upon (i) Weil, Gotshal & Manges

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LLP, Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153,
Attention: Michael P. Kessler, Esq.; (ii) The Bayard Firm, Attorneys for the Debtors, 222 Delaware Avenue, Suite 900, Wilmington, Delaware 19899, Attention:
Neil B. Glassman, Esq.; (iii) Gibson, Dunn & Crutcher, LLP, Attorneys for the Official Committee of Unsecured Creditors, 200 Park Avenue, New York, New York 10166, Attention: D. J. Baker, Esq.; and (iv) The United States Trustee for the District of Delaware, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, Attention: Frank Perch, Esq., so as to be received no later than 4:00 P.M., Eastern Time, on January 5, 2001.

              Objections to confirmation of the Plan are governed by Federal Rule of Bankruptcy Procedure 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.     REQUIREMENTS FOR CONFIRMATION OF THE PLAN

              At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (a) is accepted by all impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (b) is feasible, and (c) is in the "best interests" of holders of Claims and Equity Interests impaired under the Plan.

       1.     Fair and Equitable Test

              The Debtors may seek to confirm the Plan notwithstanding the nonacceptance of the Plan by any impaired Class of Claims or Equity Interests entitled to vote on the Plan. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each dissenting impaired Class. The Debtors believe that Claims in Classes 2, 5, and 6 and Equity Interests in Classes 7 and 8 are impaired under the Plan. A plan does not discriminate unfairly if the legal rights of a dissenting impaired class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting impaired class and if no class receives more than it is entitled to for its claims or equity interests. The Debtors believe the Plan satisfies this requirement.

              The Bankruptcy Code establishes different "fair and equitable" tests for secured claims, unsecured claims and equity interests, as follows:

              a.     Secured Claims

                     Either (i) each holder of an impaired Secured Claim (x) retains the Liens securing such Claim to the extent of the Allowed amount of such Claim and (y) receives on account of such Claim deferred Cash payments totaling at least the Allowed amount of such Claim with a present value as of the effective date at least equal to the value of such holder's interest in the estate's interest in the property securing its Liens; (ii) property subject to the Lien of the impaired creditor is sold free and clear of that Lien, with the Lien attaching to the proceeds of the sale, and the Lien proceeds treated in accordance

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

       with clauses (i) or (iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its Claim under the Plan.

              b.     Unsecured Claims

                     Either (i) each holder of an impaired Unsecured Claim receives or retains under the Plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of Claims and Equity Interests that are junior to the Claims of the dissenting Class will not receive or retain any property under the Plan on account of such junior Claims or Equity Interests.

              c.     Equity Interests

                     Either (i) each Equity Interest holder will receive or retain under the Plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such Equity Interest or (y) the value of the Equity Interest, or (ii) the holders of Equity Interests that are junior to the dissenting class of equity interests will not receive or retain any property under the Plan on account of such junior interest.

                     The Debtors believe the Plan may be confirmed on a nonconsensual basis if the holders of any Class of Claims or Equity Interests entitled to vote on the Plan votes to reject the Plan (provided at least one impaired Class of Claims votes to accept the Plan). If appropriate, the Debtors will demonstrate at the Confirmation Hearing the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code as to any non-accepting Class.

       2.     Feasibility

              The Bankruptcy Code requires that confirmation of a chapter 11 plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. For purposes of determining whether the Plan meets this requirement, the Debtors analyzed their ability to meet their obligations under the Plan and prepared projections for the Reorganized Debtors (the "Projections") that include the remainder of 2000 and for the three-year period ending 2003. The Debtors project that they will have an estimated $33 million of cash on hand and available to consummate the Plan. The December 31, 2000 balance sheet included in the Projections is an assumed post-effective date balance sheet. The Projections, and the significant assumptions on which they are based, are set forth in Exhibit F annexed hereto. Based upon the estimated cash on hand to consummate the Plan and such Projections, the Debtors believe they will have sufficient assets to satisfy their obligations under the Plan and confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization.

              The Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan will be December 1, 2000.

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

       3.     "Best Interests" Test

              With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires each such holder either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

              This analysis requires the Bankruptcy Court to determine what the holders of Allowed Claims and Allowed Equity Interests in each impaired Class would receive from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount which would be available for the satisfaction of Claims and Equity Interests of the Debtors would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation.

              The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of any official committees that are allowed in the chapter 7 case. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases. All of these types of Claims (and such other claims which may arise in the liquidation case or result from the pending Chapter 11 Cases) would be required to be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

              To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties (after subtracting the amounts attributable to the types of claims described above) is then compared with the present value offered to such classes of Claims and Equity Interests under the Plan.

              After consideration of the effects a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the potential erosion in value of assets in a chapter 7 case in the context of the liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; and (c) the adverse effects on the salability of aspects of the Debtors' operations as a result of the departure of key employees, the Debtors believe confirmation of the Plan will provide each holder of an Allowed Claim or Allowed Equity Interest with not less than the amount it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

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

              The Debtors also believe the value of any distributions from the liquidation proceeds to each Class of Allowed Claims in a chapter 7 case could be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

              The Debtors' Liquidation Analysis is annexed hereto as Exhibit E. Exhibit E provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by management of the Debtors with the assistance of their financial advisors.

              Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of six months. This period would allow for the collection of receivables, selling of assets, and the winding down of operations.

                                     XIII.

                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

              The Debtors have evaluated alternatives to the Plan, including the liquidation of the Debtors. After studying these alternatives, the Debtors have concluded the Plan is the best alternative and will maximize recoveries by parties in interest, assuming confirmation of the Plan. The following discussion provides a summary of the Debtors' analysis leading to its conclusion that a liquidation or alternative plan of reorganization would not provide the highest value to parties in interest.

A.     LIQUIDATION UNDER CHAPTER 7

              If no chapter 11 plan of reorganization can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which one or more trustees would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Allowed Interests is set forth in the preceding Section XII.B.3. The Debtors believe liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan, (ii) no distributions being made to holders of Equity Interests, and (iii) the failure to realize the greater going concern value of the Debtors' assets.

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

B.     ALTERNATIVE PLAN OF REORGANIZATION

              If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. The Debtors believe the Plan, as described herein, enables holders of Claims and Equity Interests to realize the greatest equitable recovery under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, probably resulting in somewhat greater recoveries than under chapter 7. Further, if a trustee were not appointed, because one is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe a liquidation under chapter 11 is a much less attractive alternative to holders of Claims and Equity Interests than the Plan because the return to holders of Claims and Equity Interests provided for in the Plan is likely to be greater than the returns under a chapter 11 liquidation.

                                      XIV.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.     INTRODUCTION

              THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIMS AND EQUITY INTERESTS AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

              THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR THE HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS (SUCH AS HOLDERS WHO DID NOT ACQUIRE THEIR CLAIM ON ORIGINAL ISSUE), NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

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

              THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

B.     CONSEQUENCES TO HOLDERS OF CLAIMS

       1.     Realization and Recognition of Gain or Loss in General

              The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

              Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as Cash and new debt instruments), in an amount equal to the difference between (i) the sum of the amount of any Cash, the issue price of any debt instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). The treatment of accrued but unpaid interest and amounts allocable thereto varies depending on the nature of the holder's claim and is discussed below.

              Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of 10 years or more will be classified as a security, and a debt instrument having an original term of fewer than five years will not. Debt instruments having a term of at least five years but less than 10 years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult his or her own tax advisor to determine whether his or her Allowed Claim constitutes a security for federal income tax purposes.

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       2.     Holders of Allowed Administrative Expense Claims (Unclassified)
and Professional Compensation and Reimbursement Claims (Unclassified)

              Holders of Allowed Administrative Expense Claims and Allowed Professional Compensation and Reimbursement Claims generally will be paid in full in Cash on, or subsequent to, the Effective Date. Such holders who are subject to tax must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them.

       3. Holders of Other Priority Claims (Class 1) and Other Secured Claims (Class 3)

              A holder of an Allowed Other Priority Claim will be paid in full on, or subsequent to, the Effective Date. A holder of an Allowed Other Secured Claim will either be paid in full or will have its claim reinstated. If the holder of an Other Priority Claim or an Other Secured Claim is paid in full, such holder will realize gain or loss in an amount equal to the difference between (a) the holder's basis in such Claim (excluding amounts paid in respect of accrued but unpaid interest) and (b) the amount of Cash received (excluding amounts paid in respect of accrued but unpaid interest). Amounts received in respect of Claims for accrued interest will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting. If the holder of an Allowed Other Secured Claim has its claim reinstated, there will be no tax consequences as a result thereof.

       4.     Holders of Secured Bank Claims (Class 2)

              Under the Plan, a holder of an Allowed Secured Bank Claim will receive Secured Bank Renewal Notes and may receive Cash. The tax treatment accorded to the exchange of Allowed Secured Bank Claims for Secured Bank Renewal Notes will depend on whether such exchange constitutes a substantial modification of a debt instrument within the meaning of the Treasury Regulations. If the exchange does not constitute a substantial modification of a debt instrument, then no gain or loss will be recognized and the holder's basis and holding period in the Allowed Secured Bank Claim will carry over to the Secured Bank Renewal Note. The amount of Cash (if any) received in respect of accrued but unpaid interest, fees and charges will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting.

              If the exchange of Allowed Secured Bank Claims for Secured Bank Renewal Notes constitutes a substantial modification of a debt instrument under Treasury Regulations, then whether such modification will cause a holder to recognize gain or loss on the exchange for federal income tax purposes will depend on whether the Allowed Secured Bank Claim and the Secured Bank Renewal Notes constitute "stock or securities" for federal income tax purposes. Due to the short-term nature of the Allowed Secured Bank Claims, Debtors do not believe that such Claims will constitute "stock or securities" for federal income tax purposes. In such case, a holder will recognize gain or loss in an amount equal to the difference between (i) the holder's basis in its Allowed Secured Bank Claim (excluding amounts paid in respect of accrued but unpaid interest); and
(ii) the amount of Cash and the adjusted issue price of any Secured Bank Renewal Notes received (excluding amounts paid in respect of accrued but unpaid interest). The amount received in respect of claims for accrued but unpaid interest, fees and charges will be

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

taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting.

              If the exchange constitutes a substantial modification of a debt instrument under Treasury Regulations and the Allowed Secured Bank Claim and the Secured Bank Renewal Notes constitute "stock or securities" for federal income tax purposes, then the exchange will constitute a recapitalization, and hence a reorganization, within the meaning of the Tax Code. In such case, no loss will be recognized by any such exchanging holder. However, if such holder realizes a gain on the exchange, then such gain will be recognized for tax purposes, but not in excess of the amount of Cash (excluding Cash paid in respect of accrued but unpaid interest) received in the exchange. Such a holder will take a basis in the Secured Bank Renewal Notes received equal to its basis in the Allowed Secured Bank Claim, increased by the amount of gain (if any) recognized on the exchange and decreased by the amount of Cash (excluding Cash paid in respect of accrued but unpaid interest) received. The amount received in respect of accrued but unpaid interest, fees and charges will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting.

       5.     Holders of Reinstated Senior Notes (Class 4)

              A holder of a Senior Notes Claim will have its Senior Notes reinstated and will receive cash. Such holder will not realize any gain or loss for federal income tax purposes because the transactions will not give rise to a significant modification of the Senior Notes within the meaning of the Treasury Regulations. Such a holder will be deemed to be in receipt of interest income for federal income tax purposes to the extent that (a) any amounts received are paid to such holder in respect of a claim for accrued but unpaid interest and
(b) such holder has not previously included such amounts in income under its method of accounting. Such interest income will be taxed as ordinary income.

       6.     Holders of Senior Subordinated Notes Claims (Class 5)

              On the Effective Date, holders of Senior Subordinated Notes Claims will receive Reorganized KCS Preferred Stock. Such exchange will constitute a recapitalization, and hence a reorganization, within the meaning of the Tax Code because the Senior Subordinated Notes and Reorganized KCS Preferred Stock will constitute "stock or securities" for federal income tax purposes. Therefore, no loss will be recognized by any such exchanging holder. Because a holder will not receive Cash or other property on the Effective Date, no gain will be recognized. A holder's basis in its Allowed Senior Subordinated Notes Claim will carry over to the Reorganized KCS Preferred Stock (excluding any Reorganized KCS Preferred Stock received in respect of accrued but unpaid interest). The basis of any Reorganized KCS Preferred Stock received in respect of a claim for accrued but unpaid interest will equal its fair market value on the Effective Date. The amount received in respect of accrued but unpaid interest, fees and charges will be taxed as ordinary income, except to the extent previously included in income by a holder under its method of accounting.

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       7.     Holders of Allowed General Unsecured Claims (Class 6)

              Holders of Allowed General Unsecured Claims will be paid in full in Cash and the tax treatment to the holder of such a Claim will depend upon the nature of the Claim, e.g., the holder of a Claim for wages would realize ordinary income upon payment of such Claim, the holder of a Claim for money loaned would not recognize any gain or loss except to the extent that he had previously claimed a deduction for worthlessness of such obligation and the holder of a Claim for payment in respect of the sale of property constituting a capital asset might, depending upon the circumstances, be eligible for long term capital gains treatment. Holders of such Claims should consult with their own tax advisors.

       8.     Holders of KCS Common Stock Equity Interests (Class 7)

              Holders of KCS Common Stock Equity Interests will realize no gain or loss as a result of implementation of the Plan.

       9. Holders of Employee and Director Stock Option Plans Equity Interests (Class 8)

              Holders of Employee and Director Stock Option Plans Equity Interests will not realize or recognize any gain or loss for federal income tax purposes as a result of the implementation of the Plan.

       10.    Withholding

              All distributions to holders of Claims under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.     CONSEQUENCES TO DEBTORS OR REORGANIZED DEBTORS

       1.     Discharge-of-Indebtedness Income Generally

              In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the

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issue price of new debt issued is less than the adjusted issue price of the old debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules"). Pursuant to the Plan, all Claims will be satisfied in full (in Cash, Secured Bank Renewal Notes or Reorganized KCS Convertible Preferred Stock) or reinstated. Accordingly, there will be no COD income upon implementation of the Plan.

       2.     Utilization of Net Operating Loss Carryovers

              In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate entity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." The long-term tax-exempt rate as of the date of this Disclosure Statement is 5.75%. In any given year, this limitation may be increased by certain built-in gains realized after, but accruing economically before, the ownership change and the carryover of unused section 382 limitations from prior years.

              On the other hand, if at the date of an ownership change the adjusted basis for federal income tax purposes of a debtor's assets exceed the fair market value of such assets by prescribed amounts, (a "net unrealized built-in loss") then, upon the realization of such built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the net operating loss carryover, rather than the current deduction, and are also subject to the section 382 limitation.

              During the last three years, there have been a number of shifts in the ownership of the Debtors' stock. To the best of the Debtors' knowledge, those owner shifts did not give rise to any section 382 change of ownership which would limit the utilization of the Company's net operating loss carryovers prior to implementation of the Plan. However, the Debtors believe that implementation of the Plan will create a section 382 change of ownership.

              The harsh effects of the ownership change rules can be ameliorated by an exception that applies in the case of reorganizations under the Bankruptcy Code. Under the so-called "Section 382(l)(5) bankruptcy exception" to section 382 of the Tax Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (in vote and value), then the general ownership change rules will not apply. Instead, the debtor will be subject to a different tax regime under which the NOL is not limited on an annual basis, but is reduced by the amount of interest deductions claimed during the three taxable years, in respect of debt converted into stock in the reorganization. Moreover, if the section 382(l)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change.

              If the debtor would otherwise qualify for the section 382(l)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would greatly reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of section 382 of the Tax Code, but is permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by increasing the value of the old loss corporation to reflect any surrender or cancellation of creditors' claims) instead of immediately before the ownership change (the "Section 382(l)(6) limitation"). Alternatively, if the debtor does not qualify for the section 382(l)(5) bankruptcy exception, the utility of its NOL would automatically be governed by the section 382(l)(6) limitation.

              Based on their returns as filed and upon estimates for the 1999 taxable year, the Debtors believe they have an NOL of approximately $242 million as of December 31, 1999. The Debtors do not believe that they will have a net unrealized built-in loss as of the ownership change arising from implementation of the Plan. However, the amount of the NOL could be reduced or eliminated because of audit adjustments by the IRS that result from IRS examinations of the Debtors' returns, or any COD income as a result of the attribute reduction rules discussed above in Section I.C.2, "Certain Federal Income Tax Consequences of the Plan - Consequences to Debtors or Reorganized Debtors - Attribute Reduction." In addition, depending upon the valuation placed on the Debtors' assets, the Debtors could have a net unrealized built-in loss.

              Holders of Claims should note, however, that the amount of NOLs available to the Debtors or Reorganized Debtors is based on factual and legal issues with respect to which there can be no certainty. The actual annual utility of the NOL carryovers will be determined by actual market value and the actual long-term tax-exempt rate at the date of reorganization and may be different from amounts described herein.

       3.     Consolidated Return Items

              The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts or similar items. The Debtors, however, do not believe that the consequence of such items (if any) would have a material effect on them.

       4.     Alternative Minimum Tax

              A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized Debtors' consolidated group in future years that is otherwise offset by NOLs.

                                      XV.

                          CONCLUSION AND RECOMMENDATION

              The Debtors believe the Plan is in the best interests of all Creditors and holders of Equity Interest and urges the holders of all Claims and Equity Interests who receive ballots to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be actually received on or before 10:00 p.m., Eastern Time, on January 5, 2001.

Dated:        Houston, Texas
              October __, 2000
                                                     Respectfully submitted,

                                                     KCS ENERGY, INC.
                                                     (for itself and on behalf of each of its affiliated
                                                     Debtors)

                                                     By:
                                                        -------------------------------------------------------
                                                     Name:  James W. Christmas
                                                     Title:  President and Chief Executive Officer



                                                     ----------------------------------------------------------
                                                     Neil B. Glassman (No. 2087)
                                                     Jeffrey M. Schlerf (No. 3047)
                                                     Steven M. Yoder (No. 3885)
                                                     THE BAYARD FIRM
                                                     222 Delaware Avenue, Suite 900
                                                     P.O. Box 25130
                                                     Wilmington, Delaware  19899
                                                     Telephone:  (302) 655-5000
                                                     Fax:  (302) 658-6395

                                                     Harvey R. Miller
                                                     Martin J. Bienenstock
                                                     Michael P. Kessler (admitted in Texas only)
                                                     Weil, Gotshal & Manges LLP
                                                     767 Fifth Avenue
                                                     New York, New York  10153
                                                     Telephone:  (212) 310-8000
                                                     Fax:  (212) 310-8007

                                                     ATTORNEYS FOR DEBTORS AND DEBTORS
                                                     IN POSSESSION

                                    EXHIBIT A

                             PLAN OF REORGANIZATION

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                      Chapter 11
KCS ENERGY, INC., PROLIQ, INC., KCS         Case No. 00-0028 (PJW) and
ENERGY MARKETING, INC., KCS                 Case Nos. 00-0310 (PJW) through
RESOURCES, INC. A/K/A KCS MOUNTAIN          00-0318 (PJW)
RESOURCES, INC., KCS MEDALLION
RESOURCES, INC., MEDALLION CALIFORNIA       JOINTLY ADMINISTERED
PROPERTIES, INC., MEDALLION GAS
SERVICES, INC., KCS ENERGY SERVICES,
INC., KCS MICHIGAN RESOURCES, INC. AND
NATIONAL ENERDRILL CORP.,

Debtors.
-----------------------------------------


             DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION
                   UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

      KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a/ KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp., as chapter 11 debtors and debtors in possession
(collectively, the "Debtors") propose the following joint chapter 11 plan under section 1121(a) of title 11 of the United States Code:

                                    Article I

                                   DEFINITIONS

      As used herein, the following terms have the respective meanings specified below:

      1.1 Administrative Expense Claim means any expense or claim allowable in the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

      1.2 Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against the Debtors which has been listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim or Equity Interest allowed hereunder, (c) any Claim or Equity Interest which is not Disputed by the applicable deadline, (d) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

      1.3 Bank Lenders means the banks that participated in the Medallion Facility and the Resources Facility.

      1.4 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

      1.5 Bankruptcy Court means the United States District Court for the District of Delaware having subject matter jurisdiction over the Chapter 11 Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the Bankruptcy Court unit of such District Court under section 151 of title 28 of the United States Code.

      1.6 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and all Local Rules of the Bankruptcy Court applicable to the Chapter 11 Cases.

      1.7 Benefit Plans means all benefit plans, policies and programs, including all savings plans and retirement pension plans, sponsored by KCS.

      1.8 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

      1.9    Cash means lawful currency of the United States of America.

      1.10 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code, In re KCS Energy, Inc., et al., Chapter 11 Case No. 00-0028 (PJW) and
Case Nos. 00-0310 (PJW) through 00-0318 (PJW) Jointly Administered, currently pending before the Bankruptcy Court.

      1.11 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

      1.12 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

      1.13 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not timely avoided under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

      1.14 Commencement Date means January 18, 2000, the date on which KCS answered the involuntary petition and did not object to entry of the Order for Relief entered in the involuntary Chapter 11 Case No. 00-0028 (PJW) and the date on which the Chapter 11 Cases of each of the Debtors other than KCS commenced.

      1.15 Confirmation Date means the date on which the Bankruptcy Court signs the Confirmation Order.

      1.16 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan as such hearing may be adjourned or continued from time to time.

      1.17 Confirmation Order means the order of the Bankruptcy Court confirming the Plan.

      1.18 Creditors' Committee means the statutory committee of unsecured claim holders appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

      1.19 Debtors means, collectively, KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp.

      1.20 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101(1), 1107(a) and 1108 of the Bankruptcy Code.

      1.21 DIP Cash Collateral Order means the Order Authorizing and Restricting the Use of Cash Collateral and Granting Adequate Protection, dated and entered by the Court on the Commencement Date and providing for, among other things, the Debtors' use of cash collateral of the lenders thereto, designating Canadian Imperial Bank of Commerce as agent.

      1.22 Disclosure Statement means the disclosure statement relating to the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

      1.23 Disputed means, with reference to any Claim, any Claim proof of which was timely and properly filed, and in such case or in the case of an Administrative Expense Claim, any Administrative Expense Claim or Claim which is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order; any Claim proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed; and any Claim the liquidation or disposition of which is pending before a court or tribunal of competent jurisdiction as of the Commencement Date or which is otherwise disputed or contested, or becomes disputed or contested, by one or more of the Debtors.

      1.24 Distribution Record Date means the day that is 5 Business Days from and after the Confirmation Date.

      1.25 Effective Date means the first Business Day after the Confirmation Order is signed on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

      1.26 Employee and Director Stock Option Plans means the stock option plans adopted prior to the Commencement Date permitting KCS to grant options to its employees and directors to acquire shares of KCS Common Stock.

      1.27 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to subscribe for or otherwise acquire any such interest.

      1.28 Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, if an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or petition for certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Bankruptcy Code section 502(j), Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

      1.29 General Unsecured Claim means any Claim other than a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Senior Notes Claim, or Senior Subordinated Notes Claim.

      1.30 Indenture Trustees means the Senior Indenture Trustee and the Senior Subordinated Indenture Trustee when described collectively.

      1.31 Indentures means, when referenced collectively, the Senior Indenture and the Senior Subordinated Indenture.

      1.32   KCS means KCS Energy, Inc., a Delaware corporation.

      1.33 KCS Common Stock means the shares of common stock of KCS authorized, issued and outstanding as of the record date determined by the Bankruptcy Court for purposes of voting on the Plan.

      1.34 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

     1.35 Medallion Facility means the secured revolving credit facility provided pursuant to the First Amended and Restated Credit Agreement among KCS Medallion Resources, Inc., KCS Energy Services, Inc., KCS Energy, Inc., and Medallion Gas Services, Inc., and Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC, Inc., as Collateral Agent and the Lenders Signatory thereto, as to which the aggregate principal amount of indebtedness outstanding was $49,500,688.30 as of the Commencement Date.

     1.36 New Employee and Director Stock Option Plan means the stock option plan to be adopted on the Effective Date permitting the Debtors to grant to their employees and directors options and other rights to acquire shares of Reorganized KCS Common Stock representing up to 10% of all issued and outstanding shares of Reorganized KCS Common Stock on a fully-diluted basis. The New Employee and Director Stock Option Plan will be substantially in the form contained in the Plan Supplement.

      1.37 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

      1.38 Other Secured Claim means any Secured Claim other than a Secured Bank Claim.

      1.39 Plan means this chapter 11 plan, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

      1.40 Plan Supplement means the forms of documents referenced in the Plan and attached thereto.

      1.41 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

      1.42 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

      1.43 Renewal Notes Commitment means the commitment to amend the Resources Facility and Medallion Facility under such terms as may be agreed to by the Debtors and a group of bank lenders.

      1.44 Reorganized Debtors means Reorganized KCS Energy, Inc., Reorganized Proliq, Inc., Reorganized KCS Energy Marketing, Inc., Reorganized KCS
Resources, Inc. a/k/a KCS Mountain Resources, Inc., Reorganized KCS Medallion Resources, Inc., Reorganized Medallion California Properties, Inc.,
Reorganized Medallion Gas Services, Inc., Reorganized KCS Energy Services,
Inc., Reorganized KCS Michigan Resources, Inc. and Reorganized National Enerdrill Corp.

      1.45 Reorganized Debtors' By-laws means the amended and restated By-laws of the Reorganized Debtors which will be substantially in the form contained in the Plan Supplement.

      1.46 Reorganized Debtors' Certificates of Incorporation means the restated Certificates of Incorporation of Reorganized Debtors which will be substantially in the form contained in the Plan Supplement.

      1.47 Reorganized KCS means KCS, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

      1.48 Reorganized KCS By-laws means the amended and restated By-laws of Reorganized KCS which will be substantially in the form contained in the Plan Supplement.

      1.49 Reorganized KCS Certificate of Incorporation means the restated Certificate of Incorporation of Reorganized KCS which will be substantially in the form contained in the Plan Supplement.

      1.50 Reorganized KCS Common Stock means the authorized, issued and outstanding shares of common stock of Reorganized KCS upon the Effective Date and thereafter. Aside from the condition of its issuance, the Reorganized KCS Common Stock will be identical in all respects to the KCS Common Stock.

      1.51 Reorganized KCS Convertible Preferred Stock means the convertible preferred stock of Reorganized KCS bearing a fixed, preferred dividend, and having a stated value and liquidation preference per share of $1000 plus accrued interest on $1000 principal amount of Senior Subordinated Notes as of the Effective Date, authorized and to be issued pursuant to the Plan, and substantially in the form and having the terms contained in the Plan Supplement. In addition, the liquidation preference will be effective in the event of a sale of all or substantially all of the assets of Reorganized KCS.

      1.52 Resources Facility means the secured revolving credit facility provided pursuant to the First Amended and Restated Credit Agreement among KCS Resources, Inc., KCS Michigan Resources, Inc., and KCS Energy Marketing, Inc., Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC, Inc., as Collateral Agent, Bank One, Texas, National Associates, as Co-Agent, Nations Bank of Texas, N.A., as Co-Agent and the lenders signatory thereto, as to which the aggregate principal amount of indebtedness outstanding was $57,594,200.60 as of the Commencement Date.

      1.53 Secured Bank Claims means Claims arising from the Resources Facility and the Medallion Facility.

      1.54 Secured Bank Renewal Notes means the amendments to the Resources Facility and Medallion Facility pursuant to the Plan and in accord with the terms of the Renewal Notes Commitment.

      1.55 Secured Claim means any Claim which is secured by a Lien against Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, if such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

      1.56 Senior Indenture means the indenture governing the Senior Notes, dated as of January 15, 1996, as amended by the First Supplement dated as of December 2, 1996, and by the Second Supplement dated as of January 3, 1997.

      1.57 Senior Indenture Trustee means State Street Bank and Trust Company, or any successor thereto, in its capacity as Indenture Trustee of the Senior Indenture, dated as of January 15, 1996.

      1.58 Senior Notes means the Series A and Series B 11% Senior Notes due January 15, 2003 issued pursuant to the Senior Indenture.

      1.59 Senior Subordinated Indenture means the indenture governing the Senior Subordinated Notes, dated as of January 15, 1998.

      1.60 Senior Subordinated Indenture Trustee means U.S. Bank, N.A. in its capacity as Indenture Trustee of the Senior Subordinated Indenture, dated as of January 15, 1998.

      1.61 Senior Subordinated Notes means the 8.875% Senior Subordinated Notes due January 15, 2008 issued pursuant to the Senior Subordinated Indenture.

Interpretation; Application of Definitions and Rules of Construction.

      Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective
Section in, Article of, Schedule to, or Exhibit to, the Plan. If any description of a security or policy of any of the Debtors in the Plan is inconsistent with the documents governing such security or policy, the description of the governing documents is controlling. The rules of construction contained in section 102 of the Bankruptcy Code apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

                                   Article II

                           TREATMENT OF ADMINISTRATIVE
                         EXPENSE CLAIMS AND PRIORITY TAX
                          CLAIMS UNDER BANKRUPTCY CODE
                   SECTIONS 507(a)(1), 507(a)(2) and 507(a)(8)

      2.1    Administrative Expense Claims.

      Except to the extent any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

      2.2    Professional Compensation and Reimbursement Claims.

      All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the

Bankruptcy Court (i) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim by final order, or as soon thereafter as is practicable, or
(ii) upon such other terms as may be mutually agreed upon between such holder of a Professional Compensation and Reimbursement Claim and the Reorganized Debtors.

      2.3    Priority Tax Claims.

      Except to the extent a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                  Article III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

      Claims against and Equity Interests in the Debtors are divided into the following Classes:

      Class 1--Other Priority Claims

      Class 2--Secured Bank Claims

      Class 3--Other Secured Claims

      Class 4--Senior Notes Claims

      Class 5--Senior Subordinated Notes Claims

      Class 6--General Unsecured Claims

      Class 7--KCS Common Stock Equity Interests

      Class 8--Employee and Director Stock Option Plans Equity Interests

                                   Article IV

                           PROVISIONS FOR TREATMENT OF
                           CLAIMS AND EQUITY INTERESTS

      4.1    Other Priority Claims (Class 1).

      On the Effective Date, except to the extent a holder of an Allowed Other Priority Claim agrees to a different treatment of such Allowed Other Priority Claim, each Allowed Other Priority Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

      Class 1 is not impaired under the Plan.

      4.2    Secured Bank Claims (Class 2).

      The Secured Bank Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate principal amount of $107,094,888.90, plus interest accrued, and fees and other charges incurred since the Commencement Date, minus payments made to the Bank Lenders pursuant to interim and final orders authorizing and restricting the Debtors' use of cash collateral and granting the Bank Lenders adequate protection.

      The Allowed Secured Bank Claims shall be restructured as follows, or as otherwise agreed with the Bank Lenders and provided to the Court and parties in interest:

             a. Issuance of Secured Bank Renewal Notes. On the Effective Date the Reorganized KCS shall execute and deliver to the agents of the holders of the Secured Bank Claims two renewal promissory notes, the Resources Facility Renewal Note being in the principal amount of $75 million and the Medallion Facility Renewal Note being in the principal amount of $40 million (together, the "Secured Bank Renewal Notes" and individually the "Resources Facility Renewal Note" and "Medallion Facility Renewal Note"). The Secured Bank Renewal Notes and the liens securing such notes shall have the following additional terms:

                (i) Interest payable on the Resources Facility Renewal Note shall be calculated and paid on the same basis as set forth in the Resources Facility First Amended and Restated Credit Agreement and interest payable on the Medallion Facility Renewal Note shall be calculated and paid on the same basis as set forth in the Medallion Facility First Amended and Restated Credit Agreement, or such other interest rate as may be agreed upon by the Debtors and the Lenders.

                (ii) Principal payable on the Resources Facility Renewal Note shall be paid on the same basis and on the same dates as set forth in the Resources Facility First Amended and Restated Credit Agreement and principal payable on the Medallion Facility Renewal Note shall be paid on the same basis and on the same dates as set forth in the Medallion Facility First Amended and Restated Credit Agreement, provided, however, that such principal payments shall continue through the Extended Maturity Date (defined below).

             (iii) The maturity date shall be extended to the earlier of 90 days prior to the maturity of the Senior Notes or three years from the Effective Date (the "Extended Maturity Date").

          b.    Liens.

             (i) The Resources Facility Renewal Note shall be secured by all validly attached properly perfected liens securing the Resources Facility as of the Effective Date, and the Medallion Facility
          Renewal Note shall be secured by all validly attached properly perfected liens securing the Medallion Facility as of the Effective Date. Such liens shall continue to be evidenced by the existing documents evidencing such liens, including such documents currently on file in the relevant recording offices, except as such documents shall be amended or modified on the Effective Date to reflect the terms of the Plan.

             (ii) In addition, the Resources Facility Renewal Note shall be secured by a second, junior and inferior lien to the Medallion Facility on all property securing the Medallion Facility.

          c. Credit Agreement. On the Effective Date, the Reorganized Debtors shall execute an amended and restated credit agreement which shall replace the existing First Amended and Restated Credit Agreement relating to the Medallion Facility and an amended and restated credit agreement which shall replace the existing First Amended and Restated Credit Agreement relating to the Resources Facility (together, the "Second Amended and Restated Credit Agreements"), and which shall be in the forms of the First Amended and Restated Credit Agreements, as amended and revised by the Plan. The Second Amended and Restated Credit Agreements will be substantially in the form contained in the Plan Supplement.

          d. On the Effective Date the Debtors shall distribute to the agents for the holders of the Secured Bank Claims, Cash sufficient to pay all accrued and unpaid interest (at the non-default rate) on the Secured Bank Claims through the Effective Date.

          Class 2 is impaired under the Plan.

   4.3    Other Secured Claims (Class 3).

   On the Effective Date, any Allowed Other Secured Claims shall either be
(i) paid in full by the Reorganized Debtors without consideration to any penalty or accelerated amount, or (ii) reinstated.

          Class 3 is not impaired under the Plan.

      4.4    Senior Notes Claims (Class 4).

      Senior Notes Claims are Claims arising from the Debtors' obligations under the Senior Notes. The Senior Notes Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $174,750,000. On the Effective Date, the holders of Senior Notes shall receive Cash in the amount of all accrued and unpaid interest (at the non-default rate) on such notes as of the last scheduled interest payment date under the Senior Indenture prior to the Effective Date. In addition, the Senior Notes and Senior Indenture shall be reinstated.

      The unconditional guarantees of the Senior Notes by all Debtors other than KCS, as provided by Article XIII of the Senior Indenture, shall be reinstated and shall become the unconditional guarantees of all reinstated Senior Notes by all Reorganized Debtors other than Reorganized KCS. Without limitation to the foregoing, the maturity date of the reinstated Senior Notes shall not be altered. All actions required to consummate the Plan and the actions KCS contemplates taking on the Effective Date that impact the Senior Indenture shall be valid and authorized under the reinstated Senior Indenture.

      Holders of Senior Notes and the Senior Indenture Trustee shall have no right, pursuant to a subordination agreement or otherwise, to attach or otherwise acquire distributions made to holders of Senior Subordinated Notes under the Plan, because the Senior Indenture and Senior Subordinated Indenture do not provide for attachment of securities distributed to the Senior Subordinated Noteholders that are subordinated at least to the same extent as the Senior Subordinated Notes.

      Class 4 is not impaired under the Plan. If the Bankruptcy Court determines the payment of interest on accrued and unpaid interest is required to leave Class 4 unimpaired under the Plan, the Debtors shall pay such additional interest.

      4.5    Senior Subordinated Notes Claims (Class 5).

      Senior Subordinated Notes Claims are Claims arising from the Debtors' obligations under the Senior Subordinated Notes. The Senior Subordinated Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $141,640,625 plus accrued interest from July 15, 2000, to the Effective Date.

      Each holder of a Senior Subordinated Note will receive one share of Reorganized KCS Convertible Preferred Stock with a liquidation preference and stated value of $1000 plus accrued interest in respect of such note as of the Effective Date for every $1000 in principal amount of such note. The Reorganized KCS Convertible Preferred Stock will bear a fixed, preferred dividend of 7.50% per annum and will be convertible into shares of Reorganized KCS Common Stock representing approximately 32.37% of such common stock. The ownership interest of holders of Reorganized KCS Convertible Preferred Stock upon conversion of such stock into Reorganized KCS Common stock may be diluted by the exercise of options granted under the New Employee and Director Stock Option Plan. In addition, the liquidation preference will be effective in the event of a sale of all or substantially all of the assets of Reorganized KCS.

      The terms of the Reorganized KCS Convertible Preferred Stock have been designed to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, at least equal to the Allowed amount of such Claims. The value of the distribution to holders of Allowed Senior Subordinated Notes Claims is based, in part, on the valuation of the Reorganized Debtors attached as Exhibit E to the Disclosure Statement. The valuation of the Reorganized Debtors may be adjusted prior to the Confirmation Date by result of, among other things, discovery of additional reserves through the Debtors' ongoing exploration program. If the Bankruptcy Court determines a different valuation of the Reorganized Debtors, the dividend rate on the Reorganized KCS Convertible Preferred Stock will be adjusted in order to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, at least equal to the Allowed Amount of such Claims.

      Additional details of the terms of the Reorganized KCS Convertible Preferred Stock, including conversion rights, ranking, redemption and voting rights, will be substantially the same as the terms set forth in the Summary of Reorganized KCS Convertible Preferred Stock Terms, annexed to the Disclosure Statement as Exhibit B.

      If the Bankruptcy Court determines the payment of interest on accrued and unpaid interest is required to deem holders of Class 5 Claims paid in full, the Debtors will increase the liquidation preference and stated value of the shares of Reorganized KCS Convertible Preferred Stock by the amount of such additional interest.

      The Reorganized KCS Convertible Preferred Stock will be substantially in the form contained in the Plan Supplement and shall be subordinated to the Senior Notes at least to the same extent as the Senior Subordinated Notes.

      Class 5 is impaired under the Plan.

      4.6    General Unsecured Claims (Class 6).

             Allowed General Unsecured Claims shall be paid in full in Cash without interest 90 days after the Effective Date by the Reorganized Debtor or Reorganized Debtors obligated on such Claim. As of the Commencement Date, the General Unsecured Claims are estimated to be approximately $700,000.


      Class 6 is impaired under the Plan.

      4.7    KCS Common Stock Equity Interests (Class 7).

      KCS Common Stock Equity Interests are interests in KCS represented by any one of the approximately 29,265,810 authorized, issued and outstanding shares of common stock of KCS. Each share of KCS Common Stock constitutes an Allowed KCS Common Stock Equity Interest. The holders of KCS Common Stock Equity Interests will retain their Pro Rata Share of 29,265,810 shares of Common Stock which will constitute 100% of the authorized, issued and outstanding shares of Reorganized KCS on the Effective Date.

      The KCS Common Stock Equity Interests' Pro Rata Share of the authorized, issued and outstanding shares of Reorganized KCS Common Stock will be diluted if the Reorganized KCS Convertible Preferred Stock is converted. Assuming Reorganized KCS Convertible Preferred Stock is fully converted into Reorganized KCS Common Stock, the dilution will result in holders of KCS Common Stock Equity Interests retaining approximately 67.63% of the authorized, issued and outstanding shares of Reorganized KCS. The ownership interest of holders of KCS Common Stock Equity Interests also may be diluted by the exercise of options granted under the New Employee and Director Stock Option Plan.

      Class 7 is impaired under the Plan.

      4.8    Employee and Director Stock Option Plans Equity Interests
             (Class 8).

      On the Effective Date, the Employee and Director Stock Option Plans Equity Interests and each issued and unexercised option issued under the Employee and Director Stock Option Plans shall be cancelled, and each holder of Employee and Director Stock Option Plans Equity Interests shall not receive or retain any property, interest in property or interest in KCS Common Stock on account of such Employee and Director Stock Option Plans options.

      Class 8 is impaired under the Plan.

                                   Article V

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                   INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION
                         OF THIS PLAN OF REORGANIZATION

      5.1    Holders of Claims and Equity Interests Entitled to Vote.

      Each of Class 1 (Other Priority Claims), Class 3 (Other Secured Claims) and Class 4 (Senior Notes Claims) is not impaired by the Plan. Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

      Each of Class 2 (Secured Bank Claims), Class 5 (Senior Subordinated Notes Claims), Class 6 (General Unsecured Claims) and Class 7 ( KCS Common Stock Equity Interests) is impaired by the Plan and the holders of Claims in Classes 2, 5 and 6 and Interests in Class 7 are entitled to vote to accept or reject the Plan.

      Class 8 (Employee and Director Stock Option Plans Equity Interests) is impaired by the Plan and the holders of Equity Interests in such Class will not receive any distribution or retain any property on account of such Equity Interests. Accordingly, holders of Equity Interests in Class 8 are deemed to reject the Plan and are not entitled to vote on the Plan.

                                   Article VI

                             MEANS OF IMPLEMENTATION

      6.1    Secured Bank Renewal Notes.

      On the Effective Date, the Secured Bank Renewal Notes and documents referred to therein shall be executed and delivered and the undrawn funds under such notes shall be available for use by the Debtors in accordance with the terms thereof.

      6. 2   Issuance of New Securities.

      The issuance of Reorganized KCS Convertible Preferred Stock by Reorganized KCS shall be authorized, upon confirmation of the Plan, without the need for any further corporate action. The Reorganized KCS Common Stock to be issued upon a conversion of Reorganized KCS Convertible Preferred Stock and pursuant to the New Employee and Director Stock Option Plan shall be authorized upon confirmation of the Plan under the Reorganized KCS Certificate of Incorporation and the Reorganized KCS By-laws.

      6.3    Cancellation of Existing Securities and Agreements.

      On the Confirmation Date, without need for further corporate action, the KCS Employee and Director Stock Option Plans, and the options issued and unexercised thereunder, shall be cancelled and will have no further force or effect. In addition, the Senior Subordinated Notes and Senior Subordinated Indenture, except for purposes of effectuating the distributions under the Plan, will be cancelled on the Effective Date and will have no further force or effect; provided, however, that the rights of the Senior Subordinated Indenture Trustee set forth in Section 6.6 of the Senior Subordinated Indenture shall not be terminated until such time as such trustee shall have no further obligations under either such indenture or the Plan and shall have been paid in full for all of its fees and expenses, including those of its counsel. On and after the Effective Date, the Senior Subordinated Trustee shall have no further obligations to the Debtors or the holders of any of the Senior Subordinated Notes except those expressly set forth in the Plan.

      6.4    Corporate Action.

      (a) Board of Directors of Reorganized Debtors. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their Boards of Directors, subject to, and in accordance with, the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws. The initial Boards of Directors of the Reorganized Debtors shall consist of the current members disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court.

      (b) Officers of Reorganized Debtors. The initial officers of the Reorganized Debtors are or shall be disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the

Bankruptcy Court. The selection of officers of Reorganized Debtors after the Effective Date shall be as provided in their respective certificates of incorporation and bylaws.

      (c) Liquidity Provisions. The Debtors shall make all reasonable efforts necessary to ensure an active and fully-valued public market for the trading of Reorganized KCS Common Stock, including, but not limited to, issuing appropriate releases of information and otherwise complying with the requirements of paragraph (c) of Rule 144 under the Securities Act of 1933, as amended, conducting informational meetings with potential investors and research analysts, registering newly issued shares of Reorganized KCS Common Stock under the Securities Exchange Act of 1934, as amended, so that Reorganized KCS will remain a public reporting company on the New York Stock Exchange (or other nationally recognized exchange), in all events subject to applicable laws, rules and regulations. Reorganized KCS expects to file with the Securities and Exchange Commission, promptly following the Effective Date, a registration statement on form S-8, or other appropriate form under the Securities Act, to register Reorganized KCS Common Stock issuable upon exercise of options granted under the New Employee and Director Stock Option Plan and to use its reasonable efforts in such registration statement to remain effective until the exercise or expiration of such options.

      (d)    Rights Offering

      The Reorganized KCS, in its discretion, may raise additional capital through, without limitation, an offering to holders of securities of Reorganized KCS of rights to subscribe for newly issued Reorganized KCS securities contemporaneously with or after consummation of the Plan, subject to applicable laws, rules and regulations.

      6.5    Confirmation Under Section 1129(b) of the Bankruptcy Code

      If any impaired class rejects the Plan, the Debtors may request confirmation of the Plan pursuant to Bankruptcy Code section 1129(b).

                                  Article VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

      7.1    Date of Distributions.

      Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the first Business Day after the Effective Date or as soon as practicable thereafter and deemed made on the first Business Day after the Effective Date. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

      7.2 Distribution Record Date for Holders of Senior Notes Claims and Senior Subordinated Notes Claims.

      The Distribution Record Date shall be the date for determining the holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the Reorganized Debtors and the Indenture Trustees or agents shall have no obligations to recognize any transfer of Senior Notes or Senior Subordinated Notes occurring after the Distribution Record Date for purposes of distributions under the Plan. The Reorganized Debtors and the Indenture Trustees or their agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the Indenture Trustees or agents for the Senior Notes and Senior Subordinated Notes as of the close of business on the Distribution Record Date.

      7.3    Surrender of Instruments.

      As a condition to receiving any distribution under the Plan, each holder of Senior Subordinated Notes must surrender such Senior Subordinated Notes to the Reorganized Debtors or their designee. Any holder of Senior Subordinated Notes who fails to (a) surrender such Senior Subordinated Notes, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtors before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.

      7.4    Compensation of Professionals and the Indenture Trustees' Fees.

      Each person retained or requesting compensation in the Chapter 11 Cases pursuant to section 330 or 503(b) of the Bankruptcy Code shall file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under this section shall be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order. To the extent allowed by law, the fees of the Indenture Trustees and their professionals shall conclusively be deemed fair and reasonable and shall be paid by the Debtors pursuant to the Confirmation Order. Upon payment of the fees and expenses of the Indenture Trustees, the Indenture Trustees will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date. The Reorganized Debtors shall satisfy all of their obligations to Houlihan Lokey Howard & Zukin pursuant to its prepetition retention agreement, as amended.

      7.5    Delivery of Distributions.

      Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the

Debtors or their agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. If any distribution to any holder is returned as undeliverable, the Debtors shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtors have determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

      At the option of the Debtors, distributions to holders of Senior Notes Claims and Senior Subordinated Notes Claims shall be made by a distribution agent or the Debtors. The Debtors may make such distribution directly to the Senior Indenture Trustee and the Senior Subordinated Indenture Trustee, as appropriate. Shares of Reorganized KCS Convertible Preferred Stock delivered to the Senior Subordinated Indenture Trustee will be registered and issued in the names of the respective holders of the Senior Subordinated Notes, or as otherwise directed by such holders.

      7.6    Manner of Payment Under the Plan.

      At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

      7.7    Fractional Shares.

      No fractional shares of securities or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares will be rounded down to the next whole number.

      7.8    Setoffs and Recoupment.

      The Debtors may, but shall not be required to, set off against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim (other than Senior Notes Claims, Senior Subordinated Notes Claims or Secured Bank Claims), any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

      7.9    Distributions After Effective Date.

      Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

      7.10   Exculpation.

      The Debtors, the Reorganized Debtors, the Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) shall have no liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      7.11   Allocation Relating to Senior Subordinated Notes.

      All distributions to holders of Senior Subordinated Notes Claims shall be allocated first to the portion of each of such Claims representing the principal amount and then to the remainder of such Claim.

      7.12   Change of Control

      Under the terms of the Plan, no change of control will occur under the Debtors current contracts because holders of KCS Common Stock Equity Interests will continue to own more than half of the outstanding common stock of the Reorganized KCS at the Effective Date.

      7.13   Retention of Causes of Action

      The Reorganized Debtors do not release or abandon any of their causes of action except as expressly set forth in the Plan.

                                  Article VIII

                        PROCEDURES FOR TREATING DISPUTED
                       CLAIMS UNDER PLAN OF REORGANIZATION

      8.1    Disputed Claims.

      (a) Process. If any Debtor disputes any Claim, such Disputed Claim shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced and, upon the determination, resolution, or adjudication thereof as provided herein, shall be deemed to be an Allowed Claim as of the date of, and in the amount established by, such determination, resolution, or adjudication; provided, however, that (a) any Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim, and (b) any Claim arising out of the exercise by any Debtor, as Debtor in

Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to it under applicable provisions of the Bankruptcy Code shall be determined in accordance with applicable bankruptcy law as well as any applicable nonbankruptcy law. As used in this section, the phrase "date of ... determination, resolution, or adjudication" means the date on which the liability, if any, of a Debtor on a Disputed Claim is established by a final, nonappealable order of a court or other tribunal of competent jurisdiction or date of the execution of an agreement between the Debtor and the claimant with respect to such Claim such that such Debtor, under applicable nonbankruptcy law, would be required to pay such Claim on that date. To effectuate the foregoing, the entry of an order confirming this Plan shall, effective as of the Effective Date, constitute a modification of any stay or injunction under the Bankruptcy Code that would otherwise preclude the determination, resolution, or adjudication of a Disputed Claim, except for any Disputed Claim arising out of the exercise by a Debtor, as Debtor in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to it under applicable provisions of the Bankruptcy Code.

      (b) Tort Claims. All tort Claims are Disputed Claims. Any unliquidated tort Claim that is not otherwise settled or resolved pursuant to subsection 8.1(a) of the Plan will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any tort Claim determined and liquidated pursuant to a judgment obtained in accordance with subsection 8.1(a) of the Plan and applicable non-bankruptcy law no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class 6 in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in subsection 8.1(b) of the Plan will constitute or be deemed a waiver of any claim, right or cause of action that any Debtor or Reorganized Debtor may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28, United States Code.

      8.2    Objections to Claims.

      Except insofar as a proof of claim filed in respect of a Claim is Allowed under the Plan, the Reorganized Debtors will be entitled to object to such proof of claim. Any objections to a proof of claim shall be served and filed on or before the latest of (a) one hundred and twenty (120) days after the Effective Date, (b) forty-five (45) days after the proof of claim is filed with the Bankruptcy Court, and (c) such date as may be fixed by the Bankruptcy Court.

      8.3    No Distributions Pending Allowance.

      Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

      8.4    Distributions After Allowance.

      If a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor or Reorganized Debtors obligated on such Claim will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan.

                                   Article IX

                         PROVISIONS GOVERNING EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

      On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be assumed other than those executory contracts and unexpired leases that the Debtors shall have previously rejected or shall list on a schedule filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing. Entry of the Conformation Order shall constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan.

                                   Article X

                     CONDITIONS PRECEDENT TO EFFECTIVE DATE

      10.1   Conditions Precedent to Effective Date of Plan.

      The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

      (a) Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Debtors, and there shall not be a stay or injunction in effect with respect thereto.

      (b) Secured Bank Renewal Notes. The closing and funding pursuant to the Secured Bank Renewal Notes shall have begun.

      (c) Regulatory Approvals. All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of the Plan shall have been obtained.

      10.2   Waiver of Conditions Precedent.

      Each of the conditions precedent in section 10.1 hereof may be waived, in whole or in part, by the Debtors in their absolute discretion.

                                   Article XI

                             EFFECT OF CONFIRMATION

      11.1   Vesting of Assets.

      On the Confirmation Date, the Debtors, their properties, interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtors shall vest in the Reorganized Debtors. From and after the Confirmation Date the Reorganized Debtors may operate their businesses and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

      11.2   Binding Effect.

      Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

      11.3   Discharge of Debtors.

      Except as otherwise provided herein, pursuant to Bankruptcy Code section 1141(d)(1), on the Confirmation Date all Claims against and Equity Interests in any of the Debtors will be discharged and released. Except as otherwise provided herein, on the Confirmation Date, as to every discharged debt, Claim, or Equity Interest, all persons, entities, and governmental units (including, without limitation, any creditor or holder of a Claim or Equity Interest) shall be precluded from asserting against the Debtors or the Reorganized Debtors, or against the Debtors' or the Reorganized Debtors' assets or properties, all such debts, Claims, or Equity Interests and any other or further Claim based upon any document, instrument, or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

      11.4   Term of Injunctions or Stays.

      Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

      11.5   Indemnification Obligations.

      Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors, officers, or employees who were directors, officers, or employees of the Debtors, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws, or applicable state or federal law, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date. The Debtors' indemnification obligations are limited to those authorized or permitted under state or federal law as the same is now or may become applicable at the time any claim for indemnification is made. Among other things, applicable state and federal law may limit the ability of officers, directors, and employees to enforce indemnification provisions in connection with violations of federal or state securities laws. There are no indemnification claims currently pending against any of the Debtors and the Debtors are not aware of any claims against their officers, directors, or employees that could result in the assertion of claims for indemnification against any of the Debtors.

      11.6   Limited Release.

      On the Effective Date, the Debtors hereby release the officers and directors of the Debtors holding office at any time prior to the Effective Date, the lenders under the DIP Cash Collateral Agreement, each holder of KCS Common Stock Equity Interests, the Indenture Trustees and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                  Article XII

                            RETENTION OF JURISDICTION

      The Bankruptcy Court has exclusive jurisdiction of all matters arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes and retains exclusive jurisdiction where it exists:

      (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

      (b) To determine any and all adversary proceedings, applications and contested matters.

      (c) To ensure distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

      (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim, including, without limitation, any objections to the classification of any Claim, and to allow or disallow any Claim as to which an objection has been filed in whole or in part.

      (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

      (f) To issue orders in aid of execution of the Plan of Reorganization as authorized by section 1142 of the Bankruptcy Code.

      (g)    To consider any amendments to or modifications of the Plan.

      (h) To cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

      (i) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

      (j) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

      (k) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

      (l)    To hear any other matter not inconsistent with the Bankruptcy Code.

      (m) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 hereof.

      (n) To issue injunctions and effect any other actions that may be necessary or desirable to restrain any interference by any entity with the consummation or implementation of the Plan.

      (o)    To enter a final decree closing these Chapter 11 Cases.

      (p) To determine any dispute under the Senior Indenture or Senior Subordinated Indenture.

                                  Article XIII

                            MISCELLANEOUS PROVISIONS

      13.1   Payment of Statutory Fees.

      All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with section 2.1 hereof.

      13.2   Retiree Benefits.

      On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits.

      13.3   Benefit Plans.

      Subject to the occurrence of the Effective Date, all Benefit Plans will survive confirmation of the Plan.

      13.4   Administrative Expenses Incurred After the Confirmation Date.

      Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no Claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

      13.5   Compliance with Tax Requirements.

      In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

      13.6   Severability of Plan Provisions.

      If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

      13.7   Governing Law.

      Except to the extent the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

      13.8   Notices.

      All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                     KCS Energy, Inc.
                     5555 San Felipe
                     Suite 1200
                     Houston, Texas  77056
                     Attn: Frederick Dwyer, Secretary
                     Telephone:  (713) 877-8006
                     Telecopier: (713) 877-1372

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, New York  10153
                     Attn: Michael P. Kessler
                     Telephone:  (212) 310-8000
                     Telecopier: (212) 310-8007

                              and

                     The Bayard Firm
                     222 Delaware Avenue, Suite 900
                     Wilmington, Delaware  19899
                     Attention:  Neil B. Glassman
                     Telephone:  (302) 655-5000
                     Telecopier: (302) 668-6395

Dated:   Houston, Texas
         October __, 2000

                                    Respectfully submitted,

                                    KCS ENERGY, INC.
                                    (for itself and on behalf of each of its affiliated Debtors)



                                    By:
                                       ---------------------------------
                                       Name:  James W. Christmas
                                       Title: President and Chief Executive
                                              Officer

                                    EXHIBIT B

          SUMMARY OF REORGANIZED KCS CONVERTIBLE PREFERRED STOCK TERMS

GENERAL

Each holder of a Senior Subordinated Note will receive one share of Reorganized KCS Convertible Preferred Stock with a liquidation preference and stated value of $1000 plus accrued interest in respect of such note as of the Effective Date for every $1000 in principal amount of such note.

The terms of the Reorganized KCS Convertible Preferred Stock have been designed to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, at least equal to the Allowed amount of such Claims. The value of the distribution to holders of Allowed Senior Subordinated Notes Claims is based, in part, on the valuation of the Reorganized Debtors attached hereto in Exhibit E. The valuation of the Reorganized Debtors may be adjusted prior to the Confirmation Date by result of discovery of additional reserves through the Debtors' ongoing exploration program. If the Bankruptcy Court determines a different valuation of the distribution to Class 5, the dividend rate on the Reorganized KCS Convertible Preferred Stock will be adjusted in order to provide holders of Allowed Senior Subordinated Notes Claims with property of a value, as of the Effective Date, at least equal to the Allowed Amount of such Claims.

If the Bankruptcy Court determines the payment of interest on accrued and unpaid interest is required to deem holders of Class 5 Claims paid in full, the Debtors will increase the liquidation preference and stated value of the shares of Reorganized KCS Convertible Preferred Stock by the amount of such additional interest.

RANKING

The Reorganized KCS Convertible Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Reorganized KCS, rank (i) senior to all Reorganized KCS Common Stock and each other class of capital stock or series of preferred stock established after the date of the certificate of designation by the board of directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Reorganized KCS Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Reorganized KCS (collectively referred to with Reorganized KCS Common Stock as "Junior Securities"); (ii) on a parity with any class of capital stock or series of preferred stock issued by the Company established after the date of the certificate of designation by the board of directors, the terms of which expressly provide that such class or series will rank on a parity with the Reorganized KCS Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of Reorganized KCS (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after the date of the certificate of designation by the board of directors the terms of which expressly provide that such class or series will rank senior to the Reorganized KCS Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities") and which receives the requisite approval of the holders of the Reorganized KCS Convertible Preferred Stock.

No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Reorganized KCS Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Senior Securities.

DIVIDENDS

The holders of shares of the Reorganized KCS Convertible Preferred Stock will be entitled to receive, when, as and if dividends are declared by the board of directors out of funds of Reorganized KCS legally available therefore, cumulative dividends from the issue date of the Reorganized KCS Convertible Preferred Stock accruing at the rate per annum of 7.50% of the liquidation preference per share, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing on March 31, 2001. Dividends are payable in cash. If any such date is not a Business Day, such payment shall be made on the next succeeding Business Day to the holders of record as of the next preceding March 16, June 15, September 15 and December 16.

Dividends on the Reorganized KCS Convertible Preferred Stock will accrue whether or not Reorganized KCS has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the dividend payment date for the period to which they relate. The certificate of designation will provide that Reorganized KCS will take all actions required or permitted under Delaware corporate law to permit the payment of dividends on the Reorganized KCS Convertible Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with Delaware corporate law to make or keep funds legally available for the payment of dividends.

No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon any outstanding share of the Reorganized KCS Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Reorganized KCS Convertible Preferred Stock. Unless full cumulative dividends on all outstanding shares of Reorganized KCS Convertible Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities;
(ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by Reorganized KCS or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by Reorganized KCS or any of its subsidiaries. Holders of the Reorganized KCS Convertible Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends as herein described.

Future credit agreements or other agreements relating to indebtedness to which Reorganized KCS or any if its subsidiaries becomes a party may contain restrictions on the ability of the Company to pay dividends on the Reorganized KCS Convertible Preferred Stock.

OPTIONAL REDEMPTION

Reorganized KCS may not redeem the Reorganized KCS Convertible Preferred Stock before January 1, 2003. Thereafter, the Reorganized KCS Convertible Preferred Stock may be redeemed for cash, in whole or in part, at the option of Reorganized KCS at a redemption price equal to 100.0% of the liquidation preference, together with accumulated and unpaid dividends (including an amount equal to a prorated dividend for any partial dividend period), if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice.

No optional redemption may be authorized or made unless, prior to giving the applicable redemption notice, all accumulated and unpaid dividends for periods ended prior to the date of such redemption notice shall have been paid in cash. In the event of partial redemptions of Reorganized KCS Convertible Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by Reorganized KCS.

MANDATORY REDEMPTION

Unless it has already been redeemed or converted, the Reorganized KCS Convertible Preferred Stock will be mandatorily redeemed by Reorganized KCS in cash on January 1, 2008, at a redemption price equal to 100% of the liquidation preference, together with accumulated and unpaid dividends to the mandatory redemption date.

PROCEDURE FOR REDEMPTION

On and after a redemption date, unless Reorganized KCS defaults in the payment of the applicable redemption price, dividends will cease to accrue on shares of Reorganized KCS Convertible Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. However, if Reorganized KCS shall not have previously given a notice of redemption and not have segregated and irrevocably set apart an amount in cash equal to the full redemption price in trust for the benefit of holders of the Reorganized KCS Convertible Preferred Stock called for redemption, then at the close of business on the day on which such funds are so segregated and set apart, the holder of the shares to be redeemed shall cease to be stockholders of Reorganized KCS and shall be entitled, subject to the rights of conversion, to receive only the redemption price for their shares on the redemption date.

Reorganized KCS will make a public announcement of the redemption (including a statement of the form of consideration Reorganized KCS will use to effect the same) and send a written notice thereof by first class mail to each holder of record of shares of Reorganized KCS Convertible Preferred Stock not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption.

Shares of Reorganized KCS Convertible Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of law, have the status of authorized but unissued shares of Reorganized KCS preferred stock undesignated as to series and may with any and all other authorized but unissued shares of Reorganized KCS preferred stock be designated or redesignated and issued, as part of any series of Reorganized KCS preferred stock.

CONVERSION RIGHTS

Each share of Reorganized KCS Convertible Preferred Stock will be convertible at any time, unless previously redeemed, at the option of the holder thereof into Reorganized KCS Common Stock at a conversion rate equal to the liquidation preference per share of Reorganized KCS Convertible Preferred Stock divided by the conversion price then applicable, except that the right to convert shares of Reorganized KCS Convertible Preferred Stock called for redemption will terminate at the close of business on the business day preceding the redemption date and will be lost if not exercised prior to that time, unless Reorganized KCS defaults in making the payment due upon redemption. The initial conversion price is $9.35 per share.

The conversion price will be subject to adjustment from time to time as follows:

(1) Stock split and combinations. In case we, at any time or from time to time after the issuance date of the shares of preferred stock (a) subdivide or split the outstanding shares of Reorganized KCS Common Stock, (b) combine or reclassify the outstanding shares of Reorganized KCS Common Stock into a smaller number of shares or (c) issue by reclassification of the shares of Reorganized KCS Common Stock any shares of the capital stock of Reorganized KCS, then the conversion price in effect immediately prior to that event or the record date for that event, whichever is earlier, will be adjusted so that the holder of any shares of Reorganized KCS Convertible Preferred Stock thereafter surrendered for conversion will be entitled to receive the number of shares of Reorganized KCS Common Stock or of other securities of Reorganized KCS which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of Reorganized KCS Convertible Preferred Stock been surrendered for conversion immediately before the occurrence of that event or the record date for that event, whichever is earlier.

(2) Stock Dividends in common stock. In case Reorganized KCS, at any time or from time to time after the issuance date of the shares of preferred stock, pay a dividend or make a distribution in shares of Reorganized KCS Common Stock on any class of Reorganized KCS capital stock other than dividends or distributions of shares of Reorganized KCS Common Stock or other securities with respect to which adjustments are provided in paragraph (1) above, the conversion price will be adjusted so that the holder of each share of Reorganized KCS Convertible Preferred Stock will be entitled to receive, upon conversion of that share, the number of shares of Reorganized KCS Common Stock determined by multiplying (a) the conversion price by (b) a fraction, the numerator of which will be the number of shares of Reorganized KCS Common Stock outstanding and the denominator of which will be the sum of that number of shares and the total number of shares issued in that dividend or distribution.

(3) Issuance of rights or warrants. In case Reorganized KCS issues to all holders of Reorganized KCS Common Stock rights or warrants entitling those holders to subscribe for or purchase Reorganized KCS Common Stock at a price per share less than the current market price, the conversion price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive those rights or warrants will be reduced by multiplying the conversion price by a fraction, the numerator of which is the sum of the number of shares of Reorganized KCS Common Stock outstanding at the close of business on that record date and the number of shares of Reorganized KCS Common Stock that the aggregate offering price of the total number of shares of Reorganized KCS Common Stock so offered for subscription or purchase would purchase at the current market price and the denominator of which is the sum of the number of shares of Reorganized KCS Common Stock outstanding at the close of business on that record date and the number of additional shares of Reorganized KCS Common Stock so offered for subscription or purchase. For purposes of this paragraph (3), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of Reorganized KCS Common Stock will be deemed to be the issuance of rights or warrants to purchase shares of Reorganized KCS Common Stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon conversion of those securities into shares of Reorganized KCS Common Stock. This adjustment will be made successively whenever any such event occurs. For purposes of this paragraph and paragraph (4), "current market price" means the average of the daily closing prices for the five consecutive trading days selected by the Reorganized KCS board of directors beginning not more than 20 trading days before, and ending not later than the date of the applicable event described in this paragraph and the date immediately preceding the record date fixed in connection with that event.

(4) Distribution of indebtedness, securities or assets. In case Reorganized KCS distributes to all holders of Reorganized KCS Common Stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, share of capital stock of any class or series, other securities, cash or assets, other than Reorganized KCS Common Stock, rights or warrants referred to in paragraph (3) above or an ordinary dividend payable exclusively in cash and other than as a result of a fundamental change described in paragraph (5) below, the conversion price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be reduced by multiplying the conversion price by a fraction, the numerator of which is the current market price on that record date less the fair market value, as determined by the Reorganized KCS board of directors, of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Reorganized KCS Common Stock and the denominator of which is the current market price. This adjustment will be made successively wherever any such event occurs.

(5) Fundamental changes. For purposes of this paragraph (5), "fundamental change" means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of Reorganized KCS Common Stock are converted into or exchanged for stock, other securities, cash or assets. If a fundamental change occurs, the holder of each share of Reorganized KCS Convertible Preferred Stock outstanding immediately before that fundamental change occurred, will have the right upon any subsequent conversion to receive, but only of funds legally available to Reorganized KCS, to the extent required by applicable law, the kind and amount of stock other securities, cash and assets that that holder would have received if that share had been converted immediately prior to the fundamental change.

Reorganized KCS will not, however, be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion price by at least 1%, that change in the conversion price will be given effect. In the event that, at any time as a result of the provisions of this section, the holder of shares of Reorganized KCS Convertible Preferred Stock upon subsequent conversion become entitled to receive any shares of Reorganized KCS capital stock other than Reorganized KCS Common Stock, the number of those other shares so receivable upon conversion of shares of preferred stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

There will be no adjustment to the conversion price in case of the issuance of any shares of Reorganized KCS stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this section.

If Reorganized KCS takes a record of the holders of Reorganized KCS Common Stock for the purpose of entitling them to receive a dividend or other distribution, and after this and before the distribution to shareholders of Reorganized KCS legally abandon the plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of Reorganized KCS Common Stock issuable upon conversion of shares of Reorganized KCS Convertible Preferred Stock or in the conversion price then in effect will be required by reason of the taking of that record.

The holder of record of a share of Reorganized KCS Convertible Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Reorganized KCS Convertible Preferred Stock will be entitled to receive such dividends with respect to such share of Reorganized KCS Convertible Preferred Stock on the corresponding dividend payment date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. A share of Reorganized KCS Convertible Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends to the opening of business of the corresponding dividend payment date must be accompanied by a payment in cash, Reorganized KCS Common Stock or a combination thereof, depending on the method of payment that Reorganized KCS has chosen to pay the dividend, in an amount equal to the dividend payable on such dividend payment date, unless such share of Reorganized KCS Convertible Preferred Stock has been called for redemption on a redemption date occurring during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding dividend payment date. The dividend payment with respect to a share of Reorganized KCS Convertible Preferred Stock called for redemption on a date during the period from the close of business on any record date for the payment of dividends to the close of business on the business day immediately following the corresponding dividend payment date will be payable on such dividend payment date to the record holder of such share on such record date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. No payment or adjustment will be made upon conversion of shares of Reorganized KCS Convertible Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Reorganized KCS Common Stock issued upon such conversion.

VOTING RIGHTS

Holders of record of shares of the Reorganized KCS Convertible Preferred Stock will have no voting rights, except as required by law and as provided in the certificate of designation. The certificate of designation will provide that upon the accumulation of accrued and unpaid dividends on the outstanding Reorganized KCS Convertible Preferred Stock in an amount equal to six quarterly dividends, whether or not consecutive, the holders of a majority of the outstanding shares of Reorganized KCS Convertible Preferred Stock voting together with any other subsequently issued Parity Securities then entitled to voting rights will be entitled to elect such number of members to the board of directors constituting at least 20% of the then existing board of directors before such election, rounded to the nearest whole number, provided, however, that such number shall be no less than one nor greater than two, and the number of members of the board of directors will be immediately and automatically increased by one or two, as the case may be. Voting rights arising as a result of dividend arrearages will continue until such time as all dividends in arrears on the Reorganized KCS Convertible Preferred Stock are paid in full and all other dividend arrearages that trigger voting rights have been cured or waived, at which time the term of office of any such members of the board of directors so elected shall terminate and such directors shall be deemed to have resigned.

In addition, the certificate of designation provides that the Company will not authorize any class of Senior Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase shares of any class or series of Senior Securities, without the approval of holders of 50% of the shares of Reorganized KCS Convertible Preferred Stock then outstanding, voting or consenting, as the case may be, as one class. The certificate of designation also provides that Reorganized KCS may not amend the certificate of designation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Reorganized KCS Convertible Preferred Stock or authorize the issuance of any additional shares of Reorganized KCS Convertible Preferred Stock, without the approval of the holders of at least 50% of the then outstanding shares of Reorganized KCS Convertible Preferred Stock voting or consenting, as the case may be, as one class; provided, however, that the Company may not amend the change of control provisions of the certificate of designation (including the related definitions) without the approval of the holders of at least 66 2/3% of the then outstanding shares of Reorganized KCS Convertible Preferred Stock voting or consenting, as the case may be, as one class. The certificate of designation also provides that, except as set forth above with respect to Senior Securities, (a) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Reorganized KCS Convertible Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Reorganized KCS Convertible Preferred Stock. The consent of the holders of Reorganized KCS Convertible Preferred Stock will not be required for Reorganized KCS to authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

Without the vote or consent of the holders of a majority of the then outstanding shares of Reorganized KCS Convertible Preferred Stock, Reorganized KCS may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless (a) the entity formed by such consolidation or merger (if other than Reorganized KCS) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) if Reorganized KCS is not the resulting entity, the Reorganized KCS Convertible Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Reorganized KCS Convertible Preferred Stock had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no dividend arrearages which trigger voting rights have occurred and are continuing. The resulting entity of such transaction shall thereafter be deemed to be the issuer of the Reorganized KCS Convertible Preferred Stock or securities into which it is converted for all purposes of the certificate of designation.

LIQUIDATION RIGHTS

Upon any voluntary or involuntary liquidation, dissolution or winding-up of Reorganized KCS or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of its capital stock, each holder of shares of the Reorganized KCS Convertible Preferred Stock will be entitled to payment out of the assets of Reorganized KCS available for distribution of an amount equal to the liquidation preference per share of Reorganized KCS Convertible Preferred Stock held by such holder, plus accrued and unpaid dividends and preferred stock liquidated damages (as defined), if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Reorganized KCS Common Stock. After payment in full of the liquidation preference and all accrued dividends and preferred stock liquidated damages, if any, to which holders of Reorganized KCS Convertible Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of Reorganized KCS. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of Reorganized KCS, the amounts payable with respect to the Reorganized KCS Convertible Preferred Stock and all other Parity Securities are not paid in full, the holders of the Reorganized KCS Convertible Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of Reorganized KCS in proportion to the full liquidation preference and accumulated and unpaid dividends and preferred stock liquidated damages, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of Reorganized KCS nor the consolidation or merger of Reorganized KCS with or into one or more entities will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Reorganized KCS or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Reorganized KCS or reduction or decrease in capital stock.

                                    EXHIBIT C

            KCS ENERGY, INC. ANNUAL REPORT ON FORM 1999 10-K FOR THE
                       FISCAL YEAR ENDED DECEMBER 31, 1999

                                    EXHIBIT D

                 KCS ENERGY, INC., QUARTERLY REPORT ON FORM 10-Q
                      FOR THREE MONTHS ENDED JUNE 30, 2000

                                    EXHIBIT E

                              LIQUIDATION ANALYSIS

                             LIQUIDATION ANALYSIS

THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a chapter 7 trustee. Additionally, various liquidation decisions, which are based upon certain assumptions and estimates employed in determining the liquidation values of the Company's assets, will impact the actual amount of the proceeds which would be realized were the Company to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the Company's estimate, depending on the claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of liquidation, certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of KCS could vary materially from the estimates provided herein.

The liquidation analysis set forth below was based on the estimated values of KCS's assets immediately prior to the proposed Effective Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

($ in Millions)
                                                                                 Recovery                Liquidation
PROCEEDS FROM LIQUIDATION                                                       Percentage                 Proceeds
                                                                           -------------------      ----------------------
                                                              Value        Lower        Higher      Lower           Higher
Proved Oil and Gas Reserves
      Proved Developed Producing Oil and Gas Reserves         $291.5       85.0%   -     95.0%      $247.8     -    $276.9
      Proved Developed Non-Producing Oil and Gas Reserves       66.4       70.0%   -     80.0%        46.5     -      53.1
      Proved Undeveloped Oil and Gas Reserves                   63.2       45.0%   -     55.0%        28.4     -      34.7
      VPP  Reserves                                             49.1       85.0%   -     95.0%        41.7     -      46.6
                                                              $470.2                                $364.4          $411.4

Probable & Possible Oil and Gas Reserves                      $129.5       15.0%   -     20.0%       $19.4     -     $25.9

Prospect Inventory                                                                                    $0.0     -     $17.4

Non-Reserve Assets                                             $27.0       40.0%   -     50.0%       $10.8     -     $13.5

Accounts Receivable                                            $28.8       80.0%   -     90.0%       $23.1     -     $25.9

Other Current Assets                                            $4.6       45.0%   -     55.0%        $2.1     -      $2.5
---------------------------------------------------------------------------------------------------------------------------
TOTAL PROCEEDS AVAILABLE FOR DISTRIBUTION                                                           $419.8     -    $496.7
---------------------------------------------------------------------------------------------------------------------------
TOTAL PROCEEDS AVAILABLE FOR DISTRIBUTION, MID-POINT                                                        $458.3

Unrestricted Cash                                                                                            $28.7
                                                                                                            ------
NET LIQUIDATION PROCEEDS                                                                                    $486.9

PRESENT VALUE OF NET LIQUIDATION PROCEEDS AS
     OF EFFECTIVE DATE                                                                                      $464.3



                                                                 ESTIMATED         ESTIMATED      ESTIMATED
ALLOCATION OF PROCEEDS                                             CLAIM            RECOVERY      RECOVERY %
                                                                 ---------         ---------      ----------
Chapter 7 Administrative Claims
      Trustee Fees                                                  $13.7              $13.7       100.0%
      Wind-down Expenses                                             $4.6               $4.6       100.0%
      Professional Fees                                              $5.6               $5.6       100.0%
                                                                    -----              -----       ------
                                                                    $23.9              $23.9       100.0%

PROCEEDS AVAILABLE FOR PAYMENT OF SECURED CLAIMS                                      $440.3
Secured Claims
      Bank Debt                                                     $77.0              $77.0       100.0%
      Hedge Obligations                                             $24.3              $24.3       100.0%
                                                                    -----              -----       ------
                                                                   $101.3             $101.3       100.0%

PROCEEDS AVAILABLE FOR PAYMENT OF ADMINISTRATIVE CLAIMS                               $339.1
Chapter 11 Administrative Claims
      Administrative Expense                                         $9.2               $9.2       100.0%
                                                                    -----              -----       ------
                                                                     $9.2               $9.2       100.0%

PROCEEDS AVAILABLE FOR PAYMENT OF GENERAL UNSECURED CLAIMS                            $329.9
Trade Claims                                                        $31.5              $28.8        91.5%
11.0% Senior Notes due 2003                                        $182.4             $182.4       100.0%
8.875% Senior Subordinated Notes due 2008                          $146.8             $118.7        80.9%
                                                                   ------             ------       ------
      Total General Unsecured Claims                               $360.6             $329.9        91.5%
PROCEEDS AVAILABLE FOR DISTRIBUTION TO EQUITY                                           $0.0

SUMMARY OF RECOVERIES BY CLASS

                       Description                      Class        Under the Plan       Chapter 7
                       ----------------------------    -------       --------------     -------------
                       Secured Bank Debt               Class 2           100.0%             100.0%

                       General Unsecured Claims        Class 6           100.0%              91.5%

                       Senior Notes                    Class 4           100.0%             100.0%

                       Senior Subordinated Notes       Class 5           100.0%              80.9%

                       Equity                          Class 7               NA               0.0%

FOOTNOTES TO LIQUIDATION ANALYSIS

Proved Oil and Gas Reserves

Proved oil and gas reserves and future net revenue are estimated and reported annually by the Company. In addition, the Company engaged Netherland, Sewell and Associates, Inc. (NSAI) to provide a mid-year (June 30) reserve estimate. NSAI is an independent petroleum engineering consulting firm that prepared the Company's annual reserve report as of December 31, 1999 for the SEC filings required for public companies. The Company has also retained Huddleston & Co., Inc. to analyze the value of these oil and gas reserves.

The Company's estimate of the value associated with the proved reserves was calculated based on current NYMEX prices as of September 15, 2000 for years 2000, 2001, 2002, and 2003. These prices were escalated 3% per annum through 2009 and held constant thereafter. Gas prices were adjusted for BTU content, gas gathering fees, compression expense and regional basis. Oil prices were adjusted by lease for gravity, transportation fees, and regional price differences. The resultant values encompass the estimated value of the Company's pipelines, gathering systems, gas processing plants, compressors and other assets necessary to produce the reserves.

Probable & Possible Oil and Gas Reserves

KCS engaged NSAI to prepare an analysis of these reserve categories as of June 30, 2000. The probable and possible reserves are unrisked. The value of these reserves was calculated by Huddleston & Co., Inc. using the NSAI reserve estimates and the same pricing as used in estimating the value of the Proved Oil and Gas Reserves.

Prospect Inventory

The Company has a significant inventory of prospects and leads in the Gulf Coast, Mid-Continent, and to a lesser extent, Rocky Mountain areas. The Gulf Coast prospects offer the most significant reserve potential. Specifically, the Company is pursuing moderate risk, higher potential projects in South Texas, South Louisiana and the Mississippi Salt Basin. The Company has retained Huddleston & Co., Inc. to analyze the value of the prospect inventory of the Company as of June 2000. Huddleston & Co., Inc. believes the Company's prospect inventory is fairly valued at $17.4 million.

Other Non-Reserve Assets

Includes trucks, computers, furniture inventory, acreage, emission credits and seismic assets not included in the reserve values.

Accounts Receivable

The Company's customer base primarily consists of pipeline companies, oil and gas aggregators and refiners. Historically, the Company has experienced minimal bad debt expense. KCS does not expect its future collection of receivables to differ materially from its collection history.

Other Current Assets

Includes inventory, pre-paid drilling, pre-paid insurance, deposits and other current assets.

Net Liquidation Proceeds

Net Liquidation Proceeds have been discounted back to the Effective Date in order to make the recoveries to creditors and equity holders comparable under the Plan and as a result of a chapter 7 case. The analysis assumes a six month liquidation period and a 10.0% discount rate.

Trustee Fees

Section 326 of the Bankruptcy Code limits the chapter 7 trustee fees to 3.0% of all monies disbursed or tuned over in the case by the chapter 7 trustee to parties in interest, excluding the Debtor, but including holders of secured claims. In this analysis, chapter 7 trustee fees were estimated at the cap imposed by Section 326.

Wind Down Costs

Wind down costs consist of corporate overhead, severance, stay bonuses, and other related costs to be incurred during the chapter 7 liquidation period. Management assumes that the liquidation would occur over a six-month period and that such expenses, costs and overhead would decrease over time.

Professional Fees

Professional fees represent the costs of a chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management review of the nature of these costs and the outcomes of similar liquidations, fees were estimated to be $5.6 million which equates to approximately $950 thousand per month.

Bank Debt

As of the Effective Date, the Company estimates the balance under its bank facilities will be approximately $77.0 million, assuming the Company continues to pay $2.5 million per month to reduce its principal outstanding in accordance with the Cash Collateral Agreement.

Hedge Obligations

Hedge obligations reflects a secured transaction entered into by KCS Medallion and CIBC before the acquisition of KCS Medallion by KCS. Per the terms of the swap agreement, KCS is obligated to sell 1.7, 3.0, 2.5, 2.0, 1.7, and 1.1 BCFE in the six months ended December 31, 2000 and years 2001-2005, respectively, at $2.055/MMBTU. In addition, KCS has hedged 9 BCFE for the period July 1, 2000 through March 31, 2001 using no cost collars with floor prices of $2.70 to $3.53 per MMBTU and cap prices of $4.00 to $5.50 per MMBTU. Furthermore, the Company has entered into a swap agreement for approximately 0.2 BCFE for the period October 31, 2000 to March 31, 2001 at $5.04/MMBTU.

Trade Claims

Represents accounts payable and accrued liabilities.

Other Unsecured Claims

Other unsecured claims consist of $150.0 million of Senior Notes plus accrued interest of $32.4 million and $125.0 million of Senior Subordinated Notes plus accrued interest of $21.8 million as of December 31, 2000.

Administrative Expenses

Costs associated with the administration of the Chapter 11 case prior to its conversion to a chapter 7, including senior management severance programs and professional fees. Analysis assumes Chapter 11 case is converted to chapter 7 on the Effective Date.

                                    EXHIBIT F

                                   PROJECTIONS

                                 PROJECTIONS

RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

As a condition of confirmation of a plan, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of financial projections (the "Projections"), analyzed the ability of the Debtors to meet their obligations under the Plan and maintain sufficient liquidity and capital resources to conduct their business. The Projections were also prepared to assist each holder of a Claim in Classes 2, 5 and 6 and each holder of an Equity Interest in Class 7 in determining whether to accept or reject the Plan.

The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in KCS's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and on Form 10-Q for the fiscal quarter ended June 30, 2000. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Effective Date that are utilized in the Projections were prepared in September 2000 and were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtors to achieve the Projections.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. KCS'S INDEPENDENT PUBLIC ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE

DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.


SUMMARY OF SIGNIFICANT ASSUMPTIONS

The Debtors have developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

a.       Fiscal Years

         KCS's fiscal year ends on December 31 of each year.

b.       Plan Terms and Consummation

         The Projections assume an Effective Date of December 31, 2000 with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests. Whether or not consummation of the Plan occurs on or about December 31, 2000, there is no guarantee that, among other things, the trade creditors will support KCS as projected. A material reduction in trade credit and terms could materially impact KCS's ability to achieve the projected results. Further, if the Effective Date does not occur by December 31, 2000, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact KCS's results of operations and cash flow.

c.       Assumptions Preceding the Effective Date

         As a basis for the Projections, management has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that during the Chapter 11 cases, trade vendors will continue to provide KCS with goods and services on customary terms and credit.

d.       General Economic Conditions

         The Projections were prepared assuming that economic conditions in the markets served by KCS do not differ significantly over the next three fiscal years from current economic conditions. Inflation in revenues and costs are assumed to remain relatively low.

e.       Revenues

         Revenues are based on the twelve-month NYMEX price strips as of September 15, 2000 for natural gas and NYMEX WTI crude oil prices for the years 2000, 2001, 2002, and 2003. These prices were escalated 3% per annum through 2009 and held constant thereafter and were adjusted by regional basis differentials. Projected revenues also reflect the impact of existing commodity price hedges. Additionally, projected revenues are based upon the Company's assessment of future production, taking into consideration timing and risk factors, and assume continued capital investments in drill wells which yield economic results similar to those drilled in 1999. The assumed increases in revenues are based upon the assumptions as to general market conditions referred to above, certain growth rate assumptions, and through current and future new reserve development and acquisition.

f.       Lifting and Operating Expenses (LOE) and Production Taxes

         LOE and production taxes are projected to be consistent with current levels for proved reserves plus estimates for incremental costs projected to be incurred when new proved reserves are brought into production. In addition, they reflect the sale of certain higher cost properties as part of the Company's ongoing asset rationalization program.

g.       General and Administrative Expenses (G&A)

         G&A expenses are projected based on current expense levels initially, forecasted to increase 3% per annum after 2000, adjusted for the effect of selling certain higher cost properties.

h.       Income Taxes

         The Debtor anticipates having substantial NOL carry forwards on the Effective Date, which will be used to offset future domestic income. The Debtor is therefore assumed to have no income tax expense during the projection period.

i        Working Capital

         Working capital components have been estimated based upon underlying production levels and the analysis of historical averages.

j.       Capital Expenditures

         Capital expenditures consist primarily of investment in new oil and natural gas drilling, the development of oil and natural gas reserves and VPP investments. The Projections assume a level of capital expenditures which, consistent with management's business plan, can be supported by the capital structure and forecast operating results of Reorganized KCS. The Projections assume an average finding and development cost of $1.20 per Mcfe in 2001 and escalating 5 percent per annum thereafter for the Gulf Coast region ($1.75 per Mcfe in 2000) and $1.05 per Mcfe in 2001 and escalating 5 percent per annum thereafter ($0.95 per Mcfe in 2000) for the Mid-Continent region. The finding and development cost for VPP investments is based on a targeted 18.0% internal rate of return and NYMEX prices in effect in the year such investments are made.

k.       EBITDA

         EBITDA is defined for purposes of the Projections as earnings before interest expense, income tax provision, depreciation, depletion and amortization, restructuring expenses, and extraordinary items.

l.       Interest Expense

         Interest expense reflects interest on the New Credit Facility and interest on the $150.0 million of Senior Notes. Interest on the Senior Notes shall be payable semiannually in cash and interest on the New Credit Facility shall be payable monthly in cash.

m.       New Credit Facility

         Reorganized KCS is assumed to enter into a new revolving credit facility with an initial draw of $83.6 million with interest at LIBOR plus 3.0%.


n.       Refinancing of Senior Notes

         The Senior Notes are assumed to be refinanced in 2003 at a cost of $5.0 million. The cost is assumed to be amortized evenly over 7 years.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which KCS operates and will operate, the success or failure of KCS in implementing its current business and operational strategies, the business risk involved in drilling oil and gas wells, the uncertainty of natural gas and crude oil prices, the level of vendor trade support, labor relations and labor costs, the ability of KCS to maintain and improve its revenues and margins, the liquidity of KCS on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund its capital expenditure program). For additional information about KCS and relevant risk factors, see Section X, Certain Factors To Be Considered.

FINANCIAL PROJECTIONS

The financial projections prepared by management are summarized in the following tables. The projections assume that the Old Senior Subordinated Notes are exchanged for New Convertible Preferred Stock. The tables consist of an actual balance sheet, income statement, and cash flow statement for the fiscal year 1999 and a projected balance sheet, income statement, and cash flow statement for the fiscal years 2000 through 2003.

All captions in the attached projections do not correspond exactly to KCS's historical external reporting; some captions have been combined for presentation.

                               KCS ENERGY, INC.
                        PROJECTED STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       --------------------------------
                                        1999          2000          2001           2002           2003
                                        ----          ----          ----           ----           ----
Revenues                            $   136,491  $     178,084  $    196,465  $    206,078    $   197,176

Lease Operating Expenses                (26,624)       (25,439)      (23,977)      (26,127)       (26,025)
Production Taxes                         (3,524)        (5,880)       (7,202)       (6,763)        (6,090)
General & Administrative                 (9,847)        (8,000)       (7,983)       (8,222)        (8,469)
Restructuring Expenses                   (1,886)           -            -             -              -
DD&A                                    (50,967)       (46,342)      (46,201)      (65,392)       (77,058)
                                    ------------ -------------- ------------- -------------   ------------
     Total Expenses                     (92,848)       (85,662)      (85,363)     (106,504)      (117,642)
                                    ------------ -------------- ------------- -------------   ------------
Operating Income                         43,643         92,423       111,102        99,575         79,534

Interest & Other Income                     702            550           200           200            200
Interest Expense                        (40,005)       (27,727)      (24,648)      (21,778)       (19,721)
                                    ------------ -------------- ------------- -------------   ------------
     Subtotal                             4,340         65,246        86,654        77,997         60,013
Restructuring Expenses (a)                  -          (22,194)          -             -              -
                                    ------------ -------------- ------------- -------------   ------------
Pre-tax Income                            4,340         43,052        86,654        77,997         60,013
Federal & State Income Taxes                -              -             -             -              -
                                    ------------ -------------- ------------- -------------   ------------
     Net Income                           4,340         43,052        86,654        77,997         60,013
Preferred Stock Dividends                   -              -         (11,007)      (11,007)       (11,007)
                                    ------------ -------------- ------------- -------------   ------------
     Income for Common              $     4,340  $      43,052  $     75,647  $     66,990    $    49,007
                                    ------------ -------------- ------------- -------------   ------------
Average Shares Outstanding               29,266         29,266        29,266        29,266         29,266
Basic Earnings per Share            $      0.15  $        1.47  $       2.58  $       2.29    $      1.67

Fully-diluted Shares Outstanding         29,266         43,274        43,274        43,274         43,274
Fully-diluted Earnings per Share    $      0.15  $        0.99  $       2.00  $       1.80    $      1.39

EBITDA (b)                          $    97,198  $     139,315  $    157,503  $    165,167    $   156,792

EBITDA/Interest                            2.62           5.85          7.19          8.38           8.25
Total Debt/EBITDA                          3.93           1.68          1.29          1.14           1.20

(a) Includes non-cash write-off of unamortized debt expenses of Subordinated Notes and Old Bank Loans and fiscal year 2000 interest not accrued on Subordinated Debt in accordance with GAAP.

(b) Excludes restructuring expenses and extraordinary items.

                               KCS ENERGY, INC.
                           PROJECTED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                                                       AS OF DECEMBER 31,
                                                                       ------------------
                                                  1999            2000          2001         2002         2003
                                                  ----            ----          ----         ----         ----
Current Assets:
     Cash                                      $    10,584    $     5,000   $     5,000  $    5,000   $     5,000
     Accounts Receivable                            21,941         37,162        40,673      41,623        39,473
     Other                                           7,571          4,271         4,271       4,271         4,271
                                               -----------    -----------   -----------  ----------   -----------
          Total Current Assets                      40,096         46,433        49,944      50,894        48,744

Property, Plant & Equipment, net                   236,967        255,125       300,196     354,014       401,288
Other Assets                                         7,869          4,813         2,063           -         4,286
                                               -----------    -----------   -----------  ----------   -----------
     Total Assets                              $   284,932    $   306,370   $   352,203  $  404,907   $   454,317
                                               ===========    ===========   ===========  ==========   ===========

Current Liabilities:
     Accounts Payable & Accrued Liabilities    $    24,602    $    23,372   $    24,073  $   24,465   $    24,868
     Accrued Interest on Notes                      26,444          7,563         7,563       7,563         7,563
                                               -----------    -----------   -----------  ----------   -----------
          Total Current Liabilities                 51,046         30,934        31,636      32,027        32,430
                                               -----------    -----------   -----------  ----------   -----------

Deferred Taxes                                         -              -             -           -             -
Other Long-term Liabilities                          1,910          1,910         1,910       1,910         1,910
                                               -----------    -----------   -----------  ----------   -----------
     Total Other Long-term Liabilities               1,910          1,910         1,910       1,910         1,910
                                               -----------    -----------   -----------  ----------   -----------

Long-Term Debt:
     11.000% Senior Notes                          149,724        150,000       150,000     150,000       150,000
     8.875% Subordinated Notes                     125,000            -             -           -             -
     Bank Debt                                     107,095         83,561        53,045      38,368        38,368
                                               -----------    -----------   -----------  ----------   -----------
          Total Long-Term Debt                     381,819        233,561       203,045     188,368       188,368
                                               -----------    -----------   -----------  ----------   -----------

Preferred Stock                                        -          146,756       146,756     146,756       146,756
Common Equity                                     (149,843)      (106,791)      (31,144)     35,846        84,853
                                               -----------    -----------   -----------  ----------   -----------
     Total Equity                                 (149,843)        39,965       115,612     182,602       231,609
                                               -----------    -----------   -----------  ----------   -----------

Total Liabilities & Equity                     $   284,932    $   306,370   $   352,203  $  404,907   $   454,317
                                               ===========    ===========   ===========  ==========   ===========

                               KCS ENERGY, INC.
              PROJECTED STATEMENTS OF SOURCES AND USES OF FUNDS
                            (DOLLARS IN THOUSANDS)

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                  --------------------------------
                                                   1999          2000           2001         2002           2003
                                                   ----          ----           ----         ----           ----
Net Income to Common                           $     4,340   $   43,052     $   75,647   $    66,990   $     49,007
Depreciation, Depletion & Amortization              50,967       46,342         46,201        65,392         77,058
Deferred Taxes                                         -            -              -             -                -
Other Non-cash items, net                            2,862        8,557          2,750         2,063            714
                                               -----------   ----------     ----------   -----------   ------------
     Cash Flow                                      58,169       97,951        124,598       134,445        126,779

Repayment of Accrued Interest Expense                  -        (18,882)           -             -                -
Changes in Working Capital (a)                      13,294      (13,151)        (2,810)         (558)         2,554
                                               -----------   ----------     ----------   -----------   ------------
     Funds from Operations                          71,463       65,918        121,789       133,887        129,333
                                               -----------   ----------     ----------   -----------   ------------

Funds Used in Investing Activities:
     Capital Expenditures
          Oil & Gas Properties                     (60,000)     (65,000)      (120,773)     (133,709)      (133,833)
          Other Assets                                 840         (500)          (500)         (500)          (500)
     Proceeds from Asset Sales                      27,718        1,000         30,000        15,000         10,000
                                               -----------   ----------     ----------   -----------   ------------
          Funds Used in Investing Activities       (31,442)     (64,500)       (91,273)     (119,209)      (124,333)
                                               -----------   ----------     ----------   -----------   ------------

Cash Flows from Financing Activities:
     Change in Bank Debt and Senior Notes          (28,605)     (23,258)       (30,515)      (14,677)           -
     Conversion of Subordinated Notes                  -       (125,000)           -             -              -
     Issuance of Common Equity                          21          -              -             -
     Issuance Preferred Stock                          -        146,756            -             -              -
     Dividends Paid                                   (585)         -              -             -              -
     Deferred Financing Costs & Other               (1,144)      (5,500)           -             -           (5,000)
                                               -----------   ----------     ----------   -----------   ------------
          Net Cash from Financing Activities       (30,313)      (7,002)       (30,515)      (14,677)        (5,000)
                                               -----------   ----------     ----------   -----------   ------------
Increase (Decrease) in Cash                    $     9,708   $   (5,584)    $      -     $       -     $        -
                                               ===========   ==========     ==========   ===========   ============

(a) Excluding change in Accrued Interest.

                                    EXHIBIT G

                              REORGANIZATION VALUE

                           REORGANIZATION VALUATION


A.       ESTIMATED LIQUIDATION VALUE OF ASSETS

As a condition to confirmation of the Plan, section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each holder of a Claim or Equity Interest in an impaired class of Claims or Equity Interests that has not voted to accept the Plan must receive on account of such Claim or Equity Interest consideration of a value on the Effective Date not less than that which it would receive if KCS was liquidated under chapter 7 of the Bankruptcy Code. The information contained in Exhibit C attached to this Disclosure Statement provides a summary of the liquidation values of KCS's assets, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of KCS. Reference should be made to the Liquidation Analysis annexed as Exhibit C to this Disclosure Statement for a complete discussion and presentation of such liquidation analysis. The Liquidation Analysis was prepared by the Company and Houlihan Lokey.

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the management of KCS, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of KCS and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if KCS was actually to be the subject of such a liquidation. The chapter 7 liquidation period is assumed to be a period of six months following the operations of the Debtors in their Chapter 11 Cases for six months. This period would allow for the collection of receivables, the sale of assets, and the winding down of operations.

B.       REORGANIZATION VALUE

KCS has been advised by Houlihan Lokey with respect to the value of Reorganized KCS. Houlihan Lokey has undertaken its valuation analysis for the purpose of determining the value available to distribute to creditors and Equity Interest holders pursuant to the Plan and to analyze the relative recoveries to creditors and Equity Interest holders thereunder. The analysis is based on the Company's financial projections as well as current market conditions and statistics. The values are as of an assumed Effective Date of December 31, 2000 and are based upon information available to and analyses undertaken by Houlihan Lokey in September 2000. As of June 2000, the Company has retained Huddleston & Co., Inc. to analyze the value of the oil and gas reserves and certain other assets of the Company. The value of Reorganized KCS reflects the enterprise value of Reorganized KCS which includes (i) the going concern value of KCS's business and (ii) the excess unrestricted cash available to the Company on the Effective Date. Based upon the foregoing assumptions, the reorganization value of Reorganized KCS is assumed for purposes of the Plan by KCS, based on advice from Houlihan Lokey, to be approximately $550.0 million to $650.0 million, with a mid-point value of $600.0 million.

Based on a mid-point going concern enterprise value of Reorganized KCS of $600.0 million, KCS has employed an assumed range of common equity values for Reorganized KCS of approximately $181.0 million to $281.0 million, with a midpoint of $231.0 million. Based on the aforementioned range of equity values for Reorganized KCS and the 29,265,810 shares of Common Stock presently outstanding, the value per share of the Common Stock is estimated to range from $6.20 to $9.60, with a mid-point of $7.90.

In developing a conclusion regarding the enterprise value of Reorganized KCS, Houlihan Lokey utilized four different going-concern valuation approaches: (i) the asset approach, (ii) the market multiple approach, (iii) the comparative transaction approach and (iv) the discounted cash flow approach. The asset approach calculated the value of the enterprise as the sum of the value of its assets; however, the asset approach does not assume that the Company's assets are sold under a forced liquidation. Consequently, the Company is able to realize greater value in its assets. Proved and probable reserves were valued at their PV-10 value and risk adjusted by reserve category, utilizing pricing assumptions consistent with those used for purposes of calculating the liquidation value of KCS. Prospect reserves were valued by Huddleston & Co., Inc. For assets other than reserves, this approach involved the determination of the recoverable value of the individual asset values based on recent transactions for similar assets in the marketplace and/or the projected book value of the assets at the Effective Date.

The market multiple approach involves the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly-traded companies, selected on the basis of operational and economic similarity with the principal business operations of the Company. Earnings and cash flow multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between KCS and the public companies formed the basis for the selection of appropriate risk-adjusted multiples for the

Company. The risk analysis incorporates both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which KCS and other comparative companies are engaged.

The comparative transaction approach involves the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of acquisitions of companies that have an operational and economic similarity with the principal business operations of the Company. Earnings and cash flow multiples were calculated based upon the transaction prices and the trailing earnings and cash flow levels of the target companies.

In employing the discounted cash flow approach, the Company's financial projections were analyzed on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a value indication for Reorganized KCS. A provision for the value of the Company at the end of the forecast period, or terminal value, was also made. The present value of the cash flows and the terminal value are determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was determined by analyzing rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to KCS. The discount rate was based on the weighted average cost of capital ("WACC") for companies engaged in operations similar to the Company's. Adjustments to the WACC and its calculation were made for the various sizes of the comparable companies. The foregoing valuations are based on a number of additional assumptions, including a successful reorganization of KCS's business and finances in a timely manner, the probability of achievement of the forecasts reflected in the financial projections, the projected amount of available unrestricted cash at the Effective Date, the availability of certain tax attributes, the continuation of current market conditions through the Effective Date and the Plan becoming effective in accordance with its terms.

Estimates of value do not purport to be appraisals or necessarily reflect the values that may be realized if assets are sold through a formal sales process. The estimates of value represent hypothetical reorganization values of Reorganized KCS as the continuing owner and operator of its business and assets. Such estimates reflect computations of the estimated reorganization value of Reorganized KCS through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the Company's business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. AS A RESULT, THE ESTIMATE OF THE RANGE OF REORGANIZATION VALUES AND THE GOING CONCERN VALUE OF KCS'S BUSINESS SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER KCS, HOULIHAN LOKEY, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE MARKET VALUATION OF NEWLY ISSUED SECURITIES SUCH AS THE NEW CONVERTIBLE PREFERRED STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. It should be noted that there is presently no trading market for the New Convertible Preferred Stock and there can be no assurance that such a trading market will develop.

In preparing a range of the estimated reorganization value of Reorganized KCS and the going concern value of KCS's business, Houlihan Lokey: (i) reviewed certain historical financial information of KCS for recent years and interim periods, (ii) reviewed certain internal financial and operating data of KCS, including financial projections provided by management relating to its business and prospects, (iii) met with certain members of senior management of KCS to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed, generally comparable to the operating business of KCS, (v) reviewed the financial terms to the extent publicly available of certain acquisitions of companies that Houlihan Lokey believes are comparable to the operating business of KCS, (vi) considered certain economic and industry information relevant to the operating business, and (vii) conducted such other analyses as Houlihan Lokey deemed appropriate. Although Houlihan Lokey conducted a review and analysis of KCS's business, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all financial and other information furnished to it by KCS and publicly available information. In addition, Houlihan Lokey did not independently verify management's projections in connection with such valuation and no independent evaluations or appraisals of KCS's assets were sought or were obtained in connection therewith.

THERE CAN BE NO ASSURANCE THAT THE COMMON STOCK WILL TRADE AT THE ESTIMATED REORGANIZATION EQUITY VALUE PER SHARE. IN ADDITION, THE MATHEMATICAL COMPUTATION METHODOLOGY USED DOES NOT ACCOUNT FOR THE POTENTIAL DILUTIVE IMPACT OF THE

MANAGEMENT OPTIONS. FINALLY ACTUAL TRADING VALUES FOR THE COMMON STOCK FREQUENTLY DIFFER MATERIALLY FROM THOSE VALUES DERIVED FROM MATHEMATICAL COMPUTATIONS. ACCORDINGLY, THE FOREGOING COMPUTATION OF VALUE CANNOT BE RELIED UPON AS A MEASURE OF REALIZABLE VALUE OF THE COMMON STOCK.

THE VALUATIONS HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUES ASCRIBED IN THE ANALYSIS DO NOT PURPORT TO BE ESTIMATES OF THE POST-REORGANIZATION MARKET TRADING VALUES. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.